As Filed with the Securities and Exchange Commission on June 24, 1999

                                                      Registration No. 333-78115

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    --------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                                    --------

                          SHAMAN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                              94-3095806
   (State or other jurisdiction of                (I.R.S. Employer
    Incorporation or organization)             Identification Number)

                              213 East Grand Avenue
                   South San Francisco, California 94080-4812
                                 (650) 952-7070
    (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

                                  LISA A. CONTE
                      President and Chief Executive Officer
                          Shaman Pharmaceuticals, Inc.
                              213 East Grand Avenue
                   South San Francisco, California 94080-4812
                                 (650) 952-7070
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                                   Copies to:
                                Donald C. Reinke
                                Bruce P. Johnson
                            Bay Venture Counsel, LLP
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                                  510-273-8750

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                    --------

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                  ---------------------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until the Registration
  Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

              Subject to Completion, Dated ________________, 1999


        1,000,000 Rights to Purchase Series R Convertible Preferred Stock

            1,000,000 Shares of Series R Convertible Preferred Stock


                          Shaman Pharmaceuticals, Inc.


We are offering to sell up to 1,000,000 shares of our Series R Convertible Preferred Stock to all persons who were owners of our common stock on _____________, 1999, and an indeterminate number of shares of our common stock as may be issuable upon conversion of the Series R Convertible Preferred Stock or as a result of stock splits, stock dividends and other
similar transactions.   This offering is not being underwritten.  There is no
minimum number of shares that we must sell to complete the rights offering.

Each share of Series R Preferred Stock will automatically convert on February 1, 2000 into a number of shares of common stock equal to $15.00 divided by the conversion price then in effect. The conversion price shall be equal to the lesser of $_____, which is equal to 10% of the average closing sales price of our common stock as reported on the OTC Bulletin Board for the 10 trading days ending three trading days prior to the date of this prospectus, or the price that is equal to 10% of the average closing sales price of our common stock for the 10 trading days ending three trading days prior to February 1, 2000. The Series R Preferred Stock will be entitled to receive dividends and will have liquidation rights as described in this prospectus. Each share of Series R Preferred Stock will have the right to vote on all matters submitted or required to be submitted to the vote of the stockholders and shall have 100 votes per share.

If you owned common stock on ______________, 1999, the record date for this offering, you will receive, at no cost, a right to buy seven shares of Series
R Preferred Stock at a price of $15.00 per share for each _______shares of common stock that you owned on this record date. This right is called the basic subscription privilege. If you elect to purchase all of the shares that you are eligible to purchase, you may also request to buy additional shares of Series R Preferred Stock at the same price as the basic subscription privilege. This right is called the over-subscription privilege. You must purchase a minimum of seven shares of Series R Preferred Stock to participate, and if you hold fewer than ___ shares of common stock on the record date, you will be allowed to purchase seven shares of Series R Preferred Stock, which will be considered your basic subscription privilege. Your subscription rights are not transferable and will not be listed for trading on any stock exchange.

You may purchase shares beginning on the date of this prospectus and until 5:00 p.m. Eastern Daylight Savings Time on August ___, 1999. If you wish to participate in this offering, we recommend that you follow the instructions set forth in this document and that you submit all subscription documents to the subscription agent at least 10 days before the deadline. All subscriptions will be held in escrow by our subscription agent, BankBoston, N.A., until accepted by Shaman. We reserve the right to cancel or extend the subscription rights offering at any time before the expiration date.

Our common stock is traded on the Over-the-Counter Electronic Bulletin
Board under the symbol "SHMN." On June 15, 1999, the last sale price for the common stock as quoted on the OTC Bulletin Board was $1.56 per share. We have applied for approval for quotation of the Series R Preferred Stock on the OTC Bulletin Board under the symbol "SHMNO."
                                 --------------

You should carefully consider the risk factors beginning on page 11 before purchasing any of the Series R Convertible Preferred Stock.
                                 ---------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is _____________________, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective and all consents have been obtained from the relevant state securities commissions. We are not offering to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    [This Page Intentionally Left Blank]

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.






                                TABLE OF CONTENTS



                                                                        Page
Prospectus Summary.....................................................   4
Risk Factors...........................................................  11
Where You Can Find More Information....................................  20
Use of Proceeds........................................................  21
Price Range of Common Stock............................................  22
Dividend Policy........................................................  22
Capitalization.........................................................  23
Selected Financial Data................................................  24
Management's Discussion and Analysis of Financial Condition
  And Results of Operations............................................  25
Business...............................................................  32
Management.............................................................  42
Capital Stock..........................................................  58
Shares Eligible for Future Sale........................................  64
The Rights Offering....................................................  65
Legal Matters..........................................................  70
Experts................................................................  70
Index to Financial Statements.......................................... F-1

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements, carefully before making an investment decision.


      All information contained in this prospectus reflects a 1-for-20 reverse stock split of the common stock effected on June 22, 1999.

                          Shaman Pharmaceuticals, Inc.


Our Business, Strategy and Products


     We are focused on the discovery, development, and marketing of novel, proprietary botanical dietary supplements derived from tropical plant sources. We intend to implement our commercialization efforts through our recently established botanicals division, which we have named ShamanBotanicals.com. Our commercialization plan includes the use of community building initiatives on the Internet and other distribution channels, and is based on marketing our exclusive access to our proprietary branded products. We also have available for out-licensing a pipeline of botanical product candidates, as well as novel pharmaceutical product candidates for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.

     In 1997, the U.S. dietary supplement market was $12.9 billion, of which over $4.0 billion was comprised of herbal or botanical dietary supplements. In 1998, this number was projected to reach $5.0 billion, with a compounded yearly growth rate of approximately 35%. In 1997, 24% of people within U.S. households reported using botanical dietary supplements. The growth of this market has been led by consumers who are interested in complementary, non-pharmaceutical options for treating symptoms, fulfilling unmet dietary needs, and optimizing health, either as an alternative to, or in conjunction with, more conventional medical approaches. We believe that the use of these products will continue to expand based upon the aging of the U.S. population, increasing scientific evidence and acceptance by the conventional medical establishment, and the recent entrance of powerful consumer companies which provide greater product confidence, while broadening the base of consumer users.

     The unique positioning of our botanicals business stems from our significant financial investment in our prior pharmaceutical product candidates, more than 10 years of extensive field research by our teams of ethnobotanists and physicians, and pharmaceutical-level chemical standardization, and biological and clinical testing. We are applying this methodology to our new industry, and we intend to set a new standard in this industry. In the last decade, we have amassed a large body of information on the health benefits of thousands of tropical plant species that have a history of human use and have organized this information into an extensive relational database. This database includes information on over 2,600 tropical plants, many of which have not been introduced or fully developed in the U.S. dietary supplement market. We have identified plants with a documented ethnomedical history of use in our library and database of botanicals for use in key market categories with significant commercial potential. Because many of these plants reflect the previously untapped plant diversity of the rainforests, many represent novel botanical products that we believe present an opportunity to attain a strong, proprietary market position. We currently have a fully-developed product, SB-300, and we expect to commercialize this product in the near future by applying the funds raised in this rights offering and raised through partnering development agreements we are working to put in place.


     We have the opportunity to differentiate our product candidates in consumers' minds relative to those of our competitors. Key points of differentiation include:


       *  Novel plants/products for unmet needs;
       *  Documented, first-hand field experience with traditional use;
       * Rainforest-based plants and products, since most botanical supplements products currently come from plants found in temperate areas;
       *  Our commitment to conservation and reciprocity;
       *  Sustainable sourcing and supply;
       *  Quality manufactured, standardized products; and
       *  Clinically-tested products.

      Our commercialization strategy is to create high-end branding of the Shaman name on our propriety products addressing serious unmet healthcare concerns, and to market these proprietary products to specific communities affected by such healthcare issues. Our e-commerce web site, ShamanBotanicals.com, which is currently under construction, will be designed to include several distinct features, such as exclusive access to our proprietary products, and links to peer-reviewed clinical data supporting the clinical action of our products. We also intend to offer access to certain medical experts, in some cases exclusively, for medical commentary. Other planned features of our web site include bulletin board postings, community chat rooms, customer security and customization, and affiliate programs. Finally, information on our reciprocity programs will be available as well.

      Our first product launch will be SB-300, a botanical dietary supplement to normalize water flow in the bowel and promote stool formation. SB-300 will initially be targeted to people with AIDS/HIV who suffer from chronic diarrhea. We plan to market SB-300 via the Internet, 1-800 direct response advertising, limited storefront access in major market cities, and focused mail order opportunities. In addition, we are working with several leading treatment activists to have them feature the introduction of this product in their regional organizations' newsletters. We expect to begin marketing SB-300 commencing in the third quarter of 1999.

      Commencing fourth quarter of 1999, we also intend to market SB-300 to travelers and others suffering from acute episodes of diarrhea. The product will be differentiated from that targeted to the AIDS/HIV community in that it will be a lower dose and packaged in smaller quantities to address the nature of its expected use in the target customer base.

      We believe that selling a traveler's health-related product on the Internet presents an attractive marketing opportunity since two primary uses of the Internet are currently healthcare information and travel. We intend to market this product with banner advertising at affiliate travel sites and point of purchase at high-risk diarrhea destinations, sample programs to adventure travel and tour companies traveling to such areas, and other highly focused target customer programs.

      We are also working to develop a second product line based on a diet system to mitigate Syndrome X symptoms. Syndrome X is the cluster of metabolic disorders that occur in the face of elevated insulin when an individual is insulin resistant, yet still maintains glucose control and is therefore not diabetic. This cluster of coronary heart disease risk factors, such as elevated triglycerides and lower HDL-cholesterol, the "good" cholesterol, are the silent killers associated with Syndrome X. Shaman's Sr. Vice President of Clinical Research, Dr. Gerald Reaven, has developed a trademarked Syndrome X diet system for persons exhibiting Syndrome X symptoms, and has performed over 20 years of clinical research documenting the benefits of this diet system. Direct comparison clinical trial data supports that this diet system provides superior benefits to those exhibiting Syndrome X symptoms than the low fat/high carbohydrate diet guidelines recommended by the American Heart Association.

      Approximately 30% of the US population is insulin resistant and subject to Syndrome X. We anticipate that a product line would include bars, drinks, and snacks which follow the trademarked anti-Syndrome X diet system, infused with proprietary Shaman botanicals to address further these metabolic disorders.

      Many people with AIDS/HIV who are effectively managing the AIDS virus with their antiviral therapies are now also demonstrating metabolic abnormalities consistent with insulin resistance and Syndrome X and are progressing to coronary heart disease and type II diabetes. We intend to leverage the identity we will work to establish in the AIDS/HIV community through our SB-300 product to commence marketing our Syndrome X diet system in this community, and intend to initially target this community.

      We have identified multiple areas of future dietary supplement product interest and have identified specific priority product candidates. Some of these proposed product areas include gastrointestinal relief, sexual function aids, antioxidants/cardiovascular protectors, sleeping aids, calming agents and weight management. Products in these areas may be developed under the Shaman brand in the future, or selectively out-licensed.





Our History


      Until December 1998, we were solely focused on developing pharmaceuticals products derived from tropical plant sources. Our pharmaceutical business model was dependent upon our ability to launch our first pharmaceutical product in 1999. As a result of the U.S. Food and Drug Administration response to our proposed fast-track New Drug Application package for our leading pharmaceutical product candidate, SP-303/Provir and insufficient resources to continue the costly process of conducting a second pivotal trial which would have created significant delays, we restructured our business to focus on the development and marketing of dietary supplements. As a result, we now have available for out-licensing our pipeline of novel pharmaceutical product candidates for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.


      We were incorporated in California in May 1989, began operations in March 1990 and reincorporated in Delaware in January 1993. Our address is 213 East Grand Avenue, South San Francisco, California, 94080-4812 and our telephone number is (650) 952-7070. Our web site is located at http://www.shaman.com. Information contained on our web site does not constitute part of this prospectus.

      Provir(TM), SP-303(TM), SB-300(TM), ShamanBotanicals.com(TM), Syndrome X Diet(TM), and our stylized logo are trademarks of Shaman. Shaman Pharmaceuticals
(R) is a registered U.S. trademark of Shaman Pharmaceuticals, Inc.


                         Summary of the Rights Offering



Series R Convertible Preferred
  Stock offered by Shaman..... 1,000,000 shares at $15.00 per share offered on a pro-rata "rights offering" basis to all owners of shares of our common stock on ___________, 1999.

Preferred stock outstanding
  after the offering.......... Up to 1,016,667 shares of  Series R Convertible
                               Preferred Stock
                               115,958 shares of Series C Convertible Preferred Stock
                               1,478 shares of Series D Convertible Preferred Stock

Common stock outstanding after
  the offering................ 2,596,975 shares

                               This number is based on shares outstanding as of June 15, 1999 and excludes (1) 68,065 shares of common stock subject to outstanding options under our stock option plans; (2) 104,833 shares reserved for issuance for outstanding warrants;
                               (3) an estimated 6,588,523 shares reserved for issuance upon the conversion of Series C Convertible Preferred Stock; (4) an estimated 1,274,205 shares reserved for issuance upon the conversion of Series D Convertible Preferred Stock and (5) approximately 81,733,450 shares reserved for issuance upon the conversion of the Series R Preferred Stock being offered hereby and the shares of Series R Preferred Stock that are currently outstanding and are reserved for issuance upon exercise of outstanding warrants, based upon a conversion price of the Series R Preferred Stock of $0.20, which is equal to 10% of the average closing sales price of the common stock for the 10 trading days ending three trading days prior to June 15, 1999.

Use of proceeds............... We intend to use approximately $600,000 of the funds generated by this rights offering to repay a senior secured lender, and in addition expect to repay up to $1,000,000 borrowed by Shaman to the extent such debt has not been converted into shares of Series R Preferred Stock at the election of the debtholders under a credit agreement entered into in April 1999. The remaining proceeds will be used to fund the initial commercialization of our first product, SB-300, expected to be approximately $2.5 million for initial launch, and to pursue development, production and marketing of our botanicals products, and for working capital, including current liabilities and general purposes. There is no minimum number of shares that we must sell to complete this offering, and the proceeds we receive in this offering could be substantially less than the total of $15 million being offered.



Description of Series R
  Convertible Preferred Stock. The Series R Preferred Stock will automatically convert into shares of common stock on February 1, 2000. The following is the formula which will be used to calculate the conversion of Series R Preferred Stock: $15 divided by the conversion price equals the number of common stock shares into which each share of Series R Preferred Stock is convertible. The conversion price will be equal to the lower of $_______, which is equal to 10% of the average closing sales price of our common stock on the OTC Bulletin Board for the 10 trading days ending three trading days prior to the date of this prospectus, or a per share price that is equal to 10% of the average closing sales price of our common stock for the 10 trading days ending three trading days prior to February 1, 2000.

Description of Series R
  Convertible Preferred
  Stock (continued)........... The Series R Preferred Stock will be entitled to receive dividends only to the extent that our common stock is entitled to receive dividends and will participate with the common stock pro rata on an as-converted to common stock basis, based on a conversion ratio of ___ shares of common stock for each share of Series R Preferred
                               Stock. In the event of liquidation, dissolution or winding up of Shaman, the holders of the Series R Preferred Stock are entitled to receive, in preference to the holders of the common stock but after payment of the liquidation preferences of any outstanding shares of Series C Preferred Stock and Series D Preferred Stock, an amount equal to $15 per share. Each share of Series R Preferred Stock will have the right to vote on all matters submitted or required to be submitted to the vote of the stockholders and shall have 100 votes per share.


Eligible stockholders......... Only persons who owned shares of our common stock on _________________, 1999 will be eligible
                               to purchase shares of Series R Preferred Stock in this offering.

Subscription rights........... If you are an eligible stockholder, you will have two subscription rights:


                               (1)Basic subscription privilege. If you held
                                  common stock on ____________, 1999, then you will have the right to purchase ___ shares of Series R Preferred Stock at a price of $15 per share, for each share of common stock you owned as of ____________, 1999. We require a minimum subscription of seven shares of Series R Preferred Stock, or $105. This means that if you hold fewer than ___ shares of common stock on the record date, you will be allowed to purchase seven shares of Series R Preferred Stock to meet the minimum subscription requirement, which will be considered your basic subscription privilege.

                               (2)Over-subscription privilege. If you elect to
                                  purchase all of the shares that you are
                                  eligible to purchase in your basic
                                  subscription privilege, you may also request to buy additional shares. In exercising this over-subscription privilege, you must specify the maximum number of shares of Series R Preferred Stock that you are willing to buy at $15.00 per share.


                               We will round up to the nearest whole number in determining the number of shares that we will issue to each stockholder pursuant to these rights.


Non-transferabiltiy of
subscription rights........... Your basic subscription and  over-subscription rights are not transferable.

Allocation of shares.......... If we receive subscriptions for more shares than are being offered, we will allocate shares first to those stockholders who are exercising their basic subscription privilege. We will then allocate the remaining shares among those who exercise the over-subscription privilege, in proportion to the maximum number of shares that each subscriber offers to purchase above his basic subscription privilege.

Payment for shares............ Payment for shares may be made by delivery of cash, check or money order.

How to subscribe ..............You should carefully complete and sign the subscription agreement enclosed with this prospectus and forward it to BankBoston, N.A., our subscription agent, whose address appears below. Be sure to include with your subscription agreement a check or money order for the full amount of your subscription price, including any shares for which you have over-subscribed.
                               Checks and money orders will be cashed and held in escrow by our subscription agent, but will not be distributed to Shaman until we accept your subscription in whole or in part. If your subscription is accepted in part due to over-subscription, the subscription agent will forward to you a check for the difference. No interest will be paid on the funds submitted for subscription.


Cancellation of subscription.. Once you have submitted your subscription documents, your exercise of subscription rights may not be revoked.


Delivery of subscription       Subscription documents should be delivered to the
  documents................... applicable address below:

                                                 By Mail
                                                 -------
                                                BankBoston
                                            Corporate Actions
                                              P.O. Box 8029
                                          Boston, MA 02266-8029

                                                 By Hand
                                                 -------
                                 Securities Transfer & Reporting Services
                                           C/O Boston EquiServe
                                      100 Williams Street, Galleria
                                            New York, NY 10038

                                           By Overnight Carrier
                                           --------------------
                                             Boston EquiServe
                                          Attn: Corporate Actions
                                            150 Royall Street
                                             Canton, MA 02021


Persons wishing to exercise
  for the benefit of others... Brokers, banks, trustees and other individuals or entities that hold common stock for the benefit of others may, if authorized by the beneficial owner, complete the subscription agreement and submit it to the subscription agent with the proper payment.

Delivery of certificates for
  Series R Convertible
  Preferred Stock............. Certificates representing shares of Series
                               R Preferred Stock will be delivered to
                               subscribers as soon as practicable after your basic subscription has been accepted, which may occur at any time prior to the expiration of this offering. Our acceptance of your basic subscription privilege or any other stockholder's basic subscription privilege is not subject to the receipt of any minimum amount of subscriptions. We may accept your basic subscription amount prior to accepting your over-subscription amount. In that event, we will deliver stock certificates for the basic subscription amount, and the subscription agent will retain the over subscription amount in escrow until the expiration of this offering. At that time, we will determine the amount of the over-subscription to be accepted for each stockholder, and will issue stock certificates and refund any balance due to the stockholders. We expect that this may take two weeks or longer following our acceptance of your subscription, due to the need to allow checks for subscription funds to clear. There is no minimum number of shares we must sell to complete this offering, and we may only be able to sell substantially less of the Series R Preferred Stock than we are offering.


Certain federal income tax
  consequences................ Your receipt or exercise of the subscription rights should not be treated as a taxable event for United States federal income tax purposes, but may have other tax effects.


Expiration date of rights
  offering.................... August ____, 1999, at 5:00 p.m. Eastern Daylight
                               Savings Time, unless extended by Shaman in its sole discretion.


Termination of offering....... We may cancel this offering at any time. If we cancel the offering, we will return your subscription payment without interest.

Proposed OTC Bulletin Board
  trading symbol for the
  Series R Preferred Stock.... SHMNO

Questions regarding the
  offering....................  If you have any questions about this offering, including questions about subscription
                                procedures and requests for additional copies of this prospectus or other documents, please contact:

                                Shareholder Communications Corporation
                                17 State Street
                                New York, NY 10004
                                Stockholders may also telephone at
                                1-800-546-8622, and banks and brokers may telephone at 1-212-805-7113.

                          Summary Financial Information


     We are providing the following information to aid you in the analysis of the offering. We derived the information for the years ended December 31, 1996, 1997 and 1998 from our audited financial statements for 1996 through 1998 which are included elsewhere in this prospectus. We derived the unaudited information for the quarters ended March 31, 1998 and 1999 and at March 31, 1999 (actual) from unaudited financial statements which are not included in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods shown herein are not necessarily indicative of operating results for the entire year. This information is only a summary and you should read it in conjunction with Shaman's financial statements and related notes, and
Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus and contained in annual reports, quarterly reports and other information on file with the Securities and Exchange Commission.



Statement of Operations Data
(in thousands, except per share data)


                                                       Year Ended December 31,            Three Months Ended March 31,
                                                  ---------------------------------      -----------------------------
                                                    1996         1997        1998              1998         1999
                                                  --------     --------    --------          --------     --------


 Revenue from collaborative agreements            $  3,406     $  3,500    $  2,660          $    875     $      -

  Operating expenses:
     Research and development                       19,138       24,140      32,393             7,513        2,468
     General and administrative                      3,537        4,833       5,565             1,276        1,494
     Restructuring costs                                 -            -           -                 -        2,189
                                                  --------     --------    --------          --------     --------
 Total operating expenses                           22,675       28,973      37,958             8,789        6,151
                                                  --------     --------    --------          --------     --------
 Loss from operations                              (19,269)     (25,473)    (35,298)           (7,914)      (6,151)
 Interest income (expense), net                        479       (3,815)     (1,483)             (575)        (186)
                                                  --------     --------    --------          --------     --------
 Net loss                                          (18,790)     (29,288)    (36,781)           (8,489)      (6,337)
 Deemed dividend on Preferred Stock                      -            -      (1,742)                -       (2,273)
                                                  --------     --------    --------          --------     --------
 Net loss applicable to Common Stockholders       $(18,790)    $(29,288)   $(38,523)         $ (8,489)    $ (8,610)
                                                 =========    =========   =========         =========    =========
 Basic and diluted net loss per Common Share      $ (27.85)    $ (34.44)   $ (38.31)         $  (9.52)     $ (5.18)
                                                 =========    =========   =========         =========    =========
 Shares used in calculation of basic and
   diluted net loss per Common Share                   675          850       1,006               892        1,663
                                                 =========    =========   =========         =========    =========


     The following table indicates a summary of our balance sheet at March 31, 1999, and as adjusted to reflect the sale of 1,000,000 shares of Series R Convertible Preferred Stock after deducting estimated offering expenses of $300,000. See "Use of Proceeds" and "Capitalization."


Balance Sheet Data
                                                               March 31, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                          -------   -----------
                                                              (unaudited)

  Cash, cash equivalents, and short-term investments      $  2,711     $ 17,411
  Working capital                                           (5,531)       9,169
  Total assets                                               6,323       21,023
  Long-term obligations, including current installments      4,287        4,287
  Accumulated deficit                                     (159,043)    (159,043)
  Total stockholders' equity (net capital deficiency)       (4,167)      10,533


                                  RISK FACTORS


      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our Series R Convertible Preferred Stock. The risks and uncertainties described below may not be the only ones facing Shaman. Additional risks and uncertainties not presently known to us may also impair our business. These risk factors supplement and do not supercede the risk factors contained in our annual report on Form 10-K for the year ended December 31, 1998 and any other filings we make with the Securities and Exchange Commission. If any of the following risks actually occur, our business, operating results and financial condition and your investment in us could be materially and adversely affected. In such case, the trading price of our stock, both common and preferred, could decline and you might lose all or part of your investment.


      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the Rights Offering

You will likely experience immediate and substantial dilution in the book value of your investment


      Assuming that the price at which the Series R Preferred Stock will convert into shares of common stock is $_____, which is equal to 10% of the average closing sales price of the common stock for the 10 trading days ending three trading days prior to the date of this prospectus, each share of Series R Preferred Stock will convert into __________ shares of common stock. Since the price of the Series R Preferred Stock is $15.00 per share, this means that the effective per share price of the common stock to be issued upon conversion will be $__________. Although this price is substantially less than the current market price of our common stock, it is still substantially higher than the net tangible book value of our common stock. In the event that the actual conversion price is equal to this price, purchasers of shares of Series R Preferred Stock, on an as-converted into common stock basis, in this offering will experience immediate and substantial dilution of $_______ in the pro forma net tangible book value per share of common stock. See "Dilution."


The rights offering will significantly reduce the ownership interest of stockholders who do not participate

      If you do not exercise your subscription rights, your relative ownership interest in Shaman will be decreased by the issuance of shares of Series R Preferred Stock to those stockholders who exercise their subscription rights. In addition, since the effective price of the common stock into which the Series R Preferred Stock is convertible will be substantially below the market price of the common stock, the issuance of the common stock upon conversion of the Series R Preferred Stock, and subsequent sales of this common stock, will likely depress the market price of the common stock. Any such decrease in the market price of the common stock will in turn also increase the number of shares of common stock into which any shares of Series C and Series D Convertible Preferred Stock that are then outstanding are convertible, causing further reduction in the percentage ownership of the holders of our common stock, particularly to those stockholders who do not participate.


The Series R Preferred Stock could trade substantially below the initial offering price


     We intend to obtain prior to the effective date of this offering an opinion from Alliant Partners that the terms of the rights offering are fair, from a financial point of view, to our stockholders. Nevertheless, the offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value. Our common stock and the Series R Preferred Stock may trade at prices below the offering price at any time after the date of this prospectus. This offering is not being managed by any underwriter or market maker. As a result, the price of the Series R Preferred Stock may be subject to fluctuation and variability and may trade substantially below the initial offering price.


You will not be able to cancel your subscription prior to the expiration date of the offering and will be unable to sell your shares until stock certificates are issued to you, even if the trading price of the Series R Preferred Stock declines before you are able to sell it

      Since we may accept basic subscription privileges and may issue shares of Series R Preferred Stock prior to the expiration of this offering, the Series R Preferred Stock may begin trading before the expiration of the offering. The public trading market price of the Series R Preferred Stock may decline before the subscription rights expire. Once you have exercised your subscription rights, you may not revoke your exercise for any reason. Until certificates are delivered upon acceptance of your subscription, you will not be able to sell the shares of Series R Preferred Stock that you purchase in the rights offering.

Delivery of these certificates is subject to delay. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of your subscription rights. We may terminate the rights offering at any time. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

If we lose the right to use our net operating losses as a result of a change in control resulting from this offering, we could be subject to greater tax liabilities in the future, which could adversely affect our future operating results and cash flows and thereby could decrease our stock price

      The completion of the rights offering may result in a "change of ownership" under the provisions of the Internal Revenue Code of 1986 and similar state code provisions. Utilization of our net operating losses and credits may be subject to a substantial annual limitation due to these "change in ownership" provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization, which could subject us to greater tax liabilities in future periods and adversely affect our operating results and cash flows, which could decrease our stock trading price.

We expect to record a significant deemed dividend in connection with the issuance of the Series R Preferred Stock, which will increase our net loss applicable to common stockholders and could decrease our stock price

      The conversion price at which the Series R Preferred Stock is convertible into shares of our common stock will be discounted from the reported trading price by 90%. For financial accounting purposes, a portion of the proceeds of this offering will be allocated to this "beneficial conversion" feature and recognized as a deemed dividend to our preferred stockholders over the period from the date the shares are issued to February 1, 2000. This deemed dividend will increase the net loss applicable to our common stockholders. We will be unable to determine the exact amount of the dividend to be recognized until the date the Series R Preferred Stock is issued, although, assuming all 1,000,000 shares are sold, and assuming a conversion price of $____, the deemed dividend would be $____. The increase in the net loss applicaable to common stockholders resulting from the deemed dividend could decrease our stock price.


Risks Associated with our Business


If we do not raise significant additional capital, we will be unable to commercialize our first product or to fund continuing operations, and may be forced to cease operations

      We need substantial working capital to fund our operations. As of March 31, 1999, we had cash, cash equivalents and short-term investment balances of approximately $2.7 million. Our long-term capital requirements will depend on numerous factors, including among others, the extent and progress of additional development activities related to the botanicals products, the success of any marketing efforts related to the botanicals products, the success of any out-licensing efforts with respect to the pharmaceuticals programs. Our projections show that cash on hand plus approximately $1.0 million available under a credit agreement entered into in April 1999 will be sufficient to fund operations at the current level through mid-August 1999. Unless we are successful in our efforts to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, we will be unable to fund our current operations beyond mid-August 1999. In addition, unless we are successful in our efforts to raise additional capital through this offering or other offerings of equity securities, to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, our cash resources will be used to satisfy our existing liabilities, and we will therefore be unable to fund our operations, which may result in significant delay of our planned activities or the cessation of operations. Even if we are successful in these efforts to raise additional funds, such funds may not be adequate to fund our operations on a long-term basis.

      The delisting of our common stock from The Nasdaq National Market on February 2, 1999 constituted an optional redemption event for our Series D Preferred Stock. Since we do not have adequate resources to pay to redeem the Series D Preferred Stock, we have issued a notice to the holders of the Series D Preferred Stock as required under our charter that prevented the redemption of the Series D Preferred Stock. Under the terms of our charter, the effect of preventing this redemption event by issuing the notice was to increase the annual cumulative dividend payable to the Series D Preferred Stock holders to $180 per share and to adjust the conversion price of the Series D Preferred Stock to 72% of the lowest trading price for a designated period prior to the conversion. The notice preventing the redemption of the Series D Preferred Stock will remain in effect for as long as our securities are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange.

      We will need to obtain additional funding through public or private equity or debt financing, collaborative agreements or from other sources to continue our research and development activities, fund operating expenses and prepare for commercialization of products. If we raise additional funds by issuing equity securities, current stockholders, especially those who do not participate in this proposed rights offering, may experience significant dilution. If we obtain additional funds through collaborative agreements, we may be required to relinquish rights to certain of our technologies, product candidates, products or marketing territories that we would otherwise seek to develop or commercialize ourselves. We may be unable to obtain adequate financing on acceptable terms when needed. If we are unable to obtain adequate funds, we may be required to reduce significantly our spending and delay, scale back or eliminate one or more of our research, development, or commercialization programs, which would have a material adverse effect on our business, financial condition and results of operations.


Possible inability to continue as a going concern increases investment risk


      We have suffered recurring and significant losses from operations. We have also relied upon debt and equity financing to fund these losses and cash flow deficits. Cash flows from future operations, if any, may not be sufficient to enable us to continue our current level of operations, or to meet our debts as they come due. As a result, we may not be able to continue as a going concern. For the year ended December 31, 1998, our independent auditors have issued a report which contains explanatory language for the uncertainty related to our ability to continue as a going concern. If we are to remain as a going concern, we will need to become and remain profitable and will also need additional financing. We may not be successful in obtaining new financing and may have to curtail or cease operations. This factor increases the risk to investors.


We have a history of operating losses, expect continuing losses and may never achieve profitability


      We have incurred significant losses in each year since our founding in 1989 and expect to continue to incur losses for the foreseeable future. We incurred a net loss of approximately $6.3 million for the quarter ended March 31, 1999 and additional non-cash expense of $2.3 million incurred in connection with the issuance of the control notice to holders of Series D Preferred Stock, and as of March 31, 1999, our accumulated deficit was approximately $159 million.



      If we are to become and remain profitable, we will need to, among other things, generate product revenues. We have not generated any product sales to date. We have changed the direction of our operations and are pursuing a new business model in the botanical dietary supplement industry. Our botanical dietary supplement products are being prepared for commercial introduction. In order to generate revenues or profits, we must successfully market these products or enter into collaborative agreements with others who can successfully market them. Even if our products are introduced, they may not achieve market acceptance or we may not achieve profitability.


      Our pharmaceutical product candidates and compounds are still in the research and development stage and we have ceased all our pharmaceutical operations. In order to generate revenues from these products, we must out-license these product candidates. It is possible that our out-licensing efforts may not be successful, and that we or our licensees may not obtain required regulatory approvals. Even if our product candidates are developed and introduced, they may not be successfully marketed or may not achieve market acceptance or we may not achieve profitability.

The ownership interests of our common stockholders will be substantially reduced by future issuances of stock upon exercises and conversions of currently outstanding options, warrants and preferred stock


     We currently have outstanding many securities that are convertible into shares of common stock. The holders of common stock will be diluted upon the exercise of outstanding options and warrants and upon conversion of the Series C Preferred Stock and the Series D Preferred Stock. The Series D Preferred Stock is currently convertible into common stock at a price equal to 72% of the market price of the common stock, and commencing in August 1999, the Series C Preferred Stock will be convertible at a price equal to 85% of the market price of the common stock and may be freely resold on the market. The common stock issued upon conversion of the Series C and Series D Preferred Stock will substantially dilute the common stock and will likely depress the price of the common stock if large amounts are offered for sale in the open market. In addition, there are currently outstanding 16,667 shares of Series R Preferred Stock and warrants to purchase 73,112 shares of Series R Preferred Stock. The exercise of these warrants and the sale of common stock underlying the Series R Preferred Stock will also dilute the common stock.

If we are not successful in transitioning into the botanical dietary supplements business, we may never achieve revenues or profitability

      We have transitioned our operations from pharmaceutical product development to botanical dietary supplement development and commercialization. We have no experience in this new industry segment and must create a new business model. Some skills and relationships developed over time may not be transferable to our new business. While we have been working with natural products since our inception, we have no prior experience manufacturing or marketing dietary supplements. We may not be successful in these activities and may never generate revenues or profitability from our botanicals business.


      Our botanical products are at various stages of development, ranging from initial research to final formulation. We will need to conduct additional research and development to move our product candidates toward commercialization. Our research and development efforts on potential products may not lead to development of products that we can successfully commercialize. In addition, we may not be able to produce our products in commercial quantities at acceptable costs, or to market and sell our products successfully. Our products may also prove to have undesirable or unintended side effects that may prevent or limit their commercial use. Accordingly, we may curtail, redirect, suspend or eliminate our product development or commercialization at any time.


The failure or loss of third parties on which we rely to manufacture our products and to perform other services could delay or disrupt the supply of products we sell, and thereby could adversely affect our future operations and financial results


      We currently produce products only in pilot scale quantities and do not have the staff or facilities necessary to manufacture products in commercial quantities. Therefore, we must rely on collaborative partners or third party manufacturing facilities. We may not be successful in entering into third party manufacturing arrangements on acceptable terms, if at all. In addition, should we or our third party manufacturers encounter delays or difficulties in producing, packaging and distributing our finished products, our clinical trials and market introduction and subsequent sales of our products could be adversely affected.

      Contract manufacturers must conform to certain Good Manufacturing Practices regulations for foods on an ongoing basis. Our dependence on third parties for the manufacture of our products may adversely affect our ability to develop and deliver products on a timely and competitive basis.






Since we have only a limited marketing staff, we may never achieve adequate sales and revenues to achieve profitability

      We currently have minimal marketing staff. If we are unable to successfully establish, execute and finance a complete marketing plan for our first product, SB-300, or subsequent products, we may not achieve a successful product entry into the marketplace and may fail to achieve adequate sales and revenues from our botanical products to achieve profitability. It is unlikely we would ever achieve profitability if our first product is not successfully marketed and sold.







Costs incurred in connection with the termination of prior research and development agreement could adversely impact our business


      The research and development efforts in our discontinued diabetes program were dependent upon arrangements with Lipha/Merck. We are currently in negotiations with Lipha/Merck for the discontinuation of their research agreement. Lipha/Merck will make no further research payments, and may have a claim against us in connection with the termination of the agreement. We may never derive any significant revenues from any of our existing or future collaborations and may incur a loss in connection with the termination of existing collaborations.


If we fail to compete in the intensely competitive botanical dietary supplement industry, we may never achieve profitability

     The dietary supplement business is highly competitive and is characterized by significant pressure on pricing and heavy commitment of marketing resources for commodity products. Although our products are proprietary, we may face competition from start-up companies developing and marketing new commercial products that have or claim to have similar functionality. Our failure to successfully compete for customers would inhibit our future growth, revenues and profitability.

If we do not succeed in marketing our botanical products over the Internet, we may be unable to sell adequate volumes of our products or generate revenues adequate to achieve profitability

      We intend to market our first product, SB-300, directly to consumers through the Internet on our web site. We have no experience in marketing any product on the Internet, and we have no market visibility or brand name awareness on the Internet. Although Internet sites marketing dietary supplements do exist, the Internet may never develop as a strong or viable marketing and distribution channel for dietary supplements. We may not be successful in using the Internet as a direct marketing and distribution channel for our products, and if we do not succeed, we may be unable to generate adequate revenues to achieve profitability.


The failure of third party Internet access providers to keep our web site operational could adversely affect our business


     We will rely on third parties to provide us with access to the Internet and to enable commerce over our web site, including providing adequate security of information provided over the web site. Any failure by such third party providers to provide uninterrupted access by our customers to our web site and to ensure that commerce can be conducted on our web site could disrupt sales and discourage use of our web site, which would have a material adverse effect on our business.







On-line security breaches could harm our business


      A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We plan to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information to and from our web site. It is possible that advances in computer capabilities, new discoveries or other developments will result in a compromise or breach of the algorithms that we select for this purpose.

     We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. The public's concern over the security of Internet transactions and the privacy of users may also inhibit the growth of the web as a means of conducting commercial transactions. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may not be sufficient to prevent security breaches, and the failure to prevent such security breaches could disrupt our sales and marketing efforts and result in liability, which could have a material adverse effect on our business.








Government regulation of dietary supplements could increase our costs or prohibit or limit sales of our products


      The manufacturing, processing, formulating, packaging, labeling and advertising of our botanical dietary supplement products are subject to regulation in the United States by several federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities are also regulated by various agencies of the states and localities where we will distribute and sell our products.

      The composition and labeling of dietary supplements is most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act. The FFDC Act has been revised in recent years by the Nutrition Labeling and Education Act of 1990 and by the Dietary Supplement Health and Education Act of 1994.


      Our botanical product candidates are generally regulated as dietary supplements under the 1994 Dietary Supplement Health and Education Act, and are, therefore, generally not subject to pre-market approval by the FDA. However, these product candidates are subject to FDA regulation, particularly relating to adulteration and misbranding. For instance, we are responsible for ensuring that all dietary ingredients in a supplement are safe, and must notify the FDA in advance of putting a product containing a new dietary ingredient, defined as an ingredient not marketed in the United States before October 15, 1994, on the market and furnish adequate information to provide reasonable assurance of the ingredient's safety. Currently, we are only pursuing products that are old dietary ingredients and are therefore not subject to this procedure. Further, if we make statements about a supplement's effects on the structure or function of the body, we must, among other things, substantiate that the statements are truthful and not misleading. In addition, our product labels must bear proper ingredient and nutritional labeling and we must manufacture our supplements in accordance with current Good Manufacturing Practices regulations for foods. A product can be removed from the market if it is shown to pose a significant or unreasonable risk of illness or injury. Moreover, if the FDA determines that the "intended use" of any of the our products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the product would meet the definition of a drug and would require pre-market approval of safety and effectiveness prior to its manufacture and distribution. Our failure to comply with applicable FDA regulatory requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and criminal prosecution.


      In March 1999, new FDA regulations governing the labeling of dietary supplements took effect. The new rules require that information such as the complete list of ingredients and levels of vitamins and minerals be included on product labels. While in our judgment these regulatory changes are generally favorable to the dietary supplements industry, in the future we may be subject to additional laws or regulations that could have an adverse effect on the industry and on our business. In addition, existing laws and regulations may be repealed and applicable regulatory authorities may interpret them stringently or unfavorably.

      We cannot predict the nature of future laws, regulations, interpretations or applications, nor can we determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our business in the future. Any change could materially and adversely affect our results of operations and financial condition.

      Governmental regulations in foreign countries where we may commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of our products. Compliance with such foreign governmental regulations is generally the responsibility of our partners or distributors in those countries, which distributors are independent contractors over whom we have limited or no control.


The costs of compliance with environmental laws and regulations, or our inability or failure to comply with environmental laws and regulations, could have a material adverse affect on our business

      In connection with our research and development activities and manufacturing of materials, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although we believe we comply with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Our research, development, and manufacturing activities involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials completely. In the event of an accident, we could be held liable for any resulting damages. Although we have secured insurance to mitigate such expense, any such liability could exceed our insurance coverage and resources. Such liability could require us to use a large amount of cash, which would not be available for funding operations or development and commercialization of our products and would therefore have a material adverse effect on our business, financial condition and results of operations.

Product liability claims asserted against us in the future could exceed our insurance coverage and result in substantial liability to Shaman

      Our business exposes us to potential product liability risks that are inherent in the development, testing, manufacture, marketing and sale of pharmaceutical and dietary supplement products. Product liability insurance for the pharmaceutical and dietary supplement industries generally is expensive. Our present product liability insurance coverage, which includes coverage for acts by third parties, including manufacturers of our product candidates, may not be adequate. We will also need to increase our insurance coverage as we further develop our products, and we may be unable to obtain adequate insurance coverage against all potential claims at a reasonable cost. Some of our development and manufacturing agreements contain insurance and indemnification provisions pursuant to which we could be held accountable for certain occurrences. If we are subject to product liability claims for which we have inadequate insurance, we could be required to use a large amount of cash, which would not be available for funding operations or development and commercialization of our products and would therefore suffer a material adverse effect on our business, financial condition and results of operations.

Negative publicity regarding the safety or quality of our products could adversely impact our sales and revenues

      Because we depend on consumers' perception of the safety and quality of our products as well as similar products distributed by other companies, which may not adhere to the same quality standards as ours, if our products or a competitor's similar products were asserted to be harmful to consumers, our business could be adversely affected by that negative publicity. In addition, because we depend on perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to use our products as we suggest, other misuse or abuse of our products or any similar products distributed by other companies could affect the market acceptance of our products and materially adversely affect our ability to market and sell our products.

      Furthermore, we believe the recent growth experienced by the nutritional supplement market is based in part on national media attention regarding recent scientific research suggesting potential health benefits from regular consumption of certain dietary supplements and other nutritional products. This research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary, and in the future scientific results and media attention may contain unfavorable or inconsistent findings that could have a material adverse effect on our ability to market and sell our products.


Our dependence on raw plant material from Latin and South America, Africa and Southeast Asia makes us particularly susceptible to the risks of interruptions in our supplies

      We currently import all of the plant materials for our products from countries in Latin and South America, Africa and Southeast Asia. We are dependent upon a supply of raw plant material to make our products. We do not have formal agreements in place with all of our suppliers. Continued source of plant supply risks include:

       * unexpected changes in regulatory requirements,
       * exchange rates, tariffs and barriers,
       * difficulties in coordinating and managing foreign operations,
       * political instability, and
       * potentially adverse tax consequences.


      Interruptions in supply or material increases in the cost of supply could disrupt or delay sales of our products, inhibit our ability to market our products, and have a material adverse effect on our business, financial condition and results of operations. If the prices of raw materials rise, we may not be able to raise prices quickly enough to offset the effect of these increased raw material costs, if at all.

      In addition, tropical rainforests and irreplaceable plant resources found only in such rainforests are currently threatened with destruction. The destruction of portions of the rainforests which contain the source material from which our current or future products are derived could disrupt supplies, cause the cost of supplies to increase dramatically, and materially and adversely affect our business, financial condition and results of operations.

If we fail to protect our intellectual property rights, we could lose our ability to stop competitors from using our trademarks or selling our products


      Our success will be substantially dependent on our proprietary technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. These means of protecting our proprietary rights may not be adequate. Our trademarks are valuable assets that are very important to the marketing of our products. Our policy is to pursue registrations for all of the trademarks associated with our key products. We currently have 20 U.S. patents issued, 12 U.S. patent applications pending, and one international application filed. The pending patents may never be approved or issued. Any issued patents may not provide sufficiently broad protection or may not prove valid or enforceable in actions against alleged infringers. Others may independently develop similar products, duplicate any of our products or design around any of our patents. In addition, many foreign countries may not protect our products and intellectual property rights to the same extent as the laws of the United States, and there is considerable variation between countries as to the level of protection afforded under patents and other proprietary rights. Such differences may expose us to increased risks of commercialization in each foreign country in which we may sell products. We also depend on unpatented trade secrets. All of our employees have entered into confidentiality agreements. However, others may independently develop substantially equivalent information and techniques or otherwise gain access to our trade secrets, our trade secrets may be disclosed or we may be unable to effectively protect our rights to unpatented trade secrets. To the extent that we or our consultants or research collaborators use intellectual property owned by others in their work for us, disputes also may arise as to the rights in related or resulting know-how and inventions. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or to determine the validity and scope of the intellectual property rights of others. In the event of litigation to determine the validity of any third party's claims, we could be required to expend significant resources and divert the efforts of our technical and management personnel, whether or not such litigation is determined in our favor.

      Our success in outlicensing our pharmaceutical assets depends in large part on our ability to obtain and maintain patents, protect trade secrets and operate without infringing upon the proprietary rights of others. The patent position of companies in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office, or PTO, or the courts regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical patents.


      We are currently in a dispute in Europe regarding a patent for our proanthocyanidin polymer composition, which covers the active ingredient in SP-303/Provir. The European Patent Office, the French Patent Office, the German Patent Office and the Australian Patent Office have each granted a patent containing broad claims to proanthocyanidin polymer compositions and methods of use of such compositions, which are similar to our specific composition, to Leon Cariel and the Institut des Substances Vegetales. The effective filing date of these patents is prior to the effective filing date of our foreign pending patent application in Europe. Certain of the foreign patents have been granted in jurisdictions where examination is not rigorous. We have instituted an Opposition in the European Patent Office against granted European Patent No. 472531 owned by Leon Cariel and Institut des Substances Vegetales. We believe that the granted claims are invalid and intend to vigorously prosecute the Opposition. In the United States, the Patent and Trademark Office awarded judgment to us in an Interference regarding this patent dispute.


      We may be unsuccessful in having the granted European patent revoked or the claims sufficiently narrowed so that our proanthocyanidin polymer composition and methods of use are not potentially covered. The holders of the granted European patent may assert against us claims relating to this patent. If they are successful, we may not be able to obtain a license to this patent at all, or at reasonable cost, or be able to develop or obtain alternative technology to use in Europe or elsewhere. If we cannot obtain licenses to the patent, we may not be able to introduce or sell our SP-303/Provir product in Europe. The earlier effective filing date of this patent could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications in Europe or elsewhere.


Infringement claims by third parties could require us to expend significant resources, and could, if successful, require us to obtain licenses or develop non-infringing technology and therefore could materially adversely effect our business


      The pharmaceutical industry and, to a lesser extent, the dietary supplement industry, is subject to frequent litigation regarding patent and other intellectual property rights. Leading companies and organizations in these industries have numerous patents that protect their intellectual property rights in these areas. Third parties may assert claims against us with respect to our existing and future products. In the event of litigation to determine the validity of any third party's claims, we could be required to expend significant resources and divert the efforts of our technical and management personnel, whether or not such litigation is determined in our favor. In the event of an adverse result of any such litigation, among other requirements, we could be required to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in developing non-infringing technology or in obtaining a license to use the technology on commercially reasonable terms.


If any of our executive officers and key personnel leave Shaman, our ability to launch our first product or to market our products, and our ability to develop any new products, would be adversely effected, which would adversely effect our business.

      Our success depends in large part upon the continued contributions of our key senior management. Our future performance also depends on our ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and we may be unable to continue to attract, assimilate or retain other highly qualified technical and management personnel in the future. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could inhibit our ability to launch and market our products, develop new products, or effectively manage our business.






The recent delisting from the Nasdaq National Market may reduce the liquidity and marketability of our stock and may depress the market price of our stock

      On February 2, 1999, Nasdaq delisted our common stock from The Nasdaq National Market and moved our stock to the National Association of Securities Dealers, Inc.'s OTC Bulletin Board. Although our securities are included on the OTC Bulletin Board, there can be no assurance that a regular trading market for the securities will be sustained in the future. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain. The reduced liquidity of our stock and the reduced public access to quotations for our stock could depress the market price of our stock.

"Penny Stock" regulations may impose restrictions on marketability of our stock


     The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our securities that are currently included on the OTC Bulletin Board are trading at less than $5.00 per share at any time, our stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.


Our stock price has been and may continue to be highly volatile

      The price of our common stock has been particularly volatile and will likely continue to fluctuate in the future. Announcements of technological innovations, regulatory matters or new commercial products by us or our competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential product results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical or dietary supplement products, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of our common stock. In addition, from time to time, the stock market experiences significant price and volume fluctuations that may be unrelated to the operating performance of particular companies or industries. The market price of our common stock, like the stock prices of many publicly traded smaller companies, has been and may continue to be highly volatile.


Anti-takeover provisions in our charter documents and Delaware law may inhibit potential acquisition bids for Shaman, which may adversely affect the market price of our common stock and the voting rights of the holders of the common stock

      Certain provisions of our charter documents and Delaware law make it more difficult for a third party to acquire, and may discourage a third party from attempting to acquire us, even if a change in control would be beneficial to our stockholders. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of the common stock. The provisions include the division of our board of directors into two separate classes, the ability of the board to elect directors to fill vacancies created by an expansion of the board, the power of the board to amend our bylaws, and the requirement that at least 66% of the outstanding shares are required to call a special meeting of stockholders. Our board will also have the authority to issue up to 93,715 additional shares of preferred stock, after giving effect to the issuance of up to 1,300,000 shares of Series R Preferred Stock, and to fix the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock with voting rights could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving Shaman, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

                       WHERE YOU CAN FIND MORE INFORMATION


      This prospectus is part of a registration statement on Form S-1, File No. 333-78115, we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding Shaman, you may refer to the registration statement, including its exhibits and schedules. The registration statement may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fees.


      We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 75 Park Place, New York, New York 10007, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of such material by mail from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

                                 USE OF PROCEEDS


      We estimate that the net proceeds from the sale of the 1,000,000 shares of Series R Convertible Preferred Stock offered by this prospectus will be $14,700,000, after deducting estimated offering expenses of $300,000. We intend to use the funds generated by this offering to retire certain existing debt, pursue development, production and marketing of products within the botanicals business and for working capital purposes.

      We intend to use approximately $600,000 of the net proceeds of this offering to repay indebtedness to GATX/MMC Partnership No. 1, and up to $1,000,000 of indebtedness to certain stockholders, officers, and directors of Shaman under a credit agreement entered into in April 1999, unless such debt is converted at the election of the holders of this debt into Series R Preferred Stock. As of the date of this prospectus, we have not borrowed any amount under this credit agreement. We expect to use the balance of the net proceeds for the initial commercialization of our first product, SB-300, currently budgeted at approximately $2.5 million, and for the development, production, and marketing of our other botanical product candidates, for working capital, including current liabilities and for general corporate purposes. In the event that less than all of the shares of Series R Preferred Stock are sold, we will still be required to repay approximately $500,000 in outstanding indebtedness. To the extent less than all of the shares of Series R Preferred stock are sold, we will have fewer funds available for the commercialization of SB-300 and for the funding of our operations.


      The amounts actually expended for these purposes may vary significantly depending upon numerous factors, including the amount raised by this offering, progress of our research and development programs, the status of competitive products and the availability of alternative financing, including agreements with other companies relating to the development and marketing of our products and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, the net proceeds of this offering will be invested in United States government securities, other investment grade debt securities and other short-term investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                           PRICE RANGE OF COMMON STOCK


      Since February 2, 1999, Shaman's common stock has been traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "SHMN." Our common stock was traded on the Nasdaq Stock Market from our initial public offering on January 26, 1993 until February 1, 1999.


      Set forth below is the range of high and low closing sale prices for Shaman's common stock for the periods indicated, as reported by the OTC Bulletin Board or The Nasdaq Stock Market, as applicable, and as adjusted for the 1-for-20 reverse stock split effected on June 22 1999:


                                                         High           Low
                                                        ------         -----
Fiscal Year 1997
     First Quarter Ended March 31, 1997                $ 125.00       $  77.60
     Second Quarter Ended June 30, 1997                $ 123.80       $  93.80
     Third Quarter Ended September 30, 1997            $ 140.00       $ 102.40
     Fourth Quarter Ended December 31, 1997            $ 141.20       $  85.00

Fiscal Year 1998
     First Quarter Ended March 31, 1998                $ 110.00       $  82.60
     Second Quarter Ended June 30, 1998                $ 100.00       $  88.20
     Third Quarter Ended September 30, 1998            $  80.00       $  63.80
     Fourth Quarter Ended December 31, 1998            $  66.20       $  21.80


Fiscal Year 1999
     First Quarter Ended March 31, 1999                $  40.60       $   3.40
     Second Quarter Ending June 30, 1999
      (through  June 15, 1999)                         $   4.60       $   1.20






                                 DIVIDEND POLICY


      We have paid no cash dividends on the common stock since our inception and do not anticipate paying any dividends in the foreseeable future. Our loan agreement with MMC/GATX Partnership No. 1 restricts the payment of cash dividends on any equity security so long as any amount remains outstanding under such loan agreement. In addition, Shaman's charter requires that Shaman pay all required dividends to the holders of Series C Preferred Stock and Series D Preferred Stock, respectively, prior to the payment of dividends to the holders of our common stock or Series R Convertible Preferred Stock. At March 31, 1999, we had an accumulated deficit of $159.0 million and, until this deficit is eliminated, we will be prohibited from paying cash dividends except out of net profits.

                                 CAPITALIZATION


      The following table sets forth the unaudited actual capitalization of Shaman as of March 31, 1999 and as adjusted to reflect the sale of 1,000,000 shares of Series R Preferred Stock offered hereby at the estimated public offering price of $15.00 per share and after deducting the estimated offering expenses of $300,000.




                                                                                            March 31, 1999
                                                                                     ------------------------------
                                                                                       Actual (2)    As Adjusted (1)
                                                                                      -----------    ---------------
                                                                                               (unaudited)
                                                                             (in thousands, except share and per share amounts)


 Long-term debt and capital lease obligations, including current portion...........     $   4,287        $   4,287

 Stockholders' equity
       Preferred Stock, $.001 par value per share, 2,000,000 shares authorized;
          Series A Preferred Stock, 400,000 shares authorized and designated;
               400,000 shares issued and outstanding, actual and as adjusted.......            --               --
          Series C Preferred Stock, 200,000 shares authorized and designated;
               115,958 issued and outstanding, actual and as adjusted..............            --               --
          Series D Preferred Stock, 6,285 shares authorized and designated;
               2,075 shares issued and outstanding, actual and as adjusted.........            --               --
          Series R Preferred Stock 1,300,000 shares authorized and designated;
               1,000,000 shares issued and outstanding, as adjusted................            --                1
          Common Stock, $.001 par value per share, 70,000,000 shares authorized;
               1,929,358 shares issued and outstanding, actual and as adjusted.....             2                2
       Additional paid-in capital..................................................       154,990          169,689
       Deferred compensation and other adjustments.................................          (116)            (116)
       Accumulated deficit.........................................................      (159,043)        (159,043)
                                                                                       ----------       ----------
              Total stockholders' equity...........................................        (4,167)          10,533
                                                                                       ----------       ----------
              Total capitalization.................................................     $     120        $  14,820
                                                                                       ==========       ==========

----------


(1) Adjusted to reflect the sale of 1,000,000 shares of Series R Convertible Preferred Stock at the estimated public offering price of $15.00 per share and the application of the estimated net proceeds of approximately $14.7 million. See "Use of Proceeds."


(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                             SELECTED FINANCIAL DATA


      We are providing the following information to aid you in the analysis of the offering. We derived the information for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 from our audited financial statements for 1994 through 1998. The 1996 through 1998 financial statements are included elsewhere in this prospectus. We derived the unaudited information for the quarters ended March 31, 1998 and 1999 and at March 31, 1999 from unaudited financial statements which are not included in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods shown herein are not necessarily indicative of operating results for the entire year. This information is only a summary and you should read it in conjunction with Shaman's financial statements (and related notes) and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus and contained in annual reports, quarterly reports and other information on file with the Securities and Exchange Commission.




                                                                 Year Ended December 31,                         March 31, 1999
                                                  -------------------------------------------------------     --------------------
                                                    1994        1995       1996        1997        1998         1998        1999
                                                  --------    --------   --------    --------    --------     --------    --------
                                                                      (in thousands, except per share data)
Statement of Operations Data:
 Revenue from collaborative agreements            $  1,360    $  2,210   $  3,406    $  3,500    $  2,660     $    875    $      -
  Operating expenses:
     Research and development                       18,643      17,635     19,138      24,140      32,393        7,513       2,468
     General and administrative                      3,545       3,705      3,537       4,833       5,565        1,276       1,494
     Restructuring costs                                 -           -          -           -           -            -       2,189
                                                  --------    --------    -------    --------    --------     --------    --------
 Total operating expenses                           22,188      21,340     22,675      28,973      37,958        8,789       6,151
                                                  --------    --------   --------    --------    --------     --------    --------
 Loss from operations                              (20,828)    (19,130)   (19,269)    (25,473)    (35,298)      (7,914)     (6,151)
 Interest income                                     2,045       1,695      1,082       1,218         550          232          73
 Interest expense                                     (698)       (569)      (603)     (5,033)     (2,033)        (807)       (259)
                                                  --------    --------   --------    --------    --------     --------    --------
 Net loss                                          (19,481)    (18,004)   (18,790)    (29,288)    (36,781)      (8,489)     (6,337)

 Deemed dividend on Preferred Stock                      -           -          -           -      (1,742)           -      (2,273)
                                                  --------     --------  --------    --------    --------     --------    --------
 Net loss applicable to Common Stockholders       $(19,481)   $(18,004)  $(18,790)   $(29,288)   $(38,523)    $ (8,489)   $ (8,610)
                                                 =========   =========  =========   =========   =========    =========   =========
 Basic and diluted net loss per Common Share(1)   $ (30.02)   $ (27.36)  $ (27.85)   $ (34.44)   $ (38.31)    $  (9.52)   $  (5.18)
                                                 =========   =========  =========   =========   =========    =========   =========
 Shares used in calculation of basic and
   diluted net loss per Common Share(1)                649         658        675         850       1,006          892       1,663
                                                 =========   =========  =========   =========   =========    =========   =========



                                                                              December 31,                        March 31,
                                                        -----------------------------------------------------    ----------
                                                          1994        1995       1996       1997       1998         1999
                                                        --------    --------   --------   --------   --------    ----------
Balance Sheet Data:
  Cash, cash equivalents, and short-term investments    $ 39,843   $ 26,665   $ 16,533   $ 21,421   $  9,165      $  2,711
  Working capital                                         33,422     22,850      9,641     14,547      1,043        (5,531)
  Total assets                                            49,673     33,810     22,377     26,753     13,139         6,323
  Long-term obligations, including current installments    5,017      6,041      4,816      6,802      5,219         4,287
  Senior convertible notes                                     -          -          -      9,967          -             -
  Accumulated deficit                                    (45,828)   (63,832)   (82,622)  (111,910)  (150,434)     (159,043)
  Total stockholders' equity (net capital deficiency)   $ 41,300   $ 24,205   $ 11,977   $  5,148   $  2,110      $ (4,167)


----------
(1) Basic and diluted net loss per share is based on the weighted average number of Common Shares outstanding during the period. We have not paid any cash dividends on our capital stock since inception.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      We are focused on the discovery, development, and marketing of novel, proprietary botanical dietary supplements derived from tropical plant sources. We intend to develop and commercialize our Shaman-branded products through our recently established botanicals division. We also have available for out-licensing a pipeline of botanical product candidates, as well as novel pharmaceutical products for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.

      Until December 1998, we were focused solely on developing pharmaceutical products derived from tropical plant sources. Our pharmaceutical business model was dependent upon our ability to launch our first pharmaceutical product in 1999. As a result of the U.S. Food and Drug Administration response to our proposed fast-track New Drug Application package for our leading pharmaceutical product candidate, SP-303/Provir and insufficient resources to continue the costly process of conducting a second pivotal trial which would have created significant delays, we restructured our business to focus on the development and marketing of dietary supplements.

Results of Operations for the Quarters Ended March 31, 1998 and 1999

      The results of operations for the quarter ended March 31, 1998 relate to our pharmaceutical operations. Since we ceased operations of our pharmaceutical business and focused our efforts in our botanical business in February 1999, our results of operations for the quarter ended March 31, 1999 and future periods are not comparable to the same periods last year.

Restructuring Costs


      On February 1, 1999, we initiated a restructuring plan in which we closed down the operations of our pharmaceutical business. We now intend to out-license worldwide marketing rights to all our pharmaceutical compounds and will focus our efforts on the development and commercialization of botanical dietary supplements. The restructuring plan includes: cessation of pharmaceutical research and development activities and related operations; outlicensing of all of our current pharmaceutical research programs; reduction in force of approximately 60 employees, which was then 65% of our workforce; sale or disposal of all of our fixed assets that are not needed for our botanicals business; and sub-leasing a portion of our facility.

      The termination of 60 employees occurred on February 1, 1999. The following table summarizes Shaman's restructuring activities as of March 31, 1999.



                                            Total
                                       Restructuring                Balance
                  Category                Charges     Spending   March 31, 1999
         ----------------------------  -------------  --------   --------------
               (in thousands)
        Severance and related charges    $   467       $   352       $   115
        Write-off impaired assets            122           122             0
        Cancellation of contracts          1,200             0         1,200
        Other                                400             0           400
                                        --------      --------      --------
                                         $ 2,189       $   474       $ 1,715
                                        ========      ========      ========



      We recorded collaborative revenues of $875,000 and $0 for the quarters ended March 31, 1998 and 1999, respectively. Revenues for the first quarter of 1998 resulted from research funding from Lipha S.A., a wholly-owned subsidiary of Merck KGaA, Darmstadt, Germany and research funding from our collaboration with Ono Pharmaceutical Co. Ltd. of Osaka, Japan, which expired in May 1998.

      In addition, we have approximately $969,000 recorded as deferred revenue which we have not yet earned. We are currently in negotiations with Lipha/Merck for the discontinuation of the research and development agreement.

      In December 1998, we renegotiated the terms of the existing agreement with Lipha/Merck. Under the new terms, we forgave $6.0 million in aggregate payments due over the remaining term of the original agreement in exchange for a one-time up-front payment of an aggregate of $2.0 million, consisting of a $1.0 million research payment which remains recorded as deferred revenue that we have not yet earned, and a $1.0 million equity investment. We are currently in negotiations with Lipha/Merck for the discontinuation of this agreement. There will be no further research payments from Lipha/Merck. See "Risk Factors Costs incurred in connection with the termination of prior research and development agreement could adversely impact our business".


      We incurred research and development expenses of $7.5 million and $2.5 million, of which $149,000, was related to the research and development of the botanicals division for the quarters ended March 31, 1998 and 1999, respectively. This decrease was primarily attributable to the closing down of our pharmaceutical business as of February 1, 1999. Research and development expenses are expected to decrease in 1999 as compared to 1998 annual and quarter ended March 31, 1998 as we focus our efforts in our botanicals business, effective February 1, 1999.

      General and administrative expenses were $1.3 million and $1.5 million for the quarters ended March 31, 1998 and 1999, respectively. This increase was primarily attributable to legal dispute costs. General and administrative expenses are expected to decrease in 1999 since we have ceased operations in our pharmaceutical business and focused our efforts in our botanicals business, effective February 1, 1999.

      Interest income was $232,000 and $73,000 for the quarters ended March 31, 1998 and 1999, respectively. Interest income decreased for the period ended March 31, 1999, compared with the period ended March 31, 1998, due to lower average cash and investment balances as we continue to fund our operations. Interest expense was $807,000 and $259,000 for the quarters ended March 31, 1998 and 1999, respectively. Interest expense decreased for the period ended March 31, 1999, compared with the period ended March 31, 1998 due to lower average debt balances.

Results of Operations for the Years Ended December 31, 1996, 1997 and 1998

      The results of operations for the years ended December 31, 1996, 1997 and 1998 were for our pharmaceutical operations. Our results of operations for fiscal year 1999 will not be comparable, as we ceased operations of our pharmaceutical business and focused our efforts in our botanical business in first quarter of 1999.

      We recorded collaborative revenues of $3.4 million, $3.5 million and $2.7 million for 1996, 1997, and 1998, respectively. Revenues for 1998 resulted from research funding from our collaboration with Lipha/Merck and research funding from our collaboration with Ono Pharmaceutical Co. Ltd., which expired in May 1998. Revenues for 1997 also resulted from research funding from our collaboration with Lipha/Merck and Ono. Revenues for 1996 resulted from research funding from our collaboration with Ono, an additional $1.0 million payment from Ono for enhanced rights to our antidiabetic compounds, and research payments and access fees from our collaboration with Lipha/Merck.




      We incurred research and development expenses of $19.1 million, $24.1 million, and $32.4 million for 1996, 1997 and 1998, respectively. These expenses include salaries for scientific personnel, clinical development costs, laboratory supplies, patent protection and consulting fees, travel, plant collections, facilities expenses and other expenditures relating to research and product development. Research and development expenses increased $5.0 million in 1997 compared with 1996, and $8.3 million in 1998 compared with 1997. The increase in 1997 was primarily attributable to an increase in clinical development activities with respect to SP-303/Provir of $3.8 million and to increased scientific salaries of $1.2 million, which were partially offset by reduced expenses for clinical development activities for nikkomycin Z of $1.1 million. The increases in 1998 were primarily attributable to the completion of a $7.0 million Phase III human clinical trial for SP-303/Provir for the treatment of diarrhea in people with AIDS and $2.4 million of the manufacturing scale-up and to increased scientific salaries of $1.2 million, which were partially offset by a reduction of costs associated with our diabetes program of $2.8 million. Research and development expenses are expected to decrease in 1999 as we ceased operations in our pharmaceutical business and focused our efforts in our botanicals business, effective February 1, 1999.

      General and administrative expenses were $3.5 million, $4.8 million and $5.6 million for 1996, 1997 and 1998, respectively. These expenses include administrative salaries, consulting, legal, travel and other operating expenses. General and administrative expenses increased $1.3 million in 1997 compared to 1996, and increased $0.7 million in 1998 compared to 1997. The increase in 1997 was primarily attributable to an increase in compensation and marketing research of $388,000 related to development of SP-303/Provir, as well as additional legal expenses of $631,000 primarily related to certain disputes related to our intellectual property rights. The increase in 1998 over 1997 was primarily attributable to additional costs, including an increase in compensation, consulting expenses and commercial development activities of $530,000, related to the development of SP-303/Provir. General and administrative expenses are expected to decrease in 1999 as we ceased operations in our pharmaceutical business and focused our efforts in our botanicals business, effective February 1, 1999.

      Interest income was $1.1 million, $1.2 million and $0.6 million for 1996, 1997 and 1998, respectively. Interest income increased $100,000 in 1997 compared with 1996, and decreased $700,000 in 1998 compared with 1997. Interest income fluctuations have been consistent with changes in average cash and investment balances with which we substantially funded our operations in 1996, 1997 and 1998. The balances of cash, cash equivalents and investments were $16.5 million, $21.4 million and $9.2 million at December 31, 1996, 1997 and 1998, respectively.

      Interest expense was $603,000, $5.0 million and $2.0 million for 1996, 1997 and 1998, respectively. Interest expense increased in 1997 compared with 1996 principally due to a $3.7 million non-cash interest charge related to the issuance of senior convertible notes in June 1997, as well as the interest expense related to our secured debt financing in May 1997. Interest expense decreased in 1998 compared with 1997 principally due to a $3.7 million non-cash interest charge related to the issuance of senior convertible notes in June 1997, offset by interest expense related to capital lease agreements and the secured debt financing. Interest expense in the future will be dependent in part on our capacity to finance future operating and equipment needs.

Delisting of our common stock from Nasdaq National Market

      The delisting of our common stock from The Nasdaq National Market on February 2, 1999 constituted an optional redemption event for our Series D Preferred Stock. Since we do not have adequate resources to pay to redeem the Series D Preferred Stock, we have issued a notice to the holders of the Series D Preferred Stock as required under our charter that prevented the redemption of the Series D Preferred Stock. Under the terms of our charter, the effect of preventing this redemption event by issuing the notice was to increase the annual cumulative dividend payable to the Series D Preferred Stock holders to $180 per share and to adjust the conversion price of the Series D Preferred Stock to 72% of the lowest trading price for a designated period prior to the conversion. The notice preventing the redemption of the Series D Preferred Stock will remain in effect for as long as our securities are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. In connection with the issuance of such notice, we recorded a deemed dividend charge in the amount of $2,273,614 in the first quarter of 1999.

      At December 31, 1998, we had federal net operating loss carryforwards of approximately $48.6 million. The federal net operating loss carryforwards will expire at various dates beginning in 2004 through 2013, if not sooner utilized. Utilization of the net operating losses and credits is subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Liquidity and Capital Resources

      As of March 31, 1999, our cash, cash equivalents, and investments totaled approximately $2.7 million, compared with $9.2 million at December 31, 1998. We invest excess cash according to our investment policy that provides guidelines with regard to liquidity, type of investment, credit ratings and concentration limits.


      In April 1999, we entered into a credit facility and note purchase agreement with certain investors, stockholders, key executives and members of the board of directors, pursuant to which we may borrow up to approximately $1.0 million at any time commencing on May 14, 1999 and until the earlier of the completion of a registered public offering of our equity securities, or September 1, 1999. Any convertible promissory notes issued pursuant to the credit agreement will be due and payable on the earlier of (1) 30 days subsequent to the completion of the public offering, or (2) December 31, 1999. Interest on the convertible promissory notes will accrue at an annual rate of 12%. The convertible promissory notes, if and when issued, will be secured by certain assets of Shaman and will be convertible into shares of the class and series of equity securities offered by us in the first registered public offering effected by us after the date of the credit agreement, or into common stock if no such offering occurs prior to December 31, 1999. In connection with the credit agreement, we issued warrants to purchase shares of the same class and series of equity securities as those into which the debt is convertible. The number of shares subject to these warrants is equal to 50% of the debt amount divided by the per share sale price of the shares sold in the public offering. These warrants are exercisable, on a cashless basis, commencing on April 5, 1999, and through the third anniversary date of the public offering. The conversion price of the convertible promissory notes and the exercise price of the warrants is equal to the per share offering price in the public offering. If a public offering is not completed prior to December 31, 1999, then the conversion price of the convertible promissory notes and the exercise price of the warrants will be the lower of $0.05 per share of our common stock, or 1/3 of the five-day weighted average trading price of our common stock for the period ending three trading days prior to conversion or exercise.







      The delisting of our common stock from The Nasdaq National Market constituted an Optional Redemption Event, as defined in our Certificate of Incorporation, for the Series D Preferred Stock. In connection therewith, on February 4, 1999, we issued a Control Notice, as defined in the Certificate of Incorporation, that prevented the redemption of the Series D Preferred Stock. This Control Notice will remain in effect for as long as we are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. Delivery of the Control Notice had the effect of increasing the annual dividend to $180 per share and adjusting the conversion price of the Series D Preferred Stock to 72% of the low trading price during a designated time period prior to the conversion.

      In December 1998, we completed a private sale of 240,604 shares of common stock for aggregate net proceeds of approximately $7.1 million. In connection with this offering, we have committed a five-year, 3.6% royalty on net sales of SP-303/Provir, if any, in the United States for distribution to HIV/AIDS charities. We intend to honor this royalty payment through the sale of our first botanical product, SB-300, to be initially marketed to the HIV/AIDS community.


      In December 1998, we issued 37,360 shares of common stock to consultants for services rendered. We recorded an expense of approximately $1.1 million in conjunction with the consulting services.


      In October 1998, we completed the sale to the public of an aggregate of 140,880 shares of our Series C Convertible Preferred Stock for aggregate gross proceeds of $14.1 million. Each share of Series C Preferred Stock is entitled to receive cumulative dividends paid semi-annually to the holders of record of such shares as follows: (1) an annual stock-on-stock dividend, paid in arrears, in shares of common stock, calculated as the quotient of $10.00 divided by 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date the dividend is paid; plus (2) a cash amount equaling 0.00005% of our U.S. net sales of our SP-303/Provir product for the treatment of diarrhea, if any, for the preceding two calendar quarters less $5.00. If, under Delaware law, we are unable to pay the cash portion of the dividends, then the cash portion will be paid in shares of common stock valued at 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date on which the dividend is paid. We intend to honor this royalty portion of the dividend through the sale of our first botanical product, SB-300, to be initially marketed to the HIV/AIDS community. Each share of the Series C Preferred Stock was convertible for a period of 30 days after August 18, 1998, and will be convertible again commencing 12 months after the initial issuance date at the election of each holder, and automatically on the sixth anniversary of the initial issuance date into the greater of (1) 0.8333 shares of common stock or (2) such number of shares of common stock as equals $100, which was the price paid per share of Series C Preferred Stock, divided by 85% of the average closing price of the common stock reported by Nasdaq for the 10-day trading period ending three trading days prior to the date of conversion. The common stock is currently trading on the OTC Bulletin Board. During the initial 30-day conversion period for the Series C Preferred Stock, 24,922 shares of the Series C Preferred Stock were converted into an aggregate of 93,077 shares of common stock. In connection with the issuance of the Series C Preferred Stock, we recognized a non-cash charge in the amount of $679,000.

      In June 1998, we entered into stock purchase agreements with certain of our stockholders pursuant to which we acquired the right to sell to these stockholders, subject to certain conditions up to an aggregate of 7,000 shares of Series B Custom Convertible Preferred Stock for an aggregate purchase price of $7,000,000. The stock purchase agreements were terminated upon the closing of the Series C Convertible Preferred Stock financing in October 1998. As consideration for entering into the stock purchase agreements, we issued to these stockholders warrants to purchase an aggregate of 17,500 shares of common stock. The warrants are exercisable for a period of five years at an exercise price per share equal to 115% of the average trading price of the common stock during specified measurement periods. We have attributed a value of $1.5 million to these warrants.



      In June 1997, we issued $10.4 million of senior convertible notes. The notes mature in August 2000 and bear interest at a rate of 5.5% per annum. Interest on the notes was payable in common stock or cash at our option. Initially, the notes were convertible into common stock at 100% of the low trading price during a designated time period prior to conversion provided that the conversion price would not be less than $110.00 per share. Starting in November 1997, the notes were convertible into common stock at a 10% discount from the low trading price during a designated time period prior to the conversion, with a floor of $110.00 through March 31, 1998, pursuant to a November 1997 understanding with the note holders to revise the terms of the notes (see next paragraph). Of the notes issued, $400,000 was issued to the placement agent as part of the placement fee. We paid the placement agent an additional $300,000 in cash. The placement fees and other offering costs were capitalized in other assets as deferred issuance costs and were amortized to interest expense over the life of the notes to the extent the notes were not converted to common stock. The net proceeds totaled approximately $9.5 million after the placement agent's fees and other offering expenses.

     In March 1998, Shaman and the purchasers of the notes entered into an amendment agreement with the purchasers of the notes in order to avoid conversion of the notes at a price that would be unduly dilutive to our existing stockholders. As consideration for entering into the amendment agreement, we issued to the purchasers of the notes warrants to purchase an aggregate of 6,875 shares of common stock. The warrants are exercisable through March 18, 2001 at an exercise price of $150.00 per share. We have attributed a value of $309,000 to these warrants. On December 10, 1998, we issued to the note holders an aggregate of 4,784 shares of the Series D Convertible Preferred Stock in exchange for the cancellation of an aggregate of $4.8 million, including accrued interest, of the notes. Each share of Series D Convertible Preferred Stock is entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the rate of $55 per annum. Dividends on the Series D Preferred Stock are payable in cash or shares of common stock or any combination of cash and shares of common stock, at our option and are payable quarterly on February 1, May 1, August 1 and November 1 of each year. Each share of Series D Preferred Stock is convertible, at any time, into the common stock at the lesser of (1) $22.50 per share or (2) 90% of the low trading price during a designated time period prior to the conversion. In addition, the holders received an aggregate of 38,373 warrants to purchase additional shares of common stock in exchange for surrendering the redemption rights previously held by them under the notes. The warrants were priced at 150% of the average closing price for the month of December 1998. We have attributed a value of $943,680 to these warrants.


      In May 1997, we obtained a $5.0 million, 36-month term loan to pay off pre-existing debt, finance capital asset acquisitions and finance continued research and clinical development of our product candidates. The loan carries an interest rate of 14.58% and is payable in equal monthly installments over the term of the loan. The lender was granted ten-year warrants to purchase 10,000 shares of common stock at $125.00 per share. We have attributed a value of $648,000 to these warrants.

      In April 1997, we sold 80,000 shares of common stock at $99.40 per share in a registered direct public offering, which yielded gross proceeds of $7.95 million. The net proceeds of approximately $7.8 million from this offering were used for the continued research and clinical development of our product candidates.

      In January 1997, we sold 100,000 shares of common stock in a registered direct public offering for gross proceeds of $9.0 million. The net proceeds of approximately $8.1 million from this offering were used for the continued research and clinical development of our product candidates.


      In September 1996, we entered into a five-year collaborative agreement with Lipha/Merck to jointly develop our antihyperglycemic drugs. Upon signing the collaboration, we received an annual research fee of $1.5 million which was amortized to revenue over twelve months, as work was performed. We also received approximately $3.0 million for 19,446 shares of common stock priced at $154.20 per share, representing a 20% premium to the weighted average price of the common stock at the time of purchase. In exchange for development and marketing rights in all countries except Japan, South Korea, and Taiwan, which countries are covered under an earlier agreement between Shaman and Ono, Lipha/Merck agreed to provide up to $9.0 million in research payments and up to $10.5 million in equity investments priced at a 20% premium to a multi-day volume weighted average price of the common stock at the time of purchase. The agreement also provided for additional preclinical and clinical milestone payments to us in excess of $10.0 million per compound for each antihyperglycemic drug developed and commercialized. Lipha/Merck agreed to bear all pre-clinical, clinical, regulatory and other development expenses associated with the compounds selected under the agreement. In addition, as products are commercialized, we would receive royalties on all product sales outside the United States and up to 50% of the profits, if we exercised our co-promotion rights, or royalties on all product sales in the United States. Certain of the milestone payments would be credited against future royalty payments, if any, due to us from sales of products developed pursuant to the agreement.

      In December 1998, we renegotiated the terms of the existing agreement with Lipha/Merck. Under the new terms, we forgave $6.0 million in aggregate payments due over the remaining term of the original agreement in exchange for a one-time up-front payment of an aggregate of $2.0 million, consisting of a $1.0 million research payment, which remains recorded as deferred revenue that we have not yet earned, and a $1.0 million equity investment.

      For the year ended December 31, 1998, we recognized $1.9 million in revenue from the Lipha/Merck collaboration. In addition, we received a total $2.5 million for issuance of 57,762 shares of common stock, of which 40,650 shares were priced at $37.00 per share in September 1998 and 17,112 shares were priced at $58.40 per share in December 1998, each representing a 20% premium to the weighted average price of the common stock at the time of purchase.


      On February 1, 1999, we discontinued all the research and development activities related to the collaborative agreement. We are currently in negotiations with Lipha/Merck for the discontinuation of this research agreement. There will be no further research payments from Lipha/Merck.

      In July 1996, we closed a private placement pursuant to Regulation S under the Securities Act of 1933, as amended, in which we received gross proceeds of $3.3 million for the sale of 400,000 shares of Series A Convertible Preferred Stock and for the issuance of a six-year warrant to purchase 27,500 shares of common stock at an exercise price of $203.60 per share. The Preferred Stock does not carry a dividend obligation and will convert into common stock no later than July 23, 1999 at a price per share between $120.00 and $163.00, depending on the market value of common stock during the period prior to conversion. The holder of preferred shares is entitled to a liquidation preference of $163.00 per share.

      We have incurred substantial additional costs in the first quarter of 1999 relating to our restructuring in February 1999. We expect to continue to incur losses at least through 1999. Our cash, cash equivalents and investment balances are approximately $2.7 million at March 31, 1999. We anticipate that our cash, cash equivalents and investment balances, and the net proceeds from this offering, assuming all of the shares are sold in the offering, will be adequate to fund our operations through at least the end of 1999. Our projections show that cash on hand plus approximately $1.0 million available under the Credit Agreement will be sufficient to fund operations at the current level through mid-August, 1999. Unless we are successful in our efforts to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, we will be unable to fund our current operations beyond mid-August, 1999. In addition, unless we are successful in our efforts to raise additional capital through this offering or other offerings of equity securities, to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, our cash resources will be used to satisfy our existing liabilities, and we will therefore be unable to fund the operations of our botanicals business, which may result in significant delay of our planned activities or the cessation of operations. Even if we are successful in these efforts to raise additional funds, such funds may not be adequate to fund the operations of our botanicals business on a long-term basis. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result and there can be no assurance that additional funding will be available on reasonable terms, or at all.

Year 2000 Compliance

      The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

      Based on recent assessments, we have determined that we will be required to certify portions of our software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. We presently believe that with modifications or replacements of existing software and certain hardware, the year 2000 issue can be mitigated. We believe that such modification and replacements are not significant, and should such modification and replacements be delayed there would be no material impact on our operations.


      We are approximately 85% complete with the assessment of all internal systems that could be significantly affected by the year 2000. To date, all assessments have been performed by our employees, and we have therefore not incurred any external costs. We estimate that upgrades for those systems not in compliance will total approximately $280,000. After the assessment phase is completed, we will have to purchase, install and test the upgrades to ensure they meet internal year 2000 compliance. We expect to complete our internal year 2000 readiness program in the third quarter of 1999. We are in the process of asking our significant suppliers and subcontractors that do not share information systems with us whether their systems are year 2000 compliant. To date, we are not aware of any suppliers or subcontractors with a year 2000 issue that would materially impact our results of operations, liquidity, or capital resources. However, we have no means of ensuring that suppliers or subcontractors will be year 2000 ready. The inability of our suppliers or subcontractors to complete their year 2000 resolutions to process in a timely fashion could materially and adversely impact us.

      We currently have no contingency plans in place in the event we do not complete all phases of the year 2000 program. We plan to evaluate the status of completion in second quarter 1999 and determine whether such a plan is necessary.

Qualitative and Quantitative Disclosures About Market Risk

      We are exposed to market risk, including changes to interest rates. A discussion of our accounting policies for financial instruments and further disclosures relating to financial instruments is included in the Summary of Significant Accounting Policies in the Notes to Financial Statements.

      We monitor the risks associated with interest rates and foreign currency exchange risks and have established policies and business practices to protect against these and other exposures. We place our investments in instruments that meet high credit quality standards, as specified in our investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, or type of instrument and does not permit derivative financial instruments in our investment portfolio. As a result, we do not expect any material loss with respect to our investment portfolio.

      The following table provides information about our financial instruments that are sensitive to changes in interest rates. For investment securities, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates.

                                                                                                    Fair Value
                                                                                                        at
                               1999      2000      2001      2002     2003   Thereafter     Total     12/31/98
                               ----     ----       ----     ----     ----   ----------     -----     --------
ASSETS
------------------------
(in thousands)

Cash equivalents             $2,955        -         -         -        -           -     $2,955       $2,945
Weighted average
 interest rate                 5.28%

Short-term investments       $3,282        -         -         -        -           -     $3,282       $3,277
Weighted average
 interest rate                5.76%

LIABILITIES
-------------------------
(in thousands)

Long-term debt, including
 current portion

Fixed rate                   $2,973   $1,371       $540     $540       -           -         $5,424   $4,628
Weighted average
 interest rate                13.64%   13.56%     12.00%   12.00%



                                    BUSINESS

This prospectus also contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Overview


      We are focused on the discovery, development, and marketing of novel, proprietary botanical dietary supplements derived from tropical plant sources. We intend to implement our commercialization efforts through our recently established botanicals division, which we have named ShamanBotanicals.com. Our commercialization plan includes the use of community building initiatives on the Internet and other distribution channels, and is based on marketing our exclusive access to our proprietary branded products. We also have available for out-licensing a pipeline of botanical product candidates, as well as novel pharmaceutical product candidates for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.


Botanicals

Background


      In 1997, the U.S. dietary supplement market was $12.9 billion. Of this, over $4.0 billion were herbal or botanical dietary supplements. In 1998, this number was projected to reach $5.0 billion, with a compounded yearly growth rate of approximately 35%. In 1997, 24% of U.S. households reported using herbal or botanical dietary supplements. The growth of this market has been led by consumers who are interested in complementary, non-pharmaceutical options for treating symptoms, fulfilling unmet dietary needs, and optimizing health, either as an alternative to, or in conjunction with, more conventional medical approaches. We believe that the use of these products will continue to expand based upon the aging of the population, increasing scientific evidence and acceptance by the conventional medical establishment, and the recent entrance of powerful consumer companies which provide greater product confidence, while growing the base of consumer users.


      We believe that room exists for significant continuing growth of the dietary supplement market and expect the two key drivers of market growth to be
(1) growth in the number and breadth of consumers utilizing these products; and
(2) continuing effective product innovation to fuel both trial and repurchase.

      Growth in the number and breadth of consumers utilizing these products has already begun, and is based in part upon the entrance of the large consumer healthcare companies into the botanical dietary supplements market. These companies have increased the visibility of botanical dietary supplements, placing them not only in local health food stores but also in neighborhood grocery stores, drug stores, and mass merchandisers. Additionally, these companies are spending on large direct-to-consumer advertising campaigns, placing advertisements during primetime television and in mainstream newspapers and magazines. Consumer surveys show this advertising has resulted in a broader base of consumers being made aware of, trying and utilizing dietary supplements.

      Simultaneous with the broadening of the consumer base, the botanical dietary supplements market has grown partially as a result of the media highlighting new products. For example, in 1997, ABC's 20/20, The New York Times and Newsweek carried a series of stories about St. John's wort, increasing trial and usage of this dietary supplement dramatically. Interestingly, while the month-on-month growth of sales of St. John's wort has now slowed, this initial increase in sales has been maintained throughout the industry. These new product "bursts" have fueled episodic but sustained market growth by driving new purchases, and in the process, the repurchase of other products once the consumer is at the point of purchase. Hence, the industry's view is that the media and consumers are looking for continuing effective product innovation--for the next St. John's wort--to fuel both trial and repurchase. Products with a proprietary position have proven to be particularly successful in the past.

      Finally, as more consumers have entered the dietary supplement market, they have also begun to demand better quality, more consistency and standardization of products, and scientific evidence regarding the safety and efficacy of products. Increased demand has also strained the supply of natural plant material for some popular products. Not all companies in the industry have proven capable of meeting these consumer demands.

Strategy


      The concept for our ShamanBotanicals.com division was developed in 1998, and has become the focus of our operations in 1999. The purpose of the botanicals business is to discover, develop and market novel, proprietary botanical dietary supplements derived from tropical plant sources through community building initiatives on the Internet and other focused marketing channels. The unique positioning of our botanicals business stems from our prior experience and efforts in developing pharmaceutical products from tropical plant sources, including significant financial investment, more than 10 years of extensive field research by our teams of ethnobotanists and physicians, and pharmaceutical-level chemical standardization, biological and clinical testing. We are applying this methodology to our new industry, and we intend to set a new standard in this industry. In the last decade, we have amassed a large body of information on the health benefits of thousands of tropical plant species that have a history of human use, and we have organized this information into an extensive relational database. This database includes over 2,600 tropical plants, many of which have not been introduced or fully developed in the U.S. dietary supplement market. We have identified plants with a documented ethnomedical history of use in our library and database of botanicals for use in key market categories with significant commercial potential. Because many of these plants reflect the previously untapped plant diversity of the rainforests, they may represent novel botanical products that have the opportunity to attain a strong, proprietary market position. We currently have a fully-developed product, SB-300, and we expect to commercialize this product in the near future by applying the funds raised in this rights offering and via partnering development agreements we are working to put in place.


      We have the opportunity to differentiate our product candidates in consumers' minds relative to those of our competitors. Key points of differentiation include:


        *  Novel plants/proprietary products for unmet needs;
        *  Documented, first-hand field experience with traditional use;
        * Rainforest-based plants and products, since most botanical supplements products currently come from plants found in temperate areas;
        *  Our commitment to conservation and reciprocity;
        *  Sustainable sourcing and supply;
        *  Quality manufactured, standardized products; and
        *  Clinically-tested products.

      Our commercialization strategy is to create high-end branding of the Shaman name, on our propriety products addressing serious unmet healthcare concerns, and to market these proprietary products to specific communities affected by such healthcare issues. Our e-commerce web site, ShamanBotanicals.com, which is currently under construction, will be designed to include several distinct features, such as exclusive access to our proprietary products, and links to peer-reviewed clinical data supporting the clinical action of our products. We also intend to offer access to certain medical experts, in some cases exclusively, for medical commentary. Other planned features of our web site include bulletin board postings, community chat rooms, customer security and customization, and affiliate programs. Finally, information on our reciprocity programs will be available as well.


Product Discovery and Development Process

      We build on the knowledge and expertise of ethnobotanist and physician teams who work with traditional healers to identify effective treatments in the therapeutic areas that we have targeted. These teams gather comparative data on traditional medicinal and health uses of plants from geographically diverse tropical areas and prioritize plant candidates based on common use among cultures and other factors. The prioritization process includes cross-checking field-derived information against the results of literature searches as to chemical constituents, previously discovered biological activity and other reported medicinal uses. This process is integral to both our pharmaceutical and dietary supplement discovery and development programs.

      We were able to initiate our botanicals business by further exploring the botanical library and pipeline we have developed over the past 10 years. In the last decade, we have amassed a large body of information on the healing benefits of thousands of tropical plant species that have a history of human use and have organized this information into an extensive relational database. This database includes information on over 2,600 tropical plants, many of which have not been introduced or fully developed in the U.S. dietary supplement market. Currently, most dietary supplements are derived from plants from temperate regions. We have identified plants with a documented ethnomedical history of use in our library and database of botanicals for use in key market categories with significant commercial potential.

      We intend to differentiate ourselves within the botanical dietary supplement marketplace by backing proprietary products and promotion with quality research, development and manufacturing, a carry-over from our pharmaceutical culture and skill base. Given consumer demand for quality and the relative lack of specific regulatory standards in the dietary supplement industry, we intend to set our own high standard for quality and product standardization for our botanical products. We intend to develop standardization processes for the ingredients in all our products, including safety verification and, where appropriate, human clinical testing of potential products. Once completed, published clinical data can be utilized for educational purposes with consumers and retailers seeking more information about our products. This distribution of "third party" literature for education and promotional sales can be particularly effective with Internet purchases. We believe that these elements, along with unique formulations and existing and future patents, should add to the proprietary position of our products.


      Product Candidates


      Our first botanical dietary supplement product will be SB-300, which is designed to normalize water flow in the bowel and promote stool formation. SB-300 is an extract of Croton Lechleri, a plant used by indigenous people for relief of gastrointestinal symptoms, and contains a chemical activity marker, SP-303, a patented, clinically proven antidiarrhea agent. SB-300 also has a patented formulation. The mechanism of SB-300 is a desirable anti-secretory activity, and SB-300 does not have anti-motility effects, such as the side effects of constipation and cramping associated with the use of immodium and loperamide. Such anti-motility agents generally cannot be used on a continuous basis as a result of these side effects.

      We plan to commercialize this product ourselves through community building initiatives on the Internet and other appropriate focused channels of distribution. We intend to market the product initially to people with HIV/AIDS who suffer from chronic diarrhea, and then travelers and others who suffer from acute bouts of diarrhea. We are also considering developing a pediatric formulation of SB-300, which would complete three distinct commercial product opportunities from one plant extract, differentiated by formulation, packaging, and target customer/community base.

      We are also working to develop a second product line based on a diet system to mitigate Syndrome X symptoms. Syndrome X is the cluster of metabolic disorders that occur in the face of elevated insulin when an individual is insulin resistant, yet still maintains glucose control and is therefore not diabetic. This cluster of coronary heart disease risk factors, such as elevated triglycerides and lower HDL-cholesterol, the "good" cholesterol, are the silent killers associated with Syndrome X. Shaman's Sr. Vice President of Clinical Research, Dr. Gerald Reaven, has developed a trademarked Syndrome X diet system for persons exhibiting Syndrome X symptoms, and has performed over 20 years of clinical research documenting the benefits of this diet system. Direct comparison clinical trial data supports that this diet system provides superior benefits to those exhibiting Syndrome X symptoms than the low fat/high carbohydrate diet guidelines recommended by the American Heart Association.

      Approximately 30% of the US population is insulin resistant and subject to Syndrome X. We anticipate that a product line would include bars, drinks, and snacks which follow the trademarked anti-Syndrome X diet system, infused with proprietary Shaman botanicals to address further these metabolic disorders.

      Many people with AIDS/HIV who are effectively managing the AIDS virus with their antiviral therapies are now also demonstrating metabolic abnormalities consistent with insulin resistance and Syndrome X and progressing to coronary heart disease and type II diabetes. We intend to leverage the identity we will work to establish in the AIDS/HIV community through our SB-300 product to commence marketing of our Syndrome X diet system in this community, and intend to initially target this community.

      Future Product Candidates

      We have strategically identified multiple areas of dietary supplement product interest and have identified specific priority product candidates for the future based on four criteria:


         *  key market categories with significant commercial potential,
         *  the needs of an aging demographic in the U.S. population,
         *  areas where quick, symptomatic relief could be observed, and
         * areas where we have first-hand ethnomedical experience and where sustainable supply of raw materials exists.

      Some of these proposed product areas include gastrointestinal relief, sexual function aids, antioxidants/cardiovascular protectors, sleeping aids, calming agents and weight management.






      Another potential product opportunity is a proprietary, enhanced formulation of one of the world's leading phytomedicines. We have filed a patent application for this product. We believe this product represents a significant out-licensing opportunity.


      All of these potential products are based on plant material on the FDA's grandfathered old dietary ingredient list, which includes dietary ingredients that were sold in the United States prior to 1994, allowing for immediate product introduction without a need for regulatory application or approval.

      We believe our current and prior research and development efforts would allow us to introduce up to eight products, including human clinical testing, within the first two years of our botanicals operations. We believe that all of these product areas offer significant opportunity for growth. Products in these areas may be developed for sale under the Shaman brand name in the future, or selectively out-licensed.


Sales and Marketing


      Our first product launch will be SB-300, a botanical dietary supplement to normalize water flow in the bowel and promote stool formation. SB-300 will initially be targeted to people with AIDS/HIV who suffer from chronic diarrhea. We plan to market SB-300 via the Internet, 1-800 direct response advertising, limited storefront access in major market cities, and focused mail order opportunities. In addition, Shaman is working with several leading treatment activists to have them feature the introduction of this product in their regional organizations' newsletters. We expect to begin marketing SB-300 commencing in the third quarter of 1999.

      Commencing in the fourth quarter of 1999, we also intend to market SB-300 to travelers and others suffering from acute episodes of diarrhea. The product will be differentiated from that targeted to the AIDS/HIV community in that it will be a lower dose and packaged in smaller quantities to address the nature of its expected use in the target customer base.

      We believe that selling a traveler's health-related product on the Internet presents an attractive marketing opportunity since two primary uses of the Internet are currently healthcare information and travel. We intend to market this product with banner advertising at affiliate travel web sites and point of purchase at high-risk diarrhea destinations, sample programs to adventure travel and tour companies traveling to such areas, and other highly focused target customer programs.

      In marketing a diet system product line to address Syndrome X symptoms, we intend to leverage the identity we will work to establish in the AIDS/HIV arena through sales of SB-300, and will initially target this community. Similarly to SB-300, we believe we will be able to implement efficient and focused promotion and distribution to the AIDS/HIV community, and then expand our marketing efforts to focus on mass market indications.

      Thus, our initial customer base communities will include:

         -  people with AIDS/HIV suffering from chronic diarrhea;
         -  travelers to high-risk diarrhea destinations;
         -  people with AIDS/HIV exhibiting Syndrome X symptoms
         -  the Syndrome X population at large.

      Both diarrhea and Syndrome X appear to be under-served and under-recognized on most Internet healthcare sites. We believe that the features to be offered on our web site relating to information on these health issues, together with the exclusive access of our web site to our proprietary products, presents an opportunity for our website to become one of the definitive sites for the communities affected by these health concerns for complementary medical alternatives.


Customers and Partners

      The market for dietary supplements in the United States is growing. In recent consumer surveys, 25% to 30% of consumers report having utilized a botanical dietary supplement, and 36% report moderate to heavy use of complementary medicine.

      We believe that our botanicals business has two key initial classes of customers:


         * consumers, primarily in the HIV/AIDS community, the traveler's market, and Syndrome X community to whom we intend to market our first product, SB-300, and our anticipated second anti-Syndrome X diet product line; and

         * mass market and multi-level companies that are interested in licensing or partnering with us for the commercialization of our products.


      Potential SB-300 customers


      Diarrhea in people with HIV and AIDS is a devastating syndrome. In 1997 in the United States, there were an estimated 225,000 people with AIDS and between 650,000 and 900,000 individuals in the United States were believed to be infected with HIV. While fewer people are dying of AIDS, new cases of AIDS and HIV are still increasing and people are now living longer with both AIDS and HIV. Sources indicate that, of the combined HIV and AIDS population in the United States, approximately 20% to 40% suffer from diarrhea at any given time, with an average duration of 90 days per year. Although protease inhibitors and highly active antiretroviral therapy have improved the prognosis for people living with HIV and AIDS, the problem of diarrhea persists. In the majority of cases the symptom is thought to be related to the anti-viral drugs. Diarrhea therefore remains a serious problem that has not been adequately addressed.


      Diarrhea not only compromises the health and quality of life of individuals with AIDS and HIV but also has been shown to increase dramatically the cost of these individuals' medical care. Furthermore, people with chronic diarrhea are forced to restrict their daily activities to accommodate the disruptions caused by this condition because current symptomatic therapies provide either poor relief or undesirable side-effects.


      We believe that a product that normalizes water flow in the bowel and promotes stool formation represents a large, focused and untapped market opportunity. We believe that the competitive promotional response may be limited in this discrete market because no specific dietary supplements or over-the-counter antidiarrheals have targeted this population to date, likely because there are no indication or studies in this patient population and the mechanism of action of anti-motility products is counter-indicated for chronic diarrhea. Further, we hope eventually to build a niche market position by catering specifically to the needs of the HIV/AIDS community with a full product line.

      For the traveler's market, SB-300 provides a natural alternative to currently available treatments which have unpleasant side effects, such as constipation and rebound diarrhea. More than 35 million individuals travel annually to countries that present the risk of traveler's diarrhea.


      Potential Partners


     We are actively engaged in partnering discussions with top tier companies in both the mass market and multi-level dietary supplement arenas. No agreements have been reached or entered into to date. We are focusing our partnering efforts initially on the multi-level market arena, and then intend to focus on a large mass market, heavily promotional, healthcare deal which will require a longer period of time to negotiate.


      Mass Market

      The entrance of large healthcare and consumer products companies into the dietary supplement industry has fueled the expanded placement of botanical dietary supplements beyond local health food stores and into neighborhood grocery stores, drug stores and mass merchandisers. To promote this placement, these companies are spending huge sums on advertising and promotion relative to previous marketing budgets for dietary supplements that rarely topped $1 million. For example, in 1998, American Home Products Corporation spent an estimated $12 million on its Centrum(R) line, Bayer Corporation spent an estimated $35 million on its One-A-Day(R) line of eight products, and Warner-Lambert Company spent an estimated $15 million on its Quanterra(R) line of two products. Such large promotional expenditures are relatively recent because historically sales of single products or even lines of products rarely passed the single-digit million mark. However, industry analysts now report much higher sales figures. For example, American Home Products, Bayer and Warner-Lambert are forecasting combined first year sales of over $100 million for their botanical lines, largely a result of significant promotion. Through increased promotional budgets, companies such as these are educating more consumers about the benefits of herbal and botanical products, thereby increasing consumer trial and repurchase. If these trends continue, the growth of the botanical dietary supplement market could far surpass growth in the past. Each of these product lines is simply a new opportunity of commodity botanical products.

      We believe that another key driver of continued growth will be the introduction of new botanical dietary supplement products. Introduction of new products has in the past not only brought new consumers into the market but also fueled the purchase of other existing botanicals. The large healthcare and consumer products companies are currently tapping into the commonly known commodity botanical products, primarily of European origin. Once growth of these products is maximized, novel proprietary products will be needed, and we believe we are uniquely positioned to meet this need in certain market areas.

      We plan to partner with mass market companies in order to expand the advertising and promotion of our botanical dietary supplement products. Such a partnership would combine the benefits of our new products with the partner's ability to generate large advertising and public relations campaigns for our new product lines, similar to those created for existing consumer product lines. In addition, we could pursue a licensing arrangement, such as that completed between PharmaPrint, Inc. and American Home Products, in which the Shaman name could be co-branded with a product or product line with a partner.

      Multi-Level


      Multi-level marketing is a system of network marketing comprised of two components: one-on-one selling and yearly sales conventions. Distributors, usually individuals looking for a home-based business or the opportunity to supplement their regular income, sell products to friends and relatives. Distributors are incentivized to sign-up their friends as distributors, and they receive in return an incentive for all the sales in their network. Hence, the impact is that of an ever-growing customer base that is somewhat captive and more predisposed to purchase than the broad consumer public. In addition, this type of selling makes the emotional impact of product stories very important, as distributors need to believe in the products they are selling to friends.

      The primary form of promotion in the multi-level marketing channel, beyond one-on-one selling, is the yearly sales convention. Each year, all distributors are brought together for a multi-million dollar sales convention. On-stage presentations are given on four to five key new products, or a product line, being launched in the coming year. The history of the products, testimonials and their uses are discussed. Then, distributors are sent back to their homes for another year of selling. During the year, incentives may be given for reaching certain sales quotas on a particular product or product line.

      Dietary supplements have been a mainstay of the multi-level marketing industry. However, botanicals are a newer player on the scene. Some multi-level firms such as AmWay Corporation, with its NutriLite line, and Nu Skin Enterprises, Inc. have embraced the commonly used commodity botanicals. However, it is new products that fuel the growth in multi-level marketing.


      Our botanical products lend themselves to this market for several reasons. We have truly novel products--the lifeblood of this distribution channel. Further, the origins of our products are unique and lend themselves to the type of interesting and emotionally compelling selling stories required for peer-to-peer selling. These would make for entertaining sales convention presentations, featuring famous ethnobotanists and the rainforest. Additionally, our reciprocity and conservation policies provide interesting content for responsible and compelling story-based selling.

      Internet


      We intend to use Internet marketing of our proprietary products as a means to achieve high-end branding of our products. We believe that this exclusive access to our proprietary products may be the most important advantage of our ShamanBotanicals.com e-commerce site. The Internet offers an opportunity to provide, within the requirements of the Dietary Supplement Health and Education Act, easily and quickly accessible third-party literature and supportive information on-line. We expect to offer bulletin board postings, community chat rooms, patient security and customization as features on our web site. We also expect to have exclusive access to certain medical experts for medical commentary. Affiliate programs are expected to be important. For example, since diarrhea appears as a side effect in the labeling of over 80% of pharmaceuticals, the indication for our product SB-300 of normalizing water flow in the bowel and promoting stool formation, provides a natural link between the problem caused by these pharmaceutical products and the solution offered by SB-300. Finally, information on our reciprocity programs will be available as well.

Competition

      Competition in the botanical dietary supplement market differs by channel of distribution. Historically, competition within the health food channel was fragmented and made up of over 200 small, mostly privately held companies. More recently, several large consumer healthcare companies have opened up the mass-market channel, including American Home Products with its Centrum(R) Herbal brand, Bayer's introduction of botanical ingredients in their One-A-Day(R) line, and Warner-Lambert's introduction of their Quanterra(R) brand. Overall, the entrance of these companies is expected to broaden consumer acceptance of botanical products and grow the total botanical dietary supplement market, with the mass market becoming the largest, fastest-growing distribution channel. In order to enter this key channel, we intend to partner with a company with direct to consumer promotional capabilities and extensive experience in this market. We believe that a partner in this channel will value the quality and scientific rigor behind our products.


      In the multi-level marketing channel, key players include Shaklee Corporation, Nu Skin Enterprises, Inc., USANA, Inc. and OmniLife. Again, we intend to partner with a top-tier company in this channel. We believe that partners in this channel will appreciate the novel products we have to offer and the compelling stories of their rainforest and traditional use origins.

      There is currently no established leader in marketing dietary supplements through the Internet, although several Internet sites do exist, including AllHerb.com, Mothernature.com, and Greentree.com. The emerging "drugstore " sites such as Drugstore.com and PlanetRx.com also carry some dietary supplements. We intend to start our own website within this distribution channel, with the unique attraction of our own, proprietary products available on the site, particularly targeting the HIV/AIDS community. We have reserved the Internet domain name "ShamanBotanicals.com." We do not expect to compete head-to-head with the existing Internet sites, where there has been little differentiation between sites with respect to product offerings. Rather, ShamanBotanicals.com will focus first on the needs of the HIV/AIDS community, including information and nutritional products particularly important for people with diarrhea and other associated problems. The design of our website will be integral to the launch and sale of our first product, SB-300, via the Internet distribution channel, and other community building initiatives.


Government Regulation

      The term "botanical dietary supplement" is defined by the 1994 Dietary Supplement Health and Education Act as "an herb or other botanical or a concentrate, constituent, extract or combination of any botanical that is intended for ingestion as a tablet, capsule, or in liquid form and is not represented for use as a conventional food or as a sole item of a meal or the diet and is labeled as a dietary supplement." The 1994 Dietary Supplement Health and Education Act specifically outlines how botanical products are to be regulated and treated. Some commonly known commodity botanical dietary supplement products include ginseng, gingko biloba, St. John's wort, and echinacea. This statutory definition also differentiates botanical dietary supplements, vitamins and minerals from conventional foods or food additives. Under the law, botanicals may be sold as dietary supplements with claims as to their effect on the structure or function of the human body, providing the seller has adequate documentation for the claims. Botanical dietary supplements are regulated by the FDA. However, some botanical dietary supplement products require no review or approval to enter the market, while some new products may require the submission of basic safety data prior to marketing. As a result, the FDA regulatory process in the botanical dietary supplement industry is much less rigorous than in the pharmaceutical industry, allowing for much faster market introduction.

      One of the unique provisions of DSHEA is the distinction between new dietary ingredients and old dietary ingredients, which had a history of being marketed in the United States prior to DSHEA. Old dietary ingredients have been "grand-fathered" under the law, allowing them to be commercialized without further FDA review. Our pipeline includes more than 400 botanical candidates that are old dietary ingredients, including several near-term product candidates, and numerous new dietary ingredients candidates.

Pharmaceuticals

Background

      Pharmaceutical companies continually search for innovative products available for in-license to enhance their existing product portfolios. Products that have an entirely different approach or means of accomplishing the desired therapeutic effect than products currently available are particularly in demand. In addition, companies are looking to develop or in-license products that may be more effective and/or less costly than those currently available, or those that could offer an alternative to other, more invasive forms of medical treatment and address the self-medication and quality of life issues of the current aging consumer population.

Strategy

      Until recently, we were primarily focused on discovering and developing novel pharmaceutical products for major human diseases by isolating and optimizing active compounds found in tropical plants with a history of medicinal use. We have conducted human clinical trials with our three lead product candidates -- SP-303/Provir (Phase III/II), nikkomycin Z (Phase I) and SP-134101 (Phase I) -- targeting five indications. Due to unforeseen delays and costs necessary to complete additional trials for our lead compound, SP-303/Provir for the treatment of diarrhea in people with AIDS, we have chosen to discontinue all pharmaceutical development, manufacturing and marketing activities. We now intend to out-license worldwide marketing rights to our pharmaceutical assets.

Product Discovery and Development Process

      In our efforts to develop pharmaceutical products we previously focused on drugs extracted from plants with a long history of medicinal use. Through this process, we successfully identified and developed a number of pharmaceutical candidates, particularly through the preclinical and early clinical stages. These efforts have produced a portfolio of product candidates for out-license.

Product Candidates

      We conducted human clinical trials with our three leading product candidates -- SP-303/Provir (Phase III/II), nikkomycin Z (Phase I), and SP-134101 (Phase I) -- targeting five indications. We have discontinued all pharmaceutical development, manufacturing and marketing activities and plan to out-license all of the pharmaceutical applications of our technology.

      The following table describes the major therapeutic areas in which we have had active product development and research. Efforts are being made to out-license all of these pharmaceutical products:


Product         Indication          Status                    Commercial Rights
-------         ----------          ------                    -----------------
Provir          AIDS-associated     Completed Phase III       Shaman
                 diarrhea           study in Q4, 1998.
                                    Completed a Phase II
                                    efficacy study in Q4, 1997

Provir          Watery diarrhea     Completed two Phase II    Shaman
                                    efficacy trials in Q3,
                                    1998. Completed
                                    initial Phase II
                                    efficacy studies in
                                    1996 & 1997

Provir          Pediatric           Formulation to be         Shaman
                 diarrhea           developed

Nikkomycin Z    Endemic mycoses     Completed Phase I study   Shaman
                                    in Q2, 1997.

Nikkomycin Z    Azole-resistant     Initiation of clinical    Shaman
 and Azoles      Candida            program pending pre-
                                    clinical development
                                    by Pfizer

SP-134101       Type II Diabetes    Completed Phase I study   Shaman
                                    in Q1, 1998

Oral            Type II Diabetes    Preclinical,              Ono; Lipha/Merck;
 antihyperglycemic                  29 compounds              and Shaman. Shaman
 compounds                                                    receives royalties
                                                              on sales outside
                                                              the U.S. and
                                                              profit sharing in
                                                              the U.S.


Sales and Marketing

      We intend to out-license worldwide marketing rights to our pharmaceutical assets.

Customers and Partners

      We continue to pursue discussions for the out-licensing of our pharmaceutical assets.


      In September 1996, we entered into a five-year collaborative agreement with Lipha/Merck to develop jointly our antihyperglycemic drugs. We are currently in negotiations with Lipha/Merck for the discontinuation of this research agreement. Lipha/Merck will make no further research payments. We are in discussions with Lipha/Merck regarding the dissolution of this relationship.


      In May 1995, we entered into a collaborative agreement with Ono Pharmaceutical Co. Ltd. providing for, among other things, three years of funding for the research and development of compounds for the treatment of Type II diabetes. Although the on-going research funding period under such agreement has expired, Ono continues to have contractual obligations to us for the potential payment of milestones and royalties. There can be no assurance that such milestones will be attained or that we will receive any future milestone payments or royalties from Ono.

Competition


      The out-licensing of pharmaceuticals is a competitive enterprise. Although many companies consider licensing opportunities, they often investigate multiple opportunities before settling on a select few. While Shaman is subject to this competition, we have had significant interest in our products based upon their novelty, safety, efficacy, and advanced stages of development. We are actively seeking to out-license our products and we have multiple on-going discussions. To date, these discussions have not resulted in any out-licensing agreements.


Patents and Proprietary Rights

      Proprietary protection for our product candidates, processes and know-how is important to our business. Our policy is to file patent applications to protect technology, inventions and improvements that are considered commercially important to the development of our business. We also rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We aggressively prosecute and defend our patents and proprietary technology.

      We have 20 U.S. patents issued to date. In addition, we currently have 12 U.S. patent applications pending with the U.S. Patent and Trademark Office and multiple applications filed under the Patent Cooperation Treaty. We do not know whether any of these applications will result in the issuance of any patents or, if any patents are issued, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated.

      We have been issued a U.S. patent related to our specific proanthocyanidin polymer compositions designated SP-303/Provir. Specifically, the patent contains composition of matter claims related to SP-303/Provir contained in our SP-303/Provir product. We have also filed foreign applications corresponding to our issued U.S. patents relating to our proanthocyanidin polymer composition. We have been granted patents in Australia, Mexico and New Zealand and have patent applications pending in Canada, Europe, Japan, the Republic of Korea and Singapore.

      We have also filed a U.S. patent application directed to new formulations and methods of using our specific proanthocyanidin polymer composition for treatment of watery diarrhea. These formulations are contained in our SP-303/Provir product.


      We have 10 issued U.S. patents relating to compositions and methods for treating Type II diabetes, as well as reducing hyperglycemia associated with other etiologies. We also have eight additional U.S. patent applications pending that relate to compositions and methods for treating Type II diabetes, as well as reducing hyperglycemia associated with other etiologies. We have filed 11 international applications under the Patent Cooperation Treaty designating a number of foreign countries, as well as applications in Taiwan, corresponding to eleven U.S. applications and plan to file additional corresponding foreign applications within the relevant convention periods.

      We also have one issued U.S. patent and corresponding international patent applications in a number of foreign countries relating to methods for administering and sustained release formulations for anti-fungal agents like nikkomycin Z. The methods and compositions are useful for treatment of fungal infections, particularly candidiasis, the most frequently encountered life-threatening mycoses. We have licensed several patents from Bayer AG relating to the use of nikkomycin Z and the composition and use of nikkomycin Z in combination with other antifungal compounds for the development of antifungal agents.

      There can be no assurance that our pending patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology; nor can there be any assurance that others will not obtain patents that we would need to license or circumvent. See "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights; Current Legal Proceedings Regarding Patents and Proprietary Rights."

Community Commitment

The Healing Forest Conservancy

      In January 1990, we formed The Healing Forest Conservancy, a California not-for-profit public benefit corporation which is dedicated to maintaining global biocultural diversity. The Conservancy focuses on conserving plants that have been used traditionally for medicinal and health purposes and conserving the knowledge of cultures that utilize them. We have donated 667 shares of our common stock to the Conservancy's endowment fund. We also plan to donate additional funds when we have achieved profits from product sales, if any, to provide benefits to indigenous peoples in the countries where our source plants are obtained.

The Shaman HIV Investment Trust


      In 1998, we made a commitment to create the Shaman HIV Investment Trust, which provides funding for charitable causes within the HIV/AIDS Community, including services, education and research. We have committed to the Trust a royalty on the first five years of U.S. product net sales of SB-300 which are sold in the HIV/AIDS market. The Trust will be administered independently by a committee of HIV/AIDS community leaders.

The Living With AIDS Initiative

     As part of Shaman's Living with AIDS reciprocity initiative, we are supporting the Trekking with AIDS Dawn Averitt program. Dawn is a 30 year-old woman who has been living with the HIV virus for 11 years. She is an internationally known treatment activist supporting grass-roots efforts to provide education, empowerment, and treatment for all people with AIDS and HIV. She has recently launched on a five month trek of the Appalachian trail to promote awareness for the challenging quality of life issues associated with living with HIV and AIDS. Her broader message is that we all live with challenges and need to take control of our healthcare and quality of life choices, a message right in line with the goals of product development and commercialization at ShamanBotanicals.com.


Employees


      In February 1999, we ceased operations in our pharmaceuticals business and downsized by approximately 60 employees, or 65% of our workforce. As of June 15, 1999, we had 25 employees. The remaining employees are expected to focus their activities primarily on the botanicals business.

                                   MANAGEMENT

Executive Officers and Directors


   The following table sets forth certain information with respect to the executive officers, directors and key employees of Shaman as of June 15, 1999:



         Name                 Age                                  Position
-------------------------     ---    --------------------------------------------------------------------------------
Lisa A. Conte............     40     Director, President, Chief Executive Officer, and Chief Financial Officer
Steven R. King, Ph.D.....     41     Senior Vice President, Ethnobotany and Conservation
Gerald M. Reaven, M.D....     70     Senior Vice President, Clinical Research
Thomas Carlson, M.D......     42     Vice President, Medical Ethnobotany
John W.S. Chow, Ph.D.....     47     Vice President, Technical Operations
Tom White................     40     Senior Vice President, Commercial Strategy and Chief Sales and Marketing Officer
G. Kirk Raab (1).........     63     Chairman of the Board
Loren D. Israelsen.......     43     Director
Adrian D.P. Bellamy (2)..     57     Director
Jeffrey Berg.............     52     Director
Herbert H. McDade, Jr....     72     Director
M. David Titus (1).......     42     Director


--------------------------
 (1)   Member of the Audit Committee
 (2)   Member of the Compensation Committee

      Lisa A. Conte founded Shaman in May 1989 and currently serves as Shaman's President, Chief Executive Officer, Chief Financial Officer, and Director.
From 1987 to 1989, Ms. Conte was Vice President at Technology Funding, Inc., a venture capital firm, where she was responsible for the analysis and management of healthcare industry investments. From 1985 to 1987, she conducted risk and strategy audits for venture capital portfolio companies at Strategic Decisions Group, a management consulting firm. Ms. Conte received an A.B. in Biochemistry from Dartmouth College, an M.S. in Physiology/Pharmacology from the University of California, San Diego and an M.B.A. from The Amos Tuck School, Dartmouth College.

     Steven R. King, Ph.D. joined Shaman in March 1990. He currently serves as Senior Vice President, Ethnobotany and Conservation and is responsible for coordinating our Scientific Strategy Team. From 1989 to 1990, Dr. King was the chief botanist for Latin America at Arlington, Virginia's Nature Conservancy. He worked in 1988 as Research Associate for the Committee on Managing Global Genetic Resources at the National Academy of Sciences, and was a Doctoral Fellow from 1983 to 1988 at The New York Botanical Garden's Institute of Economic Botany. Dr. King received a B.A. in Human Ecology from the College of the Atlantic and M.S. and Ph.D. degrees in Biology from City University of New York.


     Gerald M. Reaven, M.D. joined Shaman as a consultant in February 1995 and became an employee in July 1995. He currently serves as Senior Vice President, Clinical Research. Dr. Reaven came to Shaman from the Stanford University School of Medicine where he served as a faculty member since 1960 and a Professor of Medicine since 1970. Over the last 20 years, Dr. Reaven served as head of the Division of Endocrinology and Metabolic Diseases, Division of Gerontology and director of the General Clinical Research Center. Dr. Reaven also served as head of the Division of Endocrinology, Gerontology and Metabolism at Stanford University School of Medicine, and Director of the Geriatric Research, Education and Clinical Center, at the Palo Alto Veterans Affairs Medical Center. Dr. Reaven received his A.B., B.S. and M.D. from the University of Chicago.

     Thomas Carlson, M.D. joined Shaman in October 1992. He currently serves as Vice President, Medical Ethnobotany and is responsible for developing ethnobotancial field research and coordinating clinical studies. Dr. Carlson has conducted research with traditional healers in over 40 different indigenous groups in 15 different tropical countries. Prior to joining Shaman, from 1990 to 1992, Dr. Carson practiced General Pediatrics at Kaiser Permanente in Santa Clara, California and worked at the Aravind Childrens and Eye Hospitals in Madurai, India on child malnutrition and blindness. From 1987 to 1990, Dr. Carlson completed his Internship and Residence in Pediatrics at Stanford University Medical Center. Dr. Carlson received his M.D. from Michigan State University and a B.S. and M.S. in Botany from the University of Michigan.

     John Chow joined Shaman in April 1998 as Vice President of Technical Operations. Prior to joining Shaman, from December 1997 to April 1998, Dr. Chow served as Director, Product and Technology Evaluation at Bristol-Myers Squibb Company, where he performed technical due diligence toward the acquisition and licensing of various dosage forms and technologies and reviewed and approved new product specifications. Prior to holding this position, from July 1980 to December 1997, Dr. Chow held other positions, also with Bristol-Myers Squibb Company, where he was responsible for developing strategies for manufacturing consolidation, facilitating technology transfers of new and existing products, and directing technical operations of an international plant. Dr. Chow received a B.S. in Pharmacy from Washington State University, a Ph.D. in Pharmaceutical Chemistry from Ohio State University and an M.B.A. in Pharmaceutical/Chemical Studies from Fairleigh Dickinson University.




     Tom White joined Shaman in May 1999 as Senior Vice President, Commercial Strategy, and Chief Sales and Marketing Officer. Prior to joining Shaman, from April 1998 to May 1999, Mr. White served as Executive Vice President, General Manager Functional Food & Beverages at Weider Nutrition International. Prior to that, from June 1995 to March 1998, he was a Principal in the firm of White, Smith-White & Partners, a consumer products consulting firm, and from August 1993 to May 1995, he served as Director of Marketing for Pete's Brewing Company. Mr. White received his B.A. in Journalism from the University of Missouri, and his M.S. in Advertising from Northwestern University.

     G. Kirk Raab became a director in January 1992 and Chairman of the Board in September 1995. Mr. Raab was President, Chief Executive Officer and director of Genentech, Inc. from February 1990 to July 1995 and President, Chief Operating Officer and director from February 1985 to January 1990. Before joining Genentech, Mr. Raab was associated with Abbott Laboratories, serving as President, Chief Operating Officer and director. Mr. Raab is also Chairman of the Board of Connectics, Inc., Oxford GlycoSciences (UK) Ltd. and LXR Biotechnology, Inc., and is a director of Bridge Medical, Inc., Accumetrics, Inc. and Applied Imaging Corporation. Mr. Raab holds a B.A. in Political Science from Colgate University.


     Loren D. Israelsen became a director in April 1999. Mr. Israelsen has been President of LDI Group, a consulting firm specializing in dietary supplement and phytomedicine issues, since 1997. From 1990 to 1997, Mr. Israelsen practiced law at a private firm. From 1981 to 1990, Mr. Israelsen served in various positions at Murdock International Corporation, including President from 1989 to 1990, Vice President of Strategic Development from 1986 to 1989 and General Counsel from 1981 to 1986. While acting as Vice President of Strategic Development, he identified and negotiated several license agreements to bring the world's leading phytomedicines, including Ginkgo biloba extract, milk thistle extract, echinacea, evening primrose oil, and saw palmetto extract, to the United States. Mr. Israelsen has served as General Counsel/Vice President to the American Herbal Products Association, Co-counsel to the European American Phytomedicine Coalition, industry liaison to FDA's expert advisory committee on Ephedra and advisor to the Natural Products Quality Assurance Alliance, the Office of Technology Assessment and the Office of Dietary Supplements. Since 1992, he has served as Executive Director of the Utah Natural Products Alliance, which was instrumental in developing and passing the Dietary Supplement Health and Education Act of 1994.


     Adrian D.P. Bellamy became a director in October 1997. Since April 1995, Mr. Bellamy has served as Chairman and a director of each of Airport Group International Holdings, L.L.C. and Gucci Group N.V. From September 1983 to April 1995, Mr. Bellamy served as Chairman of the Board of Directors and Chief Executive Officer of DFS Group Limited, a specialty retailer. He received a B.A. in Communications and an M.B.A. from the University of South Africa. Mr. Bellamy is a director of The Body Shop, Inc., The Body Shop International PLC, The Gap, Inc., Paragon Trade Brands, Inc. and Williams-Sonoma, Inc.

     Jeffrey Berg became a director in June 1998. Mr. Berg has been the Chairman and Chief Executive Officer of International Creative Management, Inc. since 1985. Mr. Berg, one of the leading agents in the entertainment industry, has been in the entertainment industry for over 25 years. Mr. Berg received a B.A. from the University of California at Berkeley and a Master of Liberal Arts from the University of Southern California. He served as Co-Chair of the California Information Technology Council and is a director of each of Oracle Corporation and Excite, Inc.

     Herbert H. McDade, Jr. became a director in October 1991. He has served as Chairman of the Board and Chief Executive Officer of Chemex Pharmaceuticals, Inc. since February 1989 and as Chief Executive Officer from February 1989 through January 1996, when Chemex Pharmaceuticals merged with Access Pharmaceutical Corporation and the combined entity changed its name to Access Pharmaceutical Corporation Inc. From October 1986 to January 1988, Mr. McDade was Chairman, President and Chief Executive Officer of Armour Pharmaceuticals, Inc., after previously serving as President, International Health Care Division of the Revlon Health Care Group. Mr. McDade holds a B.S. in Biology from the

University of Notre Dame and a B.P.H. in Theology and Philosophy from Laval University. He is Chairman of the Board of Access Pharmaceutical Corporation and a director of Cytrx, Inc., Discovery Ltd. and several privately held companies.


     M. David Titus became a director in April 1990. Mr. Titus is currently a General Partner of Windward Ventures Management, L.P., a venture capital firm, which he founded in November 1997. Prior to founding Windward Ventures Management, L.P., Mr. Titus was Managing Director of Windward Ventures, a venture capital consulting and investment firm, which he founded in 1993. From May 1986 to December 1992, he served in various capacities at Technology Funding, Inc., a venture capital firm, including Group Vice President, Technology Funding, Inc., and General Partner of Technology Funding Limited. Prior to joining Technology Funding, Inc. in May 1986, Mr. Titus was a founder and Senior Vice President of the Technology Division of Silicon Valley Bank. Mr. Titus earned a B.A. in Economics from the University of California, Santa Barbara. He is a director of several privately held companies.


Number of Directors; Relationships

      Our bylaws authorize the board to fix the number of directors serving on the board, provided that such number shall not be less than five nor more than nine. The number of directors is currently fixed at seven. All directors hold office until the second annual meeting of stockholders following the annual meeting of stockholders at which such director was elected, or until their successors have been duly elected and qualified.

      There are no family relationships among our executive officers or directors.

Committees of the Board of Directors

      Shaman's board of directors has an audit committee which is primarily responsible for annually recommending independent auditors for appointment by the board, for reviewing the services performed by our independent auditors and reviewing reports submitted by the independent auditors. The audit committee includes two directors, Messrs. Titus and Raab.

      The board also has a compensation committee, which is comprised of Messrs. McDade and Bellamy. The compensation committee reviews and approves our general compensation policies and practices, sets compensation levels for our executive officers and administers our 1992 Stock Option Plan and other employee benefits programs.

Director Compensation


      Each non-employee is reimbursed for reasonable expenses incurred in connection with their attendance at such meetings.


      The information given below is for historical purposes because each member of the board of directors has agreed to surrender their outstanding options to purchase shares of our common stock.

      Shaman's non-employee directors receive stock options under our 1992 Stock Option Plan. See "1992 Stock Option Plan."

      On June 30, 1998, Mr. Berg received an option to purchase 1,000 shares of common stock in connection with his initial appointment to the board pursuant to the automatic grant provision of the 1992 Stock Option Plan. The option has an exercise price of $67.50 per share, the fair market value per share of the common stock on the grant date. Mr. Berg has agreed to surrender these options.

      On May 15, 1998, Messrs. McDade, Raab, Titus and Bellamy each received an option grant for 375 shares of common stock under the automatic option grant provisions of the 1992 Stock Option Plan. These options have an exercise price per share of $98.75, the fair market value per share of common stock on that date. Each of these directors has agreed to surrender these options.


      On October 20, 1998, the compensation committee, as administrator of the 1992 Stock Option Plan, implemented an option cancellation/regrant program for certain key consultants and non-employee directors, other than the members of the compensation committee, holding options under the plan. Pursuant to this program, each eligible non-employee director was given the opportunity to surrender his outstanding options under the 1992 Stock Option Plan with exercise prices in excess of $28.75 per share in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share, the closing selling price per share of common stock as reported on the Nasdaq National Market on the October 20, 1998 grant date of the new option. To the extent the higher-priced option was exercisable for any option shares on the October 20, 1998 cancellation date, the new option granted in replacement of that option would become exercisable for those shares in a series of 12 successive equal monthly installments upon the optionee's completion of each month of service over the one-year period measured from the October 20, 1998 grant date. The option would become exercisable for the remaining option shares in one or more installments over the optionee's period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled higher-priced option. The following non-employee directors participated in the October 20, 1998 cancellation/regrant program with respect to the indicated number of option shares: Mr. Raab, 17,214 shares with a weighted average exercise price of $110.56 per share; Mr. Titus, 2,914 shares with a weighted average exercise price of $128.48 per share; Mr. Berg, 1,000 shares with a weighted average exercise price of $67.50 per share. Each of these directors has agreed to surrender such options.


      On May 1, 1997, the board of directors approved a consulting arrangement with Mr. Titus, one of its non-employee directors pursuant to which he is to serve as a consultant to Shaman on financing matters and financial operations. Under this arrangement, Mr. Titus was paid consulting fees in the amount of $36,000 for the 1998 fiscal year. This arrangement expired in June 1998. As part of his initial consulting arrangement, Mr. Titus was granted an option to purchase up to 700 shares of common stock under the discretionary option grant program in effect under the 1992 Stock Option Plan. Such option has an exercise price of $107.50 per share, the fair market value of our common stock on the May 22, 1997 grant date of that option and is exercisable in full at any time prior to May 22, 2007. This option was surrendered on October 20, 1998 under the option cancellation/regrant program, in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share. The option would have become exercisable in a series of 12 successive equal monthly installments over the one-year period measured from the October 20, 1998 grant date, however, Mr. Titus has agreed to surrender this option.

      In August 1995, we entered into a consulting arrangement with Mr. G. Kirk Raab, Chairman of the Board. As consideration for special consulting services Mr. Raab performed under the consulting arrangement, Mr. Raab was paid an annual consulting fee of $100,000. In addition, he was granted an option for 10,000 shares of common stock on August 21, 1995 with an exercise price per share of $110.00, the fair market value per share of common stock on that date. The option was granted under the discretionary option grant provision of the 1992 Stock Option Plan, and the option would have become exercisable in a series of 48 successive equal monthly installments over the four-year period measured from the August 21, 1995 grant date, provided Mr. Raab continued to render services to us pursuant to his consulting arrangement. This option was surrendered on October 20, 1998 under the option cancellation/regrant program, in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share. Mr. Raab has agreed to surrender this replacement option. In addition, in connection with his services as a director and as Chairman of the Board, Mr. Raab received an annual retainer fee of $60,000, payable after each annual meeting of stockholders so long as Mr. Raab continued to render services to us as Chairman of the Board. We paid a total of $66,667 of the consulting fees in cash and on November 7, 1998, issued 6,783 shares of common stock in payment of his consulting services for the 1998 fiscal year. Shaman and Mr. Raab have agreed to terminate the compensation component of his consulting arrangement and no further payments are to be due under this arrangement. Mr. Raab still serves as Chairman of the Board.


      In January 1999, we entered into a consulting agreement with Mr. Loren D. Israelsen, a director and officer, pursuant to which he served as interim Chief Executive Officer of our ShamanBotanicals.com division. Under this agreement, Mr. Israelsen was paid a total of $30,000 for his services in January and February 1999. In addition, upon further funding of Shaman, Mr. Israelsen is to be paid $10,000 in deferred consulting expenses and an additional $150,000 project retainer to help close a corporate deal for the ShamanBotanicals.com division. Such retainer will be paid in three installments during the third quarter of 1999. Mr. Israelsen will also receive a success payment for each corporate partnership as a percentage of the up front fee received from such partner, which fee varies from two to five percent depending upon the timing of closing such partnership.


Compensation Committee Interlocks and Insider Participation


      During the 1998 fiscal year, Herbert H. McDade and Adrian D.P. Bellamy served as members of the compensation committee of the board of directors. No member of the compensation committee was, at any time during the 1998 fiscal year or at any earlier time, an officer or employee of Shaman. No executive officer of Shaman serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Shaman's board of directors or compensation committee.

Executive Compensation


      The following table sets forth the compensation earned, for services rendered in all capacities to us, for each of the last three fiscal years by Shaman's Chief Executive Officer and the four other highest paid executive officers serving as such at the end of the 1998 fiscal year whose salary and bonus for that fiscal year was in excess of $100,000. The individuals named in the table will be referred to in this prospectus as the Named Officers. No other executive officer who would otherwise have been included in such table on the basis of fiscal year 1998 salary and bonus resigned or terminated employment during the year.



                                             SUMMARY COMPENSATION TABLE
                                                                                        Long-Term
                                              Annual Compensation                      Compensation
                         ------------------------------------------------------------- ------------
                                                                                          Awards
                                                                                        ---------
                         --------------------------------------------------------------------------
                                                                               Other       Securities
                                                                               Annual      Underlying     All Other
                                                  Salary                       Compen-       Options/      Compen-
  Name and Principal Position          Year        ($)(1)       Bonus ($)       sation($)     SARS (#)     sation($)
-------------------------------       ----      ----------     ---------       ----------    ---------    ---------

Lisa A. Conte, President,             1998      311,537(2)       3,000(3)           --       102,250(4)       --
  Chief Executive Officer             1997      312,901(5)      91,689(6)           --        14,750(4)       --
  and Chief Financial Officer         1996      286,190(7)      53,000(8)           --         5,250(4)       --

Gerald M.  Reaven, M.D.               1998      243,015          3,000(3)           --        10,750          --
  Senior Vice President,              1997      239,114         25,000(9)           --            --          --
  Medical and Clinical Advisor        1996      227,878          3,000              --           250          --

Atul S. Khandwala, Ph.D. (10)         1998      177,474          3,000(3)      125,531(11)     2,000      66,356(12)
  Former Senior Vice President,       1997      226,031         20,000(9)           --            --      82,217(13)
  Development and Chief               1996      187,563          3,000          51,200(14)     6,250     106,399(15)
  Regulatory Officer

Steven R. King, Ph.D.                 1998      179,329          3,000(3)           --         7,440          --
  Senior Vice President,              1997      176,202         40,000(9)           --            --          --
  Ethnobotany and Conservation        1996      171,822          3,000              --         2,750          --

James E. Pennington, M.D. (16)        1998      257,544          3,000(3)           --         6,250          --
  Former Senior Vice President,       1997       58,490         70,000(17)          --         6,250          --
  Clinical Research and               1996           --             --              --            --          --
  Chief Medical Officer
  Officer

Laurie Peltier(18),                   1998      152,654          3,000(3)           --         3,250      25,000(19)
  Vice President, Project             1997       87,674         20,000(20)          --         2,750      19,223(21)
  Coordination                        1996           --             --              --            --          --


------------------
(1) Includes amounts deferred under our Internal Revenue Code Section 401(k) Plan and Section 125 Plan.
(2) Includes $59,573 and $13,431 attributable to child care costs and family travel, respectively.
(3) Represents all employees bonus paid in 1998 for achievement of milestones in 1997.
(4)   Ms. Conte has agreed to surrender all of her currently held options.
(5) Includes $61,214 and $27,287 attributable to child care costs and family travel, respectively.
(6)   Includes $75,000 paid in 1998 for achievement of milestones in 1997.
(7) Includes $49,646 and $16,858 attributable to child care costs and family travel, respectively.
(8)   Includes $50,000 paid in 1997 for achievement of milestones in 1996.
(9)   Represents bonus paid in 1998 for achievement of milestones in 1997.
(10)  We accepted the resignation of Dr. Khandwala  effective  October 2, 1998.
(11)  Represents amount paid in common stock for services rendered.
(12) Includes $3,000 received as a housing subsidy, $2,018 for travel expenses and $61,338 for indebtedness for which repayment was forgiven.
(13) Includes $16,500 received as a housing subsidy, $1,164 for travel expenses and $64,553 in indebtedness for which repayment was forgiven.

(14)  Represents fees received from consulting services.
(15) Includes $13,445 received as a housing subsidy, $23,746 for moving and relocation expenses, $1,562 for travel expenses and $67,646 in indebtedness for which repayment was forgiven.
(16) Dr. Pennington joined us in September 1997. In 1997, he earned $58,490, based on an annual salary of $255,000. Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with the our restructuring.
(17) Includes $60,000 sign-on bonus and $10,000 bonus paid in 1998 for achievement of milestones in 1997.
(18) Ms. Peltier joined us in June 1997. In 1997, she earned $87,674, based on an annual salary of $150,000.
(19)  Represents closing costs on the sale of  Ms. Peltier's former residence.
(20) Includes $10,000 sign-on bonus and $10,000 bonus paid in 1998 for achievement of milestones in 1997.
(21)  Represents moving and relocation expenses.


Stock Option and Stock Appreciation Rights under our 1992 Stock Option Plan

      The following table contains information concerning the grant of stock options under our 1992 Stock Option Plan to the Named Officers during the 1998 fiscal year. Except for the limited stock appreciation right described in footnote (2) below which formed part of the option grant made to each Named Officer, no stock appreciation rights were granted to such Named Officers during the 1998 fiscal year.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                     Potential Realizable Value at
                                                                  Assumed Annual Rates of  Stock Price
                   Individual Grants                                 Appreciation for Option Term (1)
-------------------------------------------------------    ----------------------------------------------------
                                             % of Total
                             Number           Options
                             of               Granted
                             Securities          to
                             Underlying       Employees       Exercise
                             Options/SARs     in Fiscal        Price       Expiration
 Name(*)                     Granted(#)(2)       Year       ($/Share)(3)       Date          5%           10%
---------------------        -------------    ----------    ------------   ----------    ---------    ----------
Lisa A. Conte(4)                27,250          14.60%          25.62       09/17/08      $439,059    $1,112,663
                                75,000          40.19%          25.62       09/17/08     1,208,421     3,062,376

Gerald M. Reaven, M.D.          10,750           5.76%          25.62       09/17/08       173,207       438,941

Atul S. Khandwala, Ph.D. (5)     2,000           1.07%          28.75       10/19/08         4,211         8,535

Steven R. King, Ph.D.            7,440           3.99%          25.62       09/17/08       119,883       303,808

James Pennington, M.D. (6)       6,250           3.35%          25.62       09/17/08       100,702       255,198

Laurie Peltier                   2,750           1.47%          25.62       09/17/08        44,309       112,287
                                   500           0.27%          25.62       09/17/08         8,053        20,413

-----------------


(1) Potential realizable value is based on assumption that the market price of the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the 10-year option term. There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. As of March 31, 1999, the exercise price of all options was significantly higher than the trading price of the stock on that date.
(2) Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with Shaman. Except for the options for 75,000 shares granted to Ms. Conte, 2,000 shares granted to Mr. Khandwala and 500 shares granted to Ms. Peltier, each option granted to the Named Officers in fiscal 1998 were part of the September 18,1998 cancellation/regrant program. Accordingly, to the extent the cancelled option for the same number of shares was exercisable for any of those shares on the September 18, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares in a series of 12 successive equal monthly installments upon his or her completion of each month of service over the one-year period measured from the September 18, 1998 grant date. The option will become exercisable for the remaining option shares in one or more installments over her period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled option. The options for 75,000 shares to Ms. Conte and 500 shares to Ms. Peltier will become exercisable for 12.5% of the option shares upon completion of 6 months of service measured from the grant date, and the balance of the option shares will become exercisable in a series of 42 successive equal monthly installments over the optionee's period of continued service thereafter. The option for 2,000 shares to Mr. Khandwala will become exercisable in a series of six successive equal monthly installments over the optionee's period of continued service thereafter. However, each of the options granted to the named executive officers will become immediately exercisable in full upon an acquisition of Shaman by merger or asset sale, unless the option is assumed by the successor entity. Each option includes a limited stock appreciation right which will result in the cancellation of that option, to the extent exercisable for vested shares, upon the successful completion of a hostile tender for securities possessing more than 50% of the combined voting power of our outstanding voting securities. In return for the cancelled option, the optionee will receive a cash distribution per cancelled option share equal to the excess of (1) the highest price paid per share of our common stock in such hostile tender offer over (2) the exercise price payable per share under the cancelled option.
(3) The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise. The optionee may be permitted, subject to the approval of the compensation committee, as administrator of the 1992 Stock Option Plan, to apply a portion of the shares purchased under the option or to deliver existing shares of common stock in satisfaction of such tax liability.
(4)   Ms. Conte has agreed to surrender all of her currently held options.
(5)   We accepted the resignation of Dr. Khandwala effective October 2, 1998.
(6) Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with our restructuring.


Option Exercises and Holdings

      The following table provides information with respect to the Named Officers concerning the exercise of options during the 1998 fiscal year and unexercised options held as of December 31, 1998. No stock appreciation rights were exercised during such fiscal year, and except for the limited stock appreciation right described in footnote (2) to the Stock Option/SAR Grants Table which forms part of each outstanding stock option, no stock appreciation rights were outstanding at the end of that fiscal year.

                                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FY-END OPTION VALUES


                                            Value
                                           Realized                                 Value of Unexcercised
                                           (Market                                   In-the-Money Options
                                           price at                                   at FY-End (Market
                               Shares      exercise     No. of Securities              price of shares at
                              Acquired     date less  Underlying Unexercised         FY-End less exercise
                                 on        exercise     Options at FY-End (#)             price) ($)(1)
         Name                 Exercise       price)  -----------------------------  ---------------------------
                                (#)         ($)(2)     Exercisable   Unexercisable  Exercisable   Unexercisable
--------------------------   ----------   ----------  ------------   -------------  -----------   -------------
Lisa A. Conte(3)                 --           --          4,771          101,229      $130,961      $1,265,364

Gerald M. Reaven, M.D.           --           --          2,687            8,062       $33,594        $100,781

Atul S. Khandwala, Ph.D.(4)      --           --            667            1,333        $6,247         $12,493

Steven R. King, Ph.D.            --           --          2,075            5,648       $25,902         $70,598

James Pennington, M.D.(5)        --           --            781            5,469        $9,766         $68,359

Laurie Peltier                   --           --            281            2,969        $3,516         $37,106



-----------------


(1) Based on the fair market value of our common stock on December 31, 1998 of $38.12 per share, the Nasdaq National Market trading price at the close of business that same day. As of March 31, 1999, these options had very little value since the exercise price of all options was significantly higher than the trading price of the stock on that date.


(2) Equal to the closing selling price of the purchased shares on the option exercise date less the exercise price paid for such shares.
(3)   Ms. Conte has agreed to surrender all of her currently held options.
(4)   We accepted the resignation of Dr. Khandwala effective October 2, 1998.
(5) Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with our restructuring.

Option Repricings

      We implemented a special option cancellation/regrant program for all of our employees, including executive officers, holding stock options with an exercise price per share in excess of the fair market value of our common stock on the regrant date. The cancellations/regrants were effected on September 18, 1998, and a number of outstanding options with an exercise price in excess of $25.62 per share were surrendered for cancellation and new options for the same aggregate number of shares were granted with an exercise price of $25.62 per share.

      The following table sets forth information with respect to each of the Named Officers concerning his or her participation in the option cancellation/regrant program effected on September 18, 1998. We have not implemented any other option cancellation/regrant programs in which our executive officers have participated.


                                   Number of       Market                                Length of
                                  Securities      Price of     Exercise                Option Term
                                   Underlying      Stock at     Price at                Remaining at
                                     Options       Time of       Time of                  Date of
                                     Repriced     Repricing     Repricing      New       Repricing
                        Repricing        or           or           or        Exercise       or
    Name                  Date       Amended(1)    Amendment    Amendment     Price       Amendment
------------------      ---------    ----------    ---------    ---------    ---------    ---------
Lisa A. Conte(2)         9/18/98          500        $25.62      $ 70.00       $25.62     6.4 years
                         9/18/98        6,750         25.62        70.00        25.62     6.4 years
                         9/18/98        5,000         25.62       137.50        25.62     7.4 years
                         9/18/98          250         25.62       117.50        25.62     8.1 years
                         9/18/98       14,750         25.62       100.32        25.62     8.4 years

Gerald M.                9/18/98       10,000        $25.62      $ 72.50       $25.62     6.4 years
  Reaven, M.D.           9/18/98          500         25.62        70.00        25.62     6.4 years
                         9/18/98          250         25.62       117.50        25.62     8.1 years

Atul S. Khandwala,           ---          ---           ---          ---          ---           ---
  Ph.D.(3)

Steven R. King, Ph.D.    9/18/98        1,750        $25.62      $105.00       $25.62     6.2 years
                         9/18/98        1,250         25.62        70.00        25.62     6.4 years
                         9/18/98        1,190         25.62        70.00        25.62     6.4 years
                         9/18/98          500         25.62        70.00        25.62     6.4 years
                         9/18/98        2,500         25.62       137.50        25.62     7.4 years
                         9/18/98          250         25.62       117.50        25.62     8.1 years

James Pennington,        9/18/98        6,250        $25.62      $121.26       $25.62     9.0 years
  M.D.(4)

Laurie Peltier           9/18/98        2,000        $25.62      $118.76       $25.62     8.8 years
                         9/18/98          750         25.62       118.76        25.62     8.8 years

----------------------

(1) As of March 31, 1999, the exercise price of the options was significantly higher than the trading price of stock on that date.
(2)   Ms. Conte has agreed to surrender all of her currently held options.
(3)   We accepted the resignation of Dr. Khandwala effective October 2, 1998.
(4) Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with our restructuring.

1992 Stock Option Plan


      Our 1992 Stock Option Plan was adopted by the board of directors on December 16, 1992, and has been amended several times since its adoption. The 1992 Stock Option Plan will terminate on December 31, 2008. As of June 15, 1999, 7,000,000 shares of common stock have been authorized for issuance under the 1992 Stock Option Plan. In addition, on February 1, 2000, the number of shares of common stock issuable under the 1992 Stock Option Plan will automatically increase by that number of shares which, when added to the number of shares subject to then outstanding options under the 1992 Stock Option Plan and the number of shares available for future option grant under the 1992 Stock Option Plan immediately prior to such increase, will equal the lesser of (i) 25,000,000 shares or (ii) twenty percent (20%) of the sum of (i) the number of voting shares of Shaman's capital stock outstanding at that time plus (ii) the number of shares of common stock subject to the then outstanding options under the 1992 Stock Option Plan plus (iii) the number of shares available for future option grant under the 1992 Stock Option Plan, after taking such increase into account. As of June 15, 1999, approximately 27,575 shares of common stock had been issued under the 1992 Stock Option Plan, 68,065 shares of common stock were subject to outstanding options, and 6,904,360 shares of common stock were available for future option grant. The share reserve under the 1992 Stock Option Plan has an automatic share increase feature.


      Subject to adjustment from time to time, the maximum number of shares of common stock for which any one individual participating in the 1992 Stock Option Plan may be granted stock options or separately exercisable stock appreciation rights per calendar year, beginning with the 1999 calendar year, is 5,000,000 shares.

      The 1992 Stock Option Plan contains two separate option grant programs:


         * A discretionary option grant program under which key employees, non-employee directors and consultants may be granted options to purchase shares of common stock at a fixed price per share, and

         * An automatic option grant program under which eligible non-employee directors will automatically receive a special one-time option grant.


      Options granted under the discretionary option grant program are either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the automatic option grant program are non-statutory options.

      The board of directors may terminate the 1992 Stock Option Plan at any time. Any options outstanding at the time of such termination will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants. The 1992 Stock Option Plan will, however, automatically terminate on the date all shares available for issuance are issued as vested shares or cancelled pursuant to the exercise, surrender or cash-out of outstanding options under the plan.

      Discretionary Option Grant Program


      The compensation committee of the board of directors administers the discretionary option grant program. The compensation committee, as administrator of this program, has full authority to determine the eligible individuals who are to receive option grants and/or stock appreciation rights, the type of option, either incentive stock option or non-statutory stock option, or stock appreciation right, either tandem or limited, to be granted, the number of shares to be covered by each granted option or right, the date or dates on which the option or right is to become exercisable and the maximum term for which the option or right is to remain outstanding.


      Options granted under this program may either become exercisable in periodic installments over the individual's period of service or may be immediately exercisable for all the option shares at the exercise price paid per share in the event the individual leaves our service prior to vesting in these shares. Under the discretionary option grant provision of the 1992 Stock Option Plan, we may grant options, for incentive stock option grants, at an exercise price equal to the fair market value on the date of grant or, for non-statutory grants, at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. No option may be granted with a term exceeding ten years. However, each such option may be subject to earlier termination within a designated period following the optionee's cessation of service with us. Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death. The optionee will not acquire any shareholder rights with respect to the option shares until the option is exercised and the purchase price is paid for the shares.

      The option price may be paid in cash or in shares of common stock held by the optionee. The compensation committee may also permit an option holder to pay the option price for the purchased shares through a loan payable in installments over a period of years.

      In the event we are acquired, whether by a merger or asset sale, each option at the time outstanding will automatically become exercisable for all of the option shares at the time subject to such option and may be exercised for any or all of such shares. However, an outstanding option will not so accelerate if it is to be assumed by the successor corporation or the acceleration of such option is subject to other limitations imposed by the compensation committee at the time of the grant.


      The compensation committee also has full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options in the event of a change in control of Shaman, whether by hostile tender offer for more than 50% of the outstanding voting stock or proxy contest of the election of board members, so that each such option will become exercisable, immediately prior to such change in control, for the total number of shares of common stock at the time subject to such option.


      Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent grant under the 1992 Stock Option Plan. In addition, unvested shares issued under the Plan and subsequently repurchased by us at the option exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the 1992 Stock

Option Plan. However, shares subject to any option surrendered or cancelled in accordance with the stock appreciation right provisions of the 1992 Stock Option Plan will not be available for subsequent grants.

      Automatic Option Grant Program

      All grants under the automatic option grant program must be in strict compliance with the express provisions of that program and no administrative discretion will be exercised by the compensation committee of the board of directors. Under the automatic option grant program each non-employee director will receive:


      * On February 1, 2000, a one-time option grant if he or she is serving as a non-employee director at that time. The option will allow each such non-employee director to purchase that number of shares of common stock equal to one half of one percent of the number of voting shares of Shaman's capital stock outstanding at that time; and

      * Upon his or her initial appointment or election to the board of directors, a special one-time option grant for that number of shares of common stock equal to one half of one percent of the number of voting shares of Shaman's capital stock outstanding on February 1, 2000, provided such individual has not previously been employed by Shaman.


      Each option granted under the automatic option grant program will have an exercise price per share equal to the fair market value per share of common stock on the grant date payable in cash or shares of common stock, and a maximum term of ten years, subject to earlier termination upon the optionee's cessation of board service. The grant will become exercisable for the option shares in a series of 48 successive equal monthly installments over the optionee's period of continued board service, measured from the grant date. However, the option will become immediately exercisable for all of the option shares in the event of an acquisition of Shaman by merger or asset sale or a hostile takeover by tender offer for more than 50% of the outstanding voting stock or proxy contest for board membership.


      In addition, each option grant will be automatically cancelled upon the successful completion of a hostile tender offer for more than 50% of Shaman's outstanding voting securities. In return, the optionee will be entitled to a cash distribution from Shaman in an amount per cancelled option share equal to the excess of (1) the highest price per share of common stock paid in connection with the tender offer over (2) the exercise price payable for such share.


401(k) Plan

      We have a tax qualified salary deferral program under Section 401(k) of the Internal Revenue Code. Under this program, any employee of Shaman may elect to contribute up to 20% of his or her eligible earnings per pay period, up to the maximum amount permitted per calendar year under the Federal tax laws. The contributed earnings are credited to the employee's account under the 401(k) Plan, and the account is held in trust as part of the plan assets. Each account under the 401(k) Plan will be adjusted periodically to reflect its share of the investment gains, earnings and losses of the trust fund, and the employee may receive an in service loan distribution until the individual leaves Shaman's employ, dies or becomes disabled. Alternatively, a terminated employee may defer the distribution of the account balance until age 65. Although the 401(k) Plan permits us to make contributions to the plan which either match in whole or in part the salary deferral contributions made by the participants or which are otherwise to be allocated to the accounts of participants on the basis of their eligible earnings for the plan year for which such contribution is made, we have to date made no contributions to the 401(k) Plan.

Employment Contracts, Termination Agreements and Change of Control Agreements

      On March 15, 1999, the board of directors approved a change in control provision concerning severance benefits for key executives. Pursuant to this provision, should their employment with us terminate within 12 months after a change in control, for any reason other than for cause, they will be entitled to receive in one lump sum payment the cash equivalent of 12 months of base salary plus any benefits to which they would otherwise be entitled. In connection with these severance benefits, we have agreed to pay the premiums for any COBRA coverage to which these individuals or their spouse or dependents are entitled under a company sponsored medical plan after a change in control. In addition, in the event of a change in control, all of the options held by such key executives will automatically become fully vested and exercisable. Such executives' exercisable shares will be fixed at the termination of their employment, and they will have a period of 90 days from their termination date to purchase such exercisable shares, as set forth in the stock option agreements applicable to their options.

      On May 27, 1998, we entered into a letter agreement with Stephanie C. Diaz pursuant to which she served as Vice President, Chief Financial Officer, commencing in June 1998. Pursuant to the letter agreement, Ms. Diaz was paid an annual salary of $135,000 in addition to a $15,000 sign-on bonus. In addition, Ms. Diaz was granted an option for 2,250 shares of common stock on June 30, 1998 with an exercise price per share of $67.50, the fair market value per share of common stock on that date. The option became exercisable for 12.5% of the option shares upon completion of six months of employment and for the balance of the option shares in 42 equal monthly installments over the next 42 months of employment. In the event Ms. Diaz's employment is terminated other than for cause, she was to be paid salary and benefits for six months or until she obtained full-time employment, whichever occurs first. Ms. Diaz resigned from Shaman effective January 4, 1999. In connection with a revised agreement, Ms. Diaz received a payment of three months salary and the continuance of the exercise period under existing options for a period of 12 months following termination of her employment.


      On March 30, 1998, we entered into a letter agreement with John W.S. Chow, Ph.D. pursuant to which he was served as Vice President, Technical Operations, commencing in May 1998. Pursuant to the letter agreement, Dr. Chow was to be paid an annual salary of $165,000 in addition to the sign-on bonus paid to him in the amount of $10,000, and he was to be reimbursed, in an amount not to exceed $25,000, for closing costs incurred in the sale of his former residence in New Jersey and the purchase of his new residence in the Bay Area. Dr. Chow will, however, be obligated to repay a prorated portion of both the sign-on bonus and the reimbursed closing costs should he resign from Shaman within two years after his hire date. Dr. Chow was also granted an option for 2,500 shares of common stock on May 15, 1998 with an exercise price per share of $98.75, the fair market value per share of common stock on that date. The option will become exercisable in a series of monthly installments over the four year period measured from the grant date as follows: 10% of the option shares will become exercisable upon his completion of six months of employment measured from such grant date, an additional 30% of the option shares will become exercisable in a series of 18 successive equal monthly installments upon his completion of each additional month of employment over the next 18 months thereafter, and the remaining 60% of the option shares will become exercisable in a series of 24 successive equal monthly installments upon his completion of each additional month of employment during the 3rd and 4th years of employment measured from the grant date. Dr. Chow was also granted an additional 750 shares of common stock on May 15, 1998 with an exercise price of $98.75, the fair market value per share of common stock on that date. The 750 share grant will become exercisable as follows: 375 shares upon Dr. Chow's completion of three years of employment measured from the grant date, and the remaining 375 shares upon his completion of four years of employment measured from the grant date. We further agreed to pay Dr. Chow's reasonable moving expenses in an amount not to exceed $20,000 and to provide him with an apartment for up to four months at a rental not to exceed $2,500 per month. Should we terminate Dr. Chow's employment for any reason other than for cause prior to May 1, 2001, we would continue to pay Dr. Chow's base salary plus benefits on a monthly basis for up to six months or until Dr. Chow obtains near full-time employment or consulting of at least 80% of his time, whichever occurs sooner. We also extended a $300,000 loan to Dr. Chow in connection with his purchase of a new residence in the Bay Area. See "Certain Relationships and Related Transactions."

      On August 21, 1997, we entered into a letter agreement with James Pennington, Ph.D. pursuant to which he served as Senior Vice President, Clinical Research and Chief Medical Officer, commencing October 1997. Pursuant to the letter agreement, Dr. Pennington was paid an annual salary of $255,000 in addition to a sign-on bonus paid to him in the amount of $60,000. In addition, Dr. Pennington was granted, on September 16, 1997, an option to purchase 6,250 shares of common stock at a purchase price of $121.25 per share. The option had a term of 10 years and was to become exercisable as follows: 12.5% of the option shares upon Dr. Pennington's completion of six months of service, measured from the grant date, and the balance of the option shares in 42 successive equal monthly installments upon his completion of each of the next 42 months of service thereafter. In the event that Dr. Pennington's employment is terminated other than for cause, he would be entitled to receive salary and benefits for nine months, or, if sooner, until Dr. Pennington obtained near full time employment or consulting of at least 80% of his time. On February 15, 1999, we entered into a new agreement with Dr. Pennington in connection with his resignation as Senior Vice President, Clinical Research and Chief Medical Officer, effective February 19, 1999. Under this agreement, payments were made to Dr. Pennington until June 1999, at which time he secured employment elsewhere and his severance payments were terminated. In addition, options previously granted to him will continue to vest during this period following his termination.

      On February 9, 1996, we entered into a letter agreement with Atul S. Khandwala, Ph.D. pursuant to which he served as Senior Vice President, Development, commencing March 1996. Pursuant to the letter agreement, Dr. Khandwala was paid an annual salary of $225,000. In addition, Dr. Khandwala was granted an option to purchase 6,000 shares of common stock at a purchase price of $137.50 per share. The option had a term of ten years and would become exercisable over a four-year period in a series of 48 successive equal monthly installments upon Dr. Khandwala's completion of each month of service with Shaman over the four-year period measured from March 1, 1996. In the event Dr. Khandwala's employment is terminated by us for any reason, Dr. Khandwala would receive salary and benefits for a period of six months. On August 24, 1998, we entered into a severance agreement with Dr. Khandwala in connection with his resignation as Senior Vice President, Development and Chief Regulatory Officer on October 2, 1998. Under this agreement, we will continue to forgive the remaining balance of his loan over the remaining two and one half years of the loan term, provided that Dr. Khandwala continues to provide consulting services to us. On October 28, 1998, we entered into an agreement with Dr. Khandwala pursuant to which he rendered consulting services to us through April 2, 1999. In connection with this agreement, we issued to Dr. Khandwala 4,366 shares of common stock and loaned him the funds necessary to satisfy the federal and state withholding taxes applicable to those shares. In addition, we granted Dr. Khandwala an option to purchase 2,000 shares of common stock at an exercise price of $28.75, the fair market value of our common stock on October 20, 1998. The option will become exercisable in six successive equal monthly installments on the last day of each month during the consulting period.


      None of our other executive officers have employment agreements with us, and their employment may be terminated at any time at the discretion of the board of directors. As administrator of the 1992 Stock Option Plan, the compensation committee has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the Chief Executive Officer and our other executive officers or any unvested shares actually held by those individuals under the 1992 Stock Option Plan upon a change in control of Shaman effected through a successful tender offer for more than 50% of our outstanding voting securities or through a change in the majority of the board as a result of one or more contested elections for board membership.

Indemnification of Directors and Executive Officers and Limitation of Liability

      Our Restated Certificate of Incorporation and Bylaws provide for indemnification of directors, officers and other agents of Shaman. Each of the current directors and certain officers and agents of Shaman have entered into separate indemnification agreements with us.

Certain Relationships and Related Transactions


      On June 17, 1998, we loaned $300,000 to John W.S. Chow, Ph.D., Vice President, Technical Operations, to reimburse him for a reasonable difference between the purchase price of his residence in the Bay Area and the cost of comparable housing in New Jersey, his former state of residence. The loan is evidenced by his promissory note of the same date which will become due and payable in a series of five successive equal annual installments, with the first such installment due on June 25, 1999. The note will bear interest at a variable per annum rate equal to the short-term applicable federal rate in effect under the federal tax laws for January of each calendar year the loan remains outstanding. Accordingly, the interest rate in effect for the period Dr. Chow's note was outstanding during the 1998 calendar year was 5.52%. Accrued and unpaid interest will become due and payable each year on the same date the principal installment for that year becomes payable. Each installment of principal and accrued interest will automatically be forgiven as that installment becomes due, provided Dr. Chow continues in our employ. However, the entire unpaid balance of the note, together with all accrued and unpaid interest, will become immediately due and payable upon Dr. Chow's termination of employment with us prior to June 25, 2003, unless Dr. Chow's employment is involuntarily terminated by us other than for cause. In the event we terminate Dr. Chow's employment for any reason other than for cause, or Dr. Chow's employment terminates by reason of his death or disability, then the entire principal balance of the note plus accrued interest will be forgiven. The amount outstanding on Dr. Chow's note, including accrued interest, was approximately $313,188 as of March 31, 1999 and the highest amount outstanding on that note during the 1998 fiscal year was $308,729.

     In April 1999, we entered into a credit facility and note purchase agreement with certain stockholders, key executives and members of the board of directors, pursuant to which we may borrow from such persons approximately $1,000,000 at any time commencing on May 14, 1999 and until the earlier of the completion of a registered public offering of our equity securities, or September 1, 1999. As of the date of this prospectus, we have not borrowed any amount under this credit agreement. Certain executive officers and directors who participated in this credit agreement, up to a total of $200,000 include: Lisa
A. Conte, Steven R. King, John W.S. Chow, Thomas Carlson, G. Kirk Raab, Adrian D.P. Bellamy, Herbert H. McDade, Jr. and M. David Titus. Any convertible promissory notes issued pursuant to the credit agreement will be due and payable on the earlier of (1) 30 days subsequent to the completion of the public offering, or (2) December 31, 1999, for any amounts that are not converted into Series R Preferred Stock currently being registered. Interest on the convertible promissory notes will accrue at an annual rate of 12%. The convertible promissory notes, if and when issued, will be secured by certain assets of Shaman and will be convertible into shares of the class and series of equity securities offered by us in the first registered public offering effected by us after the date of the credit agreement, which is the Series R Preferred Stock, or into common stock if no such offering occurs prior to December 31, 1999. In connection with the credit agreement, we issued warrants to purchase shares of the same class and series of equity securities as those into which the debt is convertible. The number of shares subject to these warrants is equal to 50% of the debt amount divided by the per share sale price of the shares sold in the public offering. These warrants are exercisable, on a cashless basis, commencing on April 5, 1999, and through the third anniversary date of the public offering. The conversion price of the convertible promissory notes and the exercise price of the warrants is equal to the per share offering price in the public offering. If a public offering is not completed prior to December 31, 1999, then the conversion price of the convertible promissory notes and the exercise price of the warrants will be the lower of $0.05 per share of our common stock, or one-third of the five-day weighted average trading price of our common stock for the period ending three trading days prior to conversion or exercise.


      See "Employment Contracts, Termination Agreements and Change of Control Agreements" and "Director Compensation" with respect to further transactions between us and our officers and directors.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information known to us with respect to the beneficial ownership of the common stock as of June 15, 1999 by
(1) all persons who are beneficial owners of five percent or more of the common stock, (2) each director, (3) the Named Officers in the Summary Compensation Table above and (4) all current directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of June 15, 1999 are included in the number of shares beneficially owned by the person holding such option or warrant for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based upon such information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

      The percentages set forth in the percent column under the beneficial ownership after the rights offering heading have been calculated based on the assumption that each stockholder would subscribe for the stockholder's pro-rata portion, determined as of June 15, 1999, of this rights offering, and assuming the conversion of all outstanding Series R Preferred Stock. In the event each stockholder subscribes for the stockholder's pro-rata portion of the rights offering, the stockholders' beneficial ownership percentage of Shaman after the rights offering will not be identical to its beneficial ownership percentage of Shaman prior to the rights offering because SEC regulations require that we include stock options exercisable within 60 days of June 15, 1999, for purposes of the calculations in the table. However, for determining each stockholder's pro-rata portion of the rights offering, we only include the Shaman common stock owned by each stockholder and did not include exercisable or unexercisable options.


      To the extent any stockholder chooses not to subscribe for its pro-rata portion of the rights offering, its beneficial ownership of Shaman after the rights offering will be less than is indicated in this table. If any stockholder chooses to subscribe for more than its pro-rata portion of the rights offering, its beneficial ownership will be greater than is indicated in this table.




                                               Benefits Ownership Prior               Benefits to Ownership After
                                                to the Rights Offering                    the Rights Offering
                                       -----------------------------------------   ---------------------------------
Name and Address of Beneficial Owner        Shares              Percent                 Shares          Percent
-------------------------------------  ---------------  ------------------------   ---------------  ----------------
Lisa A. Conte (1).................            23,115                *                  690,671             *
Steven R. King, Ph.D. (3)..........            6,620                *                   28,652             *
Gerald R. Reaven, M.D. (4).........            8,983                *                    9,705             *
John Chow (5)......................              833                *                      833             *
Tom White .........................                0                *                        0             *
Thomas Carlson, M.D. (6)...........            3,788                *                    3,788             *
G. Kirk Raab (7)...................            6,783                *                  202,662             *
Adrian D.P. Bellamy ...............                0                *                        0             *
Jeffrey Berg ......................                0                *                        0             *
Loren Israelsen ...................                0                *                        0             *
Herbert H. McDade, Jr. ............                0                *                        0             *
M. David Titus ....................              250                *                    7,470             *
Current Officers and Directors as
a group (121 persons).............            50,372            1.93%                  943,781         1.22%



----------------------
*.....Less than 1.0%

(1) This table is based upon information supplied to us by executive officers, directors and stockholders owning greater than five percent, as set forth in filings required by the Securities and Exchange Commission or as otherwise provided. The address of each officer and director identified in this table is that of Shaman's executive offices, 213 East Grand Avenue, South San Francisco, CA 94080.

(2) Percentage of beneficial ownership is calculated assuming 2,596,975 shares of common stock were outstanding as of June 15, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange

      Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 15, 1999, are included in the number of shares outstanding for computing the percentage of the person holding such option or warrant but are not included in the number of shares outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(3) Includes 5,857 shares subject to options exercisable within 60 days of June 15, 1999.

(4) Includes 8,958 shares subject to options exercisable within 60 days of June 15, 1999.

(5) Represents shares subject to options exercisable within 60 days of June 15, 1999.

(6) Represents shares subject to options exercisable within 60 days of June 15, 1999.

(7) Does not include 1,500 shares of Series C Preferred Stock which is convertible to a certain number of shares of common stock, such number which is determined in accordance with that certain Series C Stock Purchase Agreement.

(8) Total shares held by directors and officers listed above. Also includes 19,436 shares which are currently issuable upon the exercise of outstanding options.

                        DESCRIPTION OF OUR CAPITAL STOCK


     Our authorized capital stock consists of 220,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. We have designated 400,000 shares of our preferred stock as Series A Preferred Stock, all of which are issued and outstanding; 200,000 shares as Series C Preferred Stock, 115,958 of which are issued and outstanding; 6,285 shares as Series D Preferred Stock, 1,478 of which are issued and outstanding; and 1,300,000 shares as Series R Preferred Stock, 16,667 of which are issued and outstanding, and up to 1,000,000 shares of which are subject to issuance in this offering and up to 73,112 shares of which are subject to issuance upon exercise of outstanding warrants.


Common Stock


      As of June 15, 1999, there were 2,596,975 shares of common stock outstanding held of record by approximately 953 stockholders, which we believe represents approximately 15,000 beneficial stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy."


      In the event of our liquidation, dissolution, sale or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund rights applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessible.

Preferred Stock

      Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without the further vote or action by the holders of common stock. The approval of the outstanding shares of existing series of preferred stock would be required for the issuance of any additional series of preferred stock with rights, preferences or privileges senior to those of the existing series of preferred stock. The issuance of preferred stock may delay, defer, or prevent a change in control of Shaman without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Series A Preferred Stock


      As of June 15, 1999, there were 400,000 shares of Series A Preferred Stock outstanding held of record by one stockholder. The Series A Preferred will convert into 27,157 shares of common stock on July 23, 1999.


      Voting. Each holder of Series A Preferred Stock is entitled to that number of votes equal to the number of shares of common stock into which the shares of Series A Preferred Stock held by such stockholder are convertible and has voting rights and powers equal to those of the common stock, except as otherwise expressly provided or as required by law.

      Dividends. Subject to preferential rights with respect to any series of preferred stock which may from time to time come into existence, holders of Series A Preferred Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Any dividends declared on the Series A Preferred Stock are not cumulative.


      Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of Shaman, holders of Series A Preferred Stock are entitled to receive $8.15 per share, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued or declared but unpaid dividends. If the assets and funds of Shaman legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit payment of the full preferential amount, then holders of the Series A Preferred Stock are entitled to share ratably the entire amount of such assets or funds legally available for distribution.

      Conversion. Each share of Series A Preferred Stock is convertible into one share of common stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. The minimum number of shares which may be converted at any one time is 75,000 shares, or such lesser number of shares as are then outstanding. Each share of Series A Preferred Stock shall automatically convert into common stock on the earlier to occur of: (1) immediately in the event that at any time prior to July 23, 1999, the closing sale price of our common stock for a period of 60 consecutive trading days exceeded $163.00 per share; or (2) July 23, 1999. If the Series A Preferred Stock is automatically converted on July 23, 1999, the conversion price into common stock is adjusted such that each share of Series A Preferred Stock will automatically convert into such number of shares of common stock as equals $163.00 divided by the weighted-average closing sale price for the 60 consecutive trading days ending two days prior to July 23, 1999, but in no event shall a share of Series A Preferred Stock be convertible into more than
1.358 shares of common stock, in each case as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares of common stock.


      Redemption. The Series A Preferred Stock is not redeemable.

      Priority. The Series A Preferred Stock ranks senior to the common stock and the Series R Preferred Stock and junior to the Series C Preferred Stock and the Series D Preferred Stock, if issued, as to dividends, distributions and distribution of assets upon liquidation, dissolution or winding up of Shaman.

Series C Preferred Stock


      As of June 15, 1999, there were 115,958 shares of Series C Preferred Stock outstanding held of record by 21 stockholders.

      Voting. The holders of the Series C Preferred Stock are entitled during the first year after August 18, 1998, to six votes for each one share of Series C Preferred Stock held; and thereafter, to one vote for each share of common stock into which such share of Series C Preferred Stock is convertible on the record date for the matter to be voted on.

      Dividends. Each share of Series C Preferred Stock shall be entitled to receive cumulative dividends paid semi-annually on May 30 and November 29 of each year as follows: (1) a stock-on-stock dividend of $10.00 per annum, paid in arrears, in shares of common stock, valued at 85% of the average closing price of the common stock for the 10 trading day period ending three trading days prior to the date on which the dividend is paid; plus (2) a cash amount equaling 0.00005% of Shaman's United States net sales, if any, for the preceding two calendar quarters of its SP-303/Provir product for the treatment of diarrhea less $5.00, which is the value of the semi-annual stock dividend. We have agreed to honor this royalty with our sales of SB-300, to the extent sold to the HIV/AIDS community. If under Delaware law, we are unable to pay the cash amount of the above described dividend, then the cash portion shall be payable in shares of common stock, valued at 85% of the average closing price of the common stock for the 10 day trading period ending three trading days prior to the date on which the dividend is paid.


      Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of Shaman, holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to the holders of the common stock, the Series A Preferred Stock, and the Series D Preferred Stock and the Series R Preferred Stock, an amount equal to $100 per share, plus any accrued and unpaid dividends.


      Conversion. Each share of Series C Convertible Preferred Stock shall be convertible, at any time commencing on August 18, 1999 at the election of each holder, and automatically on August 18, 2004, into the greater of (1) 0.8333 shares of common stock or (2) such number of shares of common stock as equals $100 divided by 85% of the average closing price of the common stock for the 10 trading day period ending three trading days prior to the date of conversion.


      Redemption. The Series C Preferred Stock is not redeemable.

      Priority. The Series C Preferred Stock ranks senior to the common stock, the Series A Preferred Stock, the Series D Preferred Stock and the Series R Preferred Stock as to dividends, distributions and distribution of assets upon liquidation, dissolution or winding up of Shaman.

Series D Preferred Stock


      As of June 15,1999, there were 1,478 shares of Series D Preferred Stock outstanding held of record by six stockholders.


      Voting. Except as otherwise required by law or expressly provided in the certificate of incorporation, the Series D Preferred Stock is not entitled to vote on any matter.

      Dividends. Each share of Series D Preferred Stock shall be entitled to receive cumulative dividends at the rate of $55 per year payable quarterly commencing on February 1, 1999. These dividends may be paid in cash or, subject to certain limitations, any combination of cash and shares of common stock. Dividends not paid on the due date shall accrue interest until paid at the rate of 12% per annum. If the dividend is paid in shares of common stock, the number of shares to be delivered to each holder of Series D Preferred Stock shall be determined by dividing the aggregate dollar amount of the dividend payable to each such holder by an amount equal to 90% of the outstanding price of the common stock during 12 trading days ending one day prior to the date of the conversion.

      Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of Shaman, holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to the holders of the common stock, the Series A Preferred Stock and the Series R Preferred Stock, but subordinate to the holders of the Series C Preferred Stock, an amount equal to $1,000 per share, plus any accrued and unpaid dividends.

      Conversion. Each share of Series D Convertible Preferred Stock shall be convertible at the election of the holder, at any time commencing on the date on which any shares of Series D Preferred Stock were first issued, into a number of shares of common stock equal to $1,000 plus any accrued but unpaid dividends and interest on the Series D Preferred Stock, divided by 90% of the lowest trading price of the common stock during the 12 trading days ending one day prior to the date of the conversion.


      The delisting of our common stock from The Nasdaq National Market on February 2, 1999 constituted an Optional Redemption Event, as defined in our Certificate of Incorporation. In connection therewith, on February 4, 1999, we issued a Control Notice, as defined in our Certificate of Incorporation, that prevented the redemption of the Series D Preferred Stock. This Control Notice will remain in effect for as long as we are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. Delivery of the Control Notice had the effect of increasing the annual dividend to $180 per share and adjusting the conversion price of the Series D Preferred Stock to 72% of the lowest trading price during a designated time period prior to the conversion.

      Redemption. The holders of the Series D Preferred Stock may require that we redeem all or part of their shares if any of the following optional redemption events occur: (1) for five consecutive trading days there is no reported sale price of our common stock on Nasdaq, the New York Stock Exchange or the American Stock Exchange, (2) our common stock ceases to be listed on Nasdaq, the NYSE or the AMEX, (3) we merge or effect another transaction in which we sell all or substantially all of our assets or our stockholders prior to the transaction do not collectively own at least 51% of the voting securities of the surviving corporation, or the common stock of the surviving corporation is not listed on Nasdaq, the NYSE or the AMEX, (4) we adopt changes to our certificate of incorporation that materially and adversely affect the rights of the holders of the Series D Preferred Stock in a different and more adverse manner than they affect the rights of the holders of the common stock, (5) if the holders are unable for a period ranging from 20 to 30 days to sell their shares of common stock issuable upon conversion of the Series D Preferred Stock pursuant to an effective registration statement, or (6) if we fail or default in performing any material obligation to a holder of Series D Preferred Stock under the terms of our certificate of incorporation or the Series D Preferred Stock purchase agreement. The per share redemption price is $1,000 plus 118% of accrued but unpaid dividends on each share of Series D Preferred Stock.

      We may under certain circumstances issue a control notice upon the occurrence of any of the three optional redemption events described in clauses
(1), (2) and (3) above, which will prevent the requirement that we redeem the shares. The issuance of this control notice has the effect of increasing the annual cumulative dividend payable to the Series D Preferred stockholders to $180 per share, if the redemption event was one of those described in clause (1) or (2) above, or $300 per share for the redemption event described in clause (3) above, and adjusting the conversion price of the Series D Preferred Stock to 72% of the lowest trading price for a designated period prior to the conversion, if the redemption event was one of those described in clause (1) or (2) above, or 63% of the lowest trading price for a designated period prior to the conversion, for the redemption event described in clause (3) above.

      The delisting of our common stock from The Nasdaq National Market in February 1999 constituted an optional redemption event for our Series D Preferred Stock. Since we do not have adequate resources to pay to redeem the Series D Preferred Stock, we have issued the control notice to the holders of the Series D Preferred Stock as required under our charter that prevented the redemption of the Series D Preferred Stock. The notice preventing the redemption of the Series D Preferred Stock will remain in effect for as long as our securities are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the AMEX or the NYSE.

      Priority. The Series D Preferred Stock ranks senior to the common stock, the Series A Preferred Stock and the Series R Preferred Stock but junior to the Series C Preferred Stock as to dividends, distributions and distributions of assets upon liquidation, dissolution or winding up of Shaman.

Series R Preferred Stock


      Upon completion of this offering, up to 1,016,667 shares of Series R Preferred Stock will be outstanding. The Series R Convertible Preferred Stock will have the following rights, preferences and privileges:

      Voting. The holders of the Series R Preferred Stock are entitled to 100 votes for each share of Series R Preferred Stock held.


      Dividends. Subject to preferences that may be applicable to outstanding preferred stock, the holders of Series R Preferred Stock are entitled to receive ratably with the holders of the common stock, such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy."


      Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of Shaman, holders of the Series R Preferred Stock shall be entitled to receive, prior and in preference to the holders of the common stock, but subordinate to the holders of the Series A, Series C and Series D Preferred Stock, an amount equal to $15.00 per share, plus any accrued and unpaid dividends.

      Conversion. The Series R Preferred Stock is not convertible until February 1, 2000. On that date, each share of Series R Preferred Stock shall be automatically converted into a number of shares of common stock equal to $15.00 divided by the lower of (1) $_______, which is equal to 10% of the average closing sales price for the common stock for the 10 trading days ending three trading days prior to the date of this prospectus, or (2) the per share price that is equal to 10% of the average closing sales price of our common stock for the 10 trading day period ending three trading days prior to February 1, 2000.


      Redemption. The Series R Preferred Stock is not redeemable.

      Priority. The Series R Preferred Stock ranks equally with the common stock and junior to the Series A, Series C and Series D Preferred Stock as to dividends, and ranks senior to the common stock but junior to the Series A, Series C and Series D Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of Shaman.

Warrants


      As of June 15, 1999, there were outstanding warrants to purchase an aggregate of 104,833 shares of common stock at a weighted average exercise price of $115.20 per share, and outstanding warrants to purchase an aggregate of 73,112 shares of Series R Preferred Stock at an exercise price of $15.00 per share.


      Between September 1990 and September 1993, we issued, in connection with equipment lease financings, warrants to purchase 4,585 shares of common stock at prices ranging from $48.00 to $216.60 per share. These warrants expire between September 2000 and September 2002.

      In July 1996, we issued to one investor warrants to purchase an aggregate of 27,500 shares of common stock. These warrants are exercisable through July 26, 2002 at an exercise price of $203.68 per share. We have filed a registration statement with the SEC for the resale of shares issued upon exercise of these warrants, which registration statement was declared effective on November 30, 1998.

      In May 1997, we issued, in connection with a debt financing, warrants to purchase 10,000 shares of common stock at an exercise price of $125.00 per share. These warrants expire on May 7, 2007.

      In March 1998, we issued to certain investors warrants to purchase an aggregate of 6,875 shares of common stock. These warrants are exercisable through March 18, 2001 at an exercise price of $150.00 per share. We have filed a registration statement with the SEC for the resale of shares issued upon exercise of these warrants, which registration statement was declared effective on July 10, 1998.

      In June 1998, we issued to certain investors warrants to purchase an aggregate of 17,500 shares of common stock. These warrants are exercisable through June 22, 2003 at an exercise price per share equal to 115% of the average trading price of the common stock during specified measurement periods. These warrants provide for adjustment of the number of shares of common stock issuable upon exercise thereof, including upon the distribution of certain dividends, upon our reorganization, reclassification or merger, or upon the division or combination of our common stock. We have filed a registration statement with the SEC for the resale of shares issued upon exercise of these warrants, which registration statement was declared effective on July 10, 1998.

      In December 1998, we issued to certain investors warrants to purchase an aggregate of 38,373 shares of common stock. These warrants are exercisable through December 10, 2003 at an exercise price per share equal to $61.40 per share.


      In April 1999, we issued to MMC/GATX Partnership No. 1 in connection with the amendment of a loan agreement with GATX a cashless exercise warrant to purchase 39,512 shares of the class and series of equity securities which are being registered in this offering , which is the Series R Preferred Stock. This warrant is exercisable commencing on the date of this prospectus and through the seventh anniversary date of the earlier to occur of (1) December 31, 1999, or
(2) the date of this prospectus, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.

      In April 1999, we also issued to various lenders who were either existing stockholders, key executives or directors of Shaman cashless exercise warrants to purchase an aggregate of 33,600 shares of the class and series of equity securities which are being registered in this offering , which is the Series R Preferred Stock. These warrants are exercisable commencing upon the consummation of the sale of the Series R Preferred Stock registered in this offering and through the third anniversary date of such consummation, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.


Credit Facility Convertible Promissory Notes


      Pursuant to the terms of our credit facility and note purchase agreement with various lenders, at such time as we request funding of the credit facility and receive the funds, we will issue senior subordinated secured convertible promissory notes that are convertible after the date of the consummation of this offering and prior to the earlier to occur of (1) January 1, 2000 and (2) thirty days following the consummation date of this offering into an aggregate of 67,201 shares of Series R Preferred Stock, at a conversion price of $15.00 per share.


      As long as any of the foregoing warrants or convertible promissory notes remain unexercised and outstanding, the holders thereof will have the opportunity to profit from an increase in the market price of the common stock, if any, without assuming the risk of ownership.

Registration Rights


      We have granted to one investor certain demand rights and rights to be included in registrations effected by Shaman to register shares of common stock currently owned or in the future acquired by such investor pursuant to a stock purchase agreement between us and such investor. The investor has waived these registration rights with respect to this offering.

      We have granted to holders of warrants and convertible notes issued in connection with a credit facility and note purchase agreement certain demand registration rights covering the shares of Series R Preferred Stock underlying these warrants and notes. We are required under these registration rights to file a registration statement to register the shares no later than 30 days after the effective date of this offering.

Anti-Takeover  Effects of Provisions of Certificate of  Incorporation  and
Bylaws

      Shaman is subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

      Our Certificate of Incorporation divides the board of directors into two classes with staggered two-year terms. Under our by-laws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by a majority of the directors then in office. The classification of the board of directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Shaman.

Transfer Agent and Registrar

      BankBoston, N.A. is the transfer agent and registrar for our Series R Preferred Stock and common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. In addition, an active public market for our common stock may not continue in the future.


     Upon   completion   of  this   offering,   there   will  be   approximately
____________________  shares  of  common  stock  outstanding,  _________________
shares of common stock issuable upon conversion of outstanding shares of Series D Preferred Stock, assuming a conversion price, which is based on the common stock market price, of $_____ per share, and ________________ shares of common stock issuable upon exercise of outstanding warrants, all of which are freely tradeable without restriction, except for restrictions imposed on the resale of shares held by our affiliates, as defined in the Securities Act. An additional ____________ shares of common stock will be issuable upon conversion of the Series C Preferred Stock, assuming a conversion price, which is based on the common stock market price, of $_____ per share, commencing on August 18, 1999, all of which will be freely tradeable without restriction. We will also have up to 1,016,667 shares of Series R Preferred Stock outstanding and 73,112 shares of Series R Preferred Stock subject to issuance upon exercise of outstanding warrants. The Series R Preferred Stock is convertible into common stock on February 1, 2000. On that date, each share of Series R Preferred Stock will automatically convert into a number of shares of common stock equal to $15.00 divided by the lower of (1) $_______, or (2) a per share price that is equal to 10% of the average closing sales price of our common stock for the 10 trading days ending three trading days prior to February 1, 2000. Assuming a conversion price of $____________ per share, upon conversion of the Series R Preferred Stock on February 1, 2000, ________________ shares of common stock will be issued, or issuable pursuant to warrants, that will be immediately freely tradeable without restriction, other than by our affiliates.

                               THE RIGHTS OFFERING

The Subscription Rights


      We are offering our stockholders the right to subscribe for and purchase up to 1,000,000 shares of Series R Convertible Preferred Stock at $15.00 per share. The rights offering is open only to those stockholders who owned common stock on [________________, 1999]. The rights offering is not open to anyone who did not own common stock on [_____________, 1999].

     We are offering stockholders the opportunity to purchase seven shares of Series R Preferred Stock for each _____ shares of common stock they owned on [_______________,1999]. In determining the number of shares of Series R Convertible Preferred Stock we will issue to each stockholder pursuant to the subscription rights offered by this prospectus, we will round up to the nearest whole number. We will not issue subscription rights to purchase fractional shares and we will not pay cash in place of subscription rights. The subscription rights are not transferable and will not be listed for trading on any stock exchange. The Series R Preferred Stock will be quoted on the OTC Bulletin Board under the symbol "SHMNO" and we expect that these shares will trade prior to their conversion to common stock on February 1, 2000.


Basic Subscription Privilege


      Each subscription right entitles you to purchase seven shares of Series R Preferred Stock for each _____ shares of common stock you owned at the close of business on [___________, 1999]. You must purchase a minimum of seven shares of Series R Preferred Stock to participate, and if you hold fewer than ____ shares of common stock on the record date, you will be allowed to purchase seven shares of Series R Preferred Stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after your basic subscription has been accepted, which may occur at any time prior to the expiration of this offering. We may accept your basic subscription amount prior to accepting your over-subscription amount. In that event, we will deliver stock certificates for the basic subscription amount and the subscription agent will retain the over-subscription amount in escrow until the expiration of this offering, as provided below.


Over-Subscription Privilege

      Each subscription right also grants you an over-subscription privilege to purchase additional shares of Series R Preferred Stock that are not purchased by other stockholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription agreement. When you send in your subscription agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase in addition to the payment due for shares purchased through your basic subscription privilege. If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, you will be allocated shares pro rata, subject to elimination of fractional shares, in proportion to the number of shares you offer to purchase above your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges. In addition, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests.


      As soon as practicable after August ___, 1999, BankBoston, N.A., the subscription agent, will determine the number of shares of Series R Preferred Stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest to you. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the subscription agent and us as to the aggregate number of subscription rights that have been exercised, and the number of shares of Series R Preferred Stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf such nominee holder is acting.

Minimum Subscription Requirement


      We require a minimum subscription of seven shares of Series R Preferred Stock, or $105. This means that if you hold fewer than ____ shares of common stock on the record date, you will be allowed to purchase seven shares of Series R Preferred Stock, which will be considered your basic subscription privilege.


Plan of Distribution

      On or about _____________, 1999, we will distribute the subscription rights agreements and copies of this prospectus to individuals who owned shares of our common stock on ____________, 1999. If you wish to exercise your subscription rights and purchase shares of Series R Preferred Stock, you should complete the subscription agreement and return it, with payment for the shares, to the subscription agent, BankBoston, N.A. If you have any questions, you should contact our information agent, Shareholder Communications Corporation, at the telephone number and address on page ___. See "The Rights Offering -- Subscription Procedures."

      We have retained our transfer agent, BankBoston, N.A., to assist with the rights offering in the role of the subscription agent. The subscription agent will hold all subscription agreements received from stockholders, and will be responsible for delivering stock certificates and refunds, in case of over-subscription or cancellation of the offering, to stockholders. We will pay all fees and expenses of the subscription agent in connection with the rights offering, which we estimate will be approximately $______. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Expiration Date


      The rights offering will expire at 5:00 p.m., Eastern Daylight Savings Time, on August __, 1999, unless extended in the sole discretion of Shaman. If you do not exercise your basic subscription privilege or over-subscription privilege prior to such time, we have the right to reject your subscription.


      We reserve the right to reject any subscription agreements that the subscription agent receives after 5:00 p.m. on the expiration date, regardless of when the documents were originally mailed. Stockholders who wish to participate in the rights offering should submit all subscription agreements to BankBoston, N.A. by the expiration date, or to their broker or bank at least 10 days before the expiration date, to allow the broker or bank sufficient time to carry out those instructions.

      The rights offering is not conditioned upon our receipt of subscriptions for any minimum number of shares. However, the rights offering may be cancelled at any time prior to its completion, in which case all subscription payments will be returned without interest.

 Subscription Payments

      Each subscription agreement submitted pursuant to this rights offering must be accompanied by the full amount of the purchase price for all of the shares of Series R Preferred Stock subscribed for by the stockholder. If a stockholder submits less than the full purchase price, we will limit such stockholder's maximum subscription to the number of shares purchasable with those funds, rounded down to the nearest whole number of shares.

      If a subscription is rejected in whole or in part, the subscription agent will promptly refund payment for any unpurchased shares. We will not pay interest on any subscription funds.

Determination of Offering Price

      Our board of directors intend to obtain, prior to the effective date of this offering, an opinion from Alliant Partners that the terms of this rights offering are fair, from a financial point of view, to our stockholders. The price at which the Series R Preferred Stock will convert into common stock was set at a substantial discount to the actual trading price of our common stock. This discount is offered as an incentive for our current stockholders to participate in this offering. Nevertheless, the offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value.

Subscription Procedures

      To participate in the rights offering, you must submit a properly completed subscription agreement, together with full payment of the offering price for all shares for which you subscribe. Those who hold common stock for the account of others, such as brokers, banks, trustees or depositories, should notify the beneficial owners of those shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the rights offering.


      The subscription agreement and payment must be received by the subscription agent before 5:00 p.m., Eastern Daylight Savings Time, on August ___, 1999, unless extended in our sole discretion. Payment of the offering price must be made:

      - by check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to "BankBoston, N.A., as Subscription Agent;" or

      - by notice of guaranteed delivery of payment from a bank, a trust company or a New York Stock Exchange member.




      Payment of the offering price will be considered made only upon (1) the subscription agent's receipt of a certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (2) the clearance of any uncertified check. If you wish to pay by uncertified personal check, please note that your check may take five business days or more to clear and, therefore, you should make payment sufficiently in advance of the expiration date to ensure that payment is received and cleared by the expiration date.

      Subscription agreements and any checks in payment of the offering price should be delivered by mail, hand delivery, or overnight courier, to the applicable address below:

 By Mail                       By Hand                   By Overnight Carrier
 -------                       -------                   --------------------
                          Securities Transfer &
 BankBoston               Reporting Services             Boston EquiServe
 Corporate Actions        C/O Boston EquiServe           Attn: Corporate Actions
 P.O. Box 8029            100 Williams Street, Galleria  150 Royall Street
 Boston, MA 02266-8029    New York, NY 10038              Canton, MA 02021




      If you do not indicate the number of shares to be purchased or do not forward full payment of the offering price, then your payment will be credited to purchase your basic subscription privilege to the full extent of the payment received and, if any funds remain, will be credited to purchase your over-subscription privilege to the extent of the remaining funds. In each case, share amounts will be rounded down to the nearest whole number.


      The method of delivery of the subscription agreement and payment of the offering price will be at your election and risk. If sent by mail, it is recommended that your subscription agreement and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are urged to arrange for payment by certified or cashier's check, money order or wire transfer of funds.


      Our answers to all questions concerning the timeliness, validity, form and eligibility of any subscription will be final and binding. We may, in our sole discretion, waive any defect or irregularity, permit a defect or irregularity to be corrected within any time as we may determine, or reject the purported exercise of any right. Subscriptions will not be considered to have been received or accepted until all irregularities have been waived or cured within the time that we determine in our discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of your subscription agreement or incur any liability for failure to give notification.


      If you have any questions concerning the rights offering or these subscription procedures, or if you would like additional copies of this prospectus or other documents, please contact our information agent: Shareholder Communications Corporation, 17 State Street, New York, NY 10004. Banks and brokers may call the information agent at (212) 805-7113, and stockholders may call toll free at (800) 546-8622.

Non-Transferability of Subscription Rights

      Only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

No Revocation of Subscription

      After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Series R Convertible Preferred Stock.

Amendment and Termination of Rights Offering

      We reserve the right to amend the terms and conditions of the rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all stockholders who owned shares of common stock on ___________, 1999, (2) extend the expiration date by at least 14 days and (3) offer all subscribers not less than 10 days to revoke any prior subscriptions, in whole or in part. In all other cases, subscriptions will be irrevocable.

      We also reserve the right to terminate the rights offering at any time, in our discretion, in which case all subscriptions will be cancelled, and we will return all subscription payments to subscribers without interest.

      Upon the occurrence of any change in or cancellation of the rights offering, we will issue a press release to that effect, and we will file a post-effective amendment to the registration statement covering this prospectus.

Shares of Common Stock Outstanding After the Rights Offering

      Assuming we issue all of the shares of Series R Preferred Stock offered in the rights offering and assuming conversion of all of such shares at a conversion price of $____ per share, approximately ____ shares of common stock will be issued and outstanding following the rights offering and conversion of the Series R Preferred Stock. This would represent a __% increase in the number of outstanding shares of our common stock. If you do not exercise your basic subscription privilege, the percentage of Shaman common stock that you hold will substantially decrease.

Certain Ownership Limits and Reporting Requirements

      Any person or group that acquires direct or indirect beneficial ownership of more than 5% of the outstanding shares of our common stock will be subject to special reporting requirements under Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Any person or group that acquires direct or indirect beneficial ownership of more than 10% of the outstanding shares of our common stock will be subject to special reporting requirements under Section 16(a) of the Exchange Act and may become liable under Section 16(b) of the Exchange Act for reimbursement of any "short-swing profits." Please consult with your attorney to see if these rules will apply to you.

State and Foreign Securities Laws

      The rights offering is not being made in any state or foreign country in which it is unlawful to do so, nor are we selling or accepting subscriptions from holders who are residents of any such state or country. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. We may decline, in our sole discretion, to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

No Recommendations

      We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following summarizes the material federal income tax consequences of the rights offering. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of Shaman stock and the subscription rights and shares issued to you pursuant to the rights offering constitute capital assets.

      Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. We have not sought, nor do we intend to seek, any ruling from the IRS or an opinion of counsel related to the tax matters described below.

      This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

Taxation of Stockholders

      Receipt of a subscription right: You will not recognize any gain or other income upon receipt of a subscription right.

      Tax basis of subscription rights: Your tax basis in each subscription right will depend on whether you exercise the subscription right or allow the subscription right to expire.


      If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your Shaman stock on which the subscription right is distributed between the Shaman stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of Shaman stock, then the tax basis of each subscription right will be zero, unless you elect, by attaching an election statement to your federal income tax return for 1999, to allocate tax basis to your subscription rights.


      If you allow a subscription right to expire, it will be treated as having no tax basis.

      Holding period of subscription rights: Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

      Expiration of subscription rights: You will not recognize any loss upon the expiration of a subscription right.

      Exercise of subscription rights: You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of Series R Preferred Stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of Series R Preferred Stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

      If treated as a taxable distribution: If, contrary to Shaman's intent, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; and any excess would be treated first as a return of your basis (investment) in your Shaman stock and then as a capital gain. You would have a tax basis in the rights equal to the fair market value of the rights on the date of the rights distribution and your holding period in the rights would begin on the date of distribution of the rights. Expiration of the subscription rights would result in a capital loss. You generally will not recognize gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.


      Conversion of Series R Preferred Stock to Common Stock: There is some risk that the Internal Revenue Service would argue that the conversion of the Series R Preferred Stock to common stock is properly characterized as a taxable stock dividend rather than a nontaxable event. If the conversion were treated as a taxable stock dividend, the Internal Revenue Service may argue that the amount of the dividend is equal to the amount of the discount from the stated trading price of the common stock on which the conversion is based. Because the Series R Preferred Stock will convert automatically and in the full to common stock, and because the Series R Preferred Stock will not have any declared and unpaid dividends as of the time the conversion occurs, Shaman anticipates that the conversion of the Series R Preferred Stock will qualify as a nontaxable event. If the conversion qualifies as a nontaxable event, your tax basis in your Series R Preferred Stock will be allocated among the shares of common stock you receive upon conversion, and the holding period of the shares of common stock will include your holding period you had in the Series R Preferred Stock prior to conversion.


Taxation of Shaman

      We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of Series R Preferred Stock upon exercise of the subscription rights.

                                  LEGAL MATTERS

      Brobeck, Phleger & Harrison LLP will deliver an opinion to us about the validity of the issuance of the shares of our Series R Preferred Stock.

                                     EXPERTS


      Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements. We've included our financial statements in this prospectus and in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                           SHAMAN PHARMACEUTICALS, INC
                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Auditors..............................................F-2

Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999
  (unaudited)...............................................................F-3

Statements of Operations for the years ended December 31, 1996, 1997, and 1998 and the three months ended March 31, 1998 and 1999 (unaudited)...F-4

Statements of Stockholders' Equity for the years ended December 31, 1996,
  1997, 1998 and the three months ended March 31, 1999 (unaudited)..........F-5

Statements of Cash Flows for the years ended December 31, 1996, 1997,
  1998 and the three months ended March 31, 1998 and 1999 (unaudited).......F-7

Notes to Financial Statements...............................................F-8

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Shaman Pharmaceuticals, Inc.

      We have audited the accompanying balance sheets of Shaman Pharmaceuticals, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shaman Pharmaceuticals, Inc. at December 31, 1998 and 1997, and the results of our operations and our cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company had cash, cash equivalents and short-term investments at December 31, 1998 aggregating $9.2 million which are not sufficient to enable the Company to pay its existing liabilities and to fund its operations through December 31, 1999. The Company has incurred recurring operating losses and has total liabilities at December 31, 1998 in excess of its available cash resources. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements referred to above do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



Palo Alto, California
February 11, 1999, except for Note 10,  as to which the date is June 22, 1999



                                ERNST & YOUNG LLP

                                    SHAMAN PHARMACEUTICALS, INC.

                                          BALANCE SHEETS


                                                                      December 31,             March 31,
                                                            ----------------------------    -------------
                                                               1997             1998             1999
                                                            -----------      -----------    -------------
                         ASSETS                                                              (unaudited)

Current assets:
  Cash and cash equivalents                              $   11,340,702    $   5,887,496    $   1,706,936
  Short-term investments                                     10,079,943        3,277,197        1,003,671
  Amounts due from related parties                              192,551          208,898          200,276
  Prepaid expenses and other current assets                     553,507          283,804          658,488
                                                            -----------      -----------      -----------
         Total current assets                                22,166,703        9,657,395        3,569,371

  Property and equipment:
     Laboratory equipment                                     6,211,182        6,336,564        1,118,110
     Computer equipment and furniture                         1,158,869        1,474,914          367,332
     Leasehold improvements                                   7,351,827        7,266,066        7,179,564
                                                            -----------      -----------      -----------
                                                             14,721,878       15,077,544        8,665,006
     Less: accumulated depreciation and amortization        (10,749,738)     (11,963,876)       6,279,270
                                                            -----------      -----------      -----------
                                                              3,972,140        3,113,668        2,385,736
   Other assets                                                 613,657          368,080          368,080
                                                            -----------      -----------      -----------
         Total assets                                     $  26,752,500    $  13,139,143    $   6,323,187
                                                          =============    =============    =============


               LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

Current liabilities:
  Accounts payable and other accrued expenses             $     925,701    $   1,515,230    $   1,309,352
  Accrued clinical trial costs                                1,689,659        2,051,134        1,087,786
  Accrued professional fees                                     718,625          948,374          896,700
  Accrued compensation                                          368,272          326,797          225,089
  Accrued restructuring costs                                         -                -        1,715,132
  Advances--contract research                                 1,133,605          968,750          968,750
  Current installments of long-term obligations               2,783,976        2,803,861        2,897,494
                                                            -----------      -----------      -----------
         Total current liabilities                            7,619,838        8,614,146        9,100,303

Long-term obligations, excluding current installments         4,017,979        2,415,137        1,389,651
Senior convertible notes                                      9,967,044                -                -
Stockholders' equity:
  Preferred stock, $0.001 par value; issuable in
    series; 1,000,000 shares and 2,000,000 shares
    authorized at December 31, 1998 and March 31, 1999,
    respectively; 400,000, 519,533 and 518,033
    convertible shares issued and outstanding at December
    31, 1997, 1998 and March 31, 1999, respectively
    (Liquidation preference at December 31, 1997,
    1998 and March 31, 1999 -- $3,258,800, 18,429,310
    and 16,929,310, respectively)                                   400              520              518
  Common stock, $0.001 par value; 40,000,000 shares
    and 70,000,000 authorized at December 31, 1998 and
    March 31, 1999, respectively; 889,802 shares,
    1,519,147 shares and 1,929,358 shares issued and
    outstanding at December 31, 1997, 1998 and
    March 31, 1999, respectively                                    890            1,519            1,929
  Additional paid-in capital                                117,181,430      152,727,444      154,990,316
  Deferred compensation and other adjustments                  (124,910)        (185,850)        (116,086)
  Accumulated deficit                                      (111,910,171)    (150,433,773)    (159,043,444)
                                                           ------------     ------------     ------------
          Total stockholders' equity
               (net capital deficiency)                       5,147,639        2,109,860       (4,166,767)
                                                          -------------    -------------     ------------
          Total liabilities and stockholders' equity      $  26,752,500    $  13,139,143    $   6,323,187
               (net capital deficiency)                   =============    =============    =============

               See accompanying notes to financial statements.

                                            SHAMAN PHARMACEUTICALS, INC.

                                             STATEMENTS OF OPERATIONS


                                                Years Ended December 31,                 Three Months Ended March 31,
                                     -----------------------------------------------    ------------------------------
                                         1996              1997             1998            1998             1999
                                     -------------    -------------    -------------    -------------    -------------
Revenue from collaborative
  agreements                          $  3,406,250     $  3,500,000     $  2,659,856     $    875,000     $          -
Operating expenses:
  Research and development              19,138,190       24,140,246       32,393,374        7,513,098        2,468,118
  General and administrative             3,537,157        4,833,489        5,565,066        1,276,111        1,493,785
  Restructuring costs                             -                -                -                -        2,188,857
                                     -------------    -------------    -------------    -------------    -------------
     Total operating expenses           22,675,347       28,973,735       37,958,440        8,789,209        6,150,760
                                     -------------    -------------    -------------    -------------    -------------
Loss from operations                   (19,269,097)     (25,473,735)     (35,298,584)      (7,914,209)      (6,150,760)
Interest income                          1,082,618        1,217,884          550,227          232,368           73,878
Interest expense                          (603,330)      (5,032,684)      (2,033,004)        (806,896)        (259,175)
                                     -------------    -------------    -------------    -------------    -------------
Net loss                               (18,789,809)     (29,288,535)     (36,781,361)      (8,488,737)      (6,336,057)
Deemed dividend on Preferred Stock               -                -       (1,742,241)               -       (2,273,614)
                                     -------------    -------------    -------------    -------------    -------------
Net loss applicable to
  Common Stockholders                 $(18,789,809)    $(29,288,535)    $(38,523,602)    $ (8,488,737)    $ (8,609,671)
                                      ============     ============    =============    =============    =============
Basic and diluted net loss per
  common share                        $     (27.85)    $     (34.44)    $     (38.31)    $      (9.52)    $      (5.18)
                                      ============     ============     =============   =============    =============
Shares used in calculation of
  basic and diluted net loss
  per common share                         674,800          850,500        1,005,700          891,800        1,662,750
                                      ============     ============    =============    =============    =============

               See accompanying notes to financial statements.

                                             SHAMAN PHARMACEUTICALS, INC.

                                          STATEMENTS OF STOCKHOLDERS' EQUITY
                                   For the Years Ended December 31, 1996, 1997, and 1998
                                     and the Quarter Ended March 31, 1999 (unaudited)


                                                                                   Deferred
                              Convertible                        Additional      Compensation                           Total
                               Preferred         Common           Paid-In         and Other         Accumulated      Stockholders'
                                 Stock            Stock           Capital        Adjustments          Deficit           Equity
                              ------------     -----------     -------------    -------------     --------------    --------------
Balance at December 31, 1995    $       -      $       663     $  88,183,521    $   (146,956)     $ (63,831,827)    $  24,205,401
Issuance of 13,699 shares
  of common stock upon
  the exercise of stock options         -               14           440,066               -                  -           440,080
Issuance of 400,000 shares
  of series A convertible
  preferred stock                     400                -         3,057,823               -                  -         3,058,223
Issuance of
  19,446 shares of common
  stock in connection with
  Lipha/Merck collaboration             -               19         2,972,203               -                  -         2,972,222
Unrealized loss on
  available-for-sale securities         -                -                 -         (26,458)                 -           (26,458)
Amortization and reversals of
  deferred compensation                 -                -           (35,933)        153,164                  -           117,231
Net loss                                -                -                 -               -        (18,789,809)      (18,789,809)
                               ----------       ----------      ------------    ------------       ------------      ------------
Balance at December 31, 1996          400              696        94,617,680         (20,250)       (82,621,636)       11,976,890
Issuance of 974 shares
  of common stock upon
  the exercise of stock options         -                1            64,155               -                  -            64,156
Issuance of 100,000 shares
  of common stock in connection
  with a registered direct public
  offering in January 1997, net
  of issuance costs of $.93 million     -              100         8,070,310               -                  -         8,070,410
Issuance of 80,000 shares
  of common stock in connection
  with a registered direct public
  offering in April 1997, net
  of issuance costs of $.13 million     -               80         7,824,174               -                  -         7,824,254
Issuance of 10,039 shares
  of common stock in connection
  with Lipha/Merck collaboration        -               10         1,492,529               -                  -         1,492,539
Issuance of 2,755 shares
  of common stock upon conversion
  of senior convertible notes in
  November 1997                         -                3           223,160               -                  -           223,163
Unrealized loss on
  available-for-sale securities         -                -                 -          (9,720)                 -            (9,720)
Deferred compensation related
  to granting of options to
  non-employees, net of
  amortization and reversals            -                -           240,282         (94,940)                 -           145,342
Value ascribed to warrants issued
  in conjunction with secured loan      -                -           648,000               -                  -           648,000
Value ascribed to in-the-money
  conversion option of senior
  convertible notes                     -                -         3,692,140               -                  -         3,692,140
Value ascribed to warrants issued
  in conjunction with senior
  convertible notes                     -                -           309,000               -                  -           309,000
Net loss                                -                -                 -               -        (29,288,535)      (29,288,535)
                               ----------       ----------      ------------    ------------      -------------      ------------
Balance at December 31, 1997    $     400        $     890      $117,181,430    $   (124,910)     $(111,910,171)      $ 5,147,639


                                             SHAMAN PHARMACEUTICALS, INC.


                                   STATEMENTS OF STOCKHOLDERS' EQUITY (continued)
                               For the Years Ended December 31, 1996, 1997, and 1998
                                and the Quarter Ended March 31, 1999 (unaudited)

                                                                                   Deferred
                              Convertible                        Additional      Compensation                           Total
                               Preferred         Common           Paid-In         and Other         Accumulated      Stockholders'
                                 Stock            Stock           Capital        Adjustments          Deficit           Equity
                              ------------     -----------     -------------    -------------     --------------    --------------
Balance at December 31, 1997    $     400        $     890      $117,181,430    $   (124,910)     $(111,910,171)      $ 5,147,639
Issuance of 792 shares
  of common stock upon the
  exercise of stock options             -                1            21,714               -                  -            21,715
Issuance of 3,116 shares
  of common stock to employees
  from the 1998 special
  issuance plan                         -                3            80,756               -                  -            80,759
Issuance of  37,360 shares
  of common stock to consultants
  for consulting services rendered      -               37         1,074,073               -                  -         1,074,110
Sale of 57,762 shares
  of common stock in connection
  with Lipha/Merck collaboration        -               58         2,499,942               -                  -         2,500,000
Deferred compensation related to
  granting of options to
  non-employees,  net of
  amortization  and reversals           -                -           162,464         (75,849)                 -            86,615
Change in unrealized gain/loss
  on available-for-sale securities      -                -                 -          14,909                  -            14,909
Value ascribed to Warrants issued
  in conjunction with Series B
  Convertible Preferred Stock
  ($1,462,860)                          -                -                 -               -                  -                 -
Issuance of 10,082 shares
  of common stock in connection
  with senior convertible notes
  quarterly interest payment            -               10           650,531               -                  -           650,541
Issuance of 53,810 shares
  of common stock upon the
  conversion of 1,209 shares
  of Series D Convertible
  Preferred Stock                      (1)              54               (53)              -                  -                 -
Issuance of 128,563 shares
  of common stock upon the
  conversion of senior
  convertible notes                     -              129         5,453,055               -                  -         5,453,184
Sale of 140,880 shares
  of convertible preferred stock
  in connection with the Series C
  Convertible Preferred Stock
  Offering, net of issuance
  costs of $1.5 million               141                -        12,598,553               -                  -        12,598,694
Value ascribed to in-the-money
  conversion option of Series C
  Convertible Preferred Stock           -                -           678,636               -                  -           678,636
Issuance of 93,077 shares
  of common stock upon the
  conversion of 24,922 shares
  of Series C Convertible
  Preferred Stock                     (25)              93               (68)              -                  -                 -
Issuance of 4,179 shares
  of common stock in
  payment of Dividends on
  Series C Convertible
  Preferred Stock                       -                4                (4)              -                  -                 -
Sale of 240,604 shares
  of common stock in connection
  with the private placement
  offering in December 1998,
  net of issuance costs of
  $.13 million                          -              240         7,086,704               -                  -         7,086,944
Issuance of 4,784 shares
  of Series D Convertible
  Preferred Stock in exchange
  for cancellation of senior
  convertible note                      5                -         4,176,106               -                  -         4,176,111
Value ascribed to in-the-money
  conversion option of Series D
  Convertible Preferred Stock           -                -         1,063,605               -                  -         1,063,605
Value ascribed to Warrants
  issued in conjunction with
  Series D Convertible
  Preferred Stock ($943,680)            -                -                 -               -                  -                 -
Net loss                                -                -                 -               -        (38,523,602)      (38,523,602)
                               ----------       ----------      ------------    ------------      -------------      ------------
Balance at December 31, 1998          520            1,519       152,727,444        (185,850)      (150,433,773)        2,109,860
Issuance of 8,204,208 shares
  of common stock upon the
  conversion of 1,500 shares
  of Series D Convertible
  Preferred Stock (unaudited)          (2)             410            14,198               -                  -            14,606
Value ascribe to the
  in-the-money conversion option
  of Series D Convertible
  Preferred Stock (unaudited)           -                -         2,273,614               -                  -         2,273,614
Other Preferred Stock
  costs (unaudited)                     -                -           (24,940)              -                  -           (24,940)
Deferred compensation related
  to granting of options to
  non-employees, net of
  amortization and reversals
  (unaudited)                           -                -                 -          54,700                  -            54,700
Change in unrealized gain/loss
  on available-for-sale
  securities (unaudited)                -                -                 -          15,064                  -            15,064
Net loss (unaudited)                    -                -                 -               -         (8,609,671)       (8,609,671)
                               ----------       ----------      ------------    ------------      -------------      ------------
Balance at
 March 31, 1999 (unaudited)     $     518       $    1,929      $154,990,316    $   (116,086)     $(159,043,444)      $(4,166,767)
                               ==========       ==========      ============    ============      =============      ============

               See accompanying notes to financial statements.

                                                   SHAMAN PHARMACEUTICALS, INC.

                                                    STATEMENTS OF CASH FLOWS
                                           Increase (Decrease) in Cash and Cash Equivalents

                                                              Years ended December 31,                Three Months Ended March 31,
                                                -----------------------------------------------      ------------------------------
                                                     1996             1997             1998               1998             1999
                                                --------------    -------------   -------------      -------------    -------------
Operating activities:
  Net loss applicable to
    Common Shareholders                         $ (18,789,809)   $ (29,288,535)   $ (38,523,602)    $  (8,488,737)   $  (8,609,671)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
       Depreciation                                 2,245,860        1,718,167        1,214,139           380,844          170,749
       Amortization of warrants
         and deferred equity costs                    117,231          390,729          286,664           270,068          108,702
       Loss on disposal of fixed assets                     -                -           19,834            26,593          121,696
       Interest expense on issuance of
         senior convertible notes                           -        3,692,140                -                 -                -
       Deemed dividend on preferred stock                   -                -        1,742,241                 -        2,273,614
       Issuance of common stock to
         consultants for services rendered                  -                -        1,074,110                 -                -
       Other compensation                                   -                -           80,759                 -                -
       Payment of interest in common stock                  -                -          328,743           288,563           14,607
  Changes in operating assets and liabilities:
       Prepaid expenses, current assets and
         other assets                                 (80,148)         628,198          755,280          (120,410)         (93,999)
       Accounts payable, accrued professional
         fees, accrued compensation, accrued
         clinical trial costs and contract
         research advances                          2,021,220         (748,327)         974,423           850,384          392,525
                                                 ------------     ------------     ------------      ------------     ------------
Net cash used in operating activities             (14,485,646)     (23,607,628)     (32,047,409)       (6,792,695)      (5,621,777)
                                                 ------------     ------------     ------------      ------------     ------------
Investing activities:
  Purchases of available-for-sale investments     (10,872,811)     (14,562,627)      (5,255,947)       (1,999,049)               -
  Maturities of available-for-sale investments     26,325,454        4,954,640        5,032,892         4,959,136                -
  Sales of available-for-sale investments           1,494,000                -        7,040,710           899,007        2,288,589
  Proceeds from sale of fixed assets due to
     restructuring                                          -                -                -                 -          235,636
  Capital expenditures                               (864,729)        (913,382)        (375,501)          (33,143)         (80,836)
  Employee loans, net of repayments                         -                -         (256,347)                -            8,622
                                                 ------------     ------------     ------------      ------------     ------------
Net cash provided by (used in) investing
   activities                                      16,081,914      (10,521,369)       6,185,807         3,825,951        2,452,011
                                                 ------------     ------------     ------------      ------------     ------------
Financing activities:
  Proceeds from issuance of preferred
     stock, net                                     3,058,223                -       12,598,694                 -                -
  Proceeds from issuance of common
     stock, net                                     3,412,302       17,446,683        9,608,659            12,225                -
  Proceeds from issuance of long-term obligations     600,000        5,000,000                -                 -                -
  Proceeds from issuance of senior
     convertible notes, net                                 -        9,479,039                -                 -                -
  Issuance and other related costs on
     preferred stock                                        -                -                -                 -          (24,941)
  Principal payments on long-term obligations      (1,825,665)      (2,936,297)      (2,310,080)         (643,964)        (985,853)
  Proceeds from asset financing arrangements                -          429,023          511,123           211,232                -
                                                 ------------     ------------     ------------      ------------     ------------
Net cash provided by financing activities           5,244,860       29,418,448       20,408,396          (420,507)      (1,010,794)
                                                 ------------     ------------     ------------      ------------     ------------
Net increase (decrease) in cash and
     cash equivalents                               6,841,128       (4,710,549)      (5,453,206)       (3,387,251)      (4,180,560)
Cash and cash equivalents at beginning
     of period                                      9,210,123       16,051,251       11,340,702        11,340,702        5,887,496
                                                 ------------     ------------     ------------      ------------     ------------
Cash and cash equivalents at end of period       $ 16,051,251     $ 11,340,702     $  5,887,496      $  7,953,451     $  1,706,936
                                                =============    =============     ============      ============     ============
Supplemental information
  Interest paid                                  $    603,330     $    538,891     $    605,069      $    217,056     $    262,266
                                                =============    =============     ============      ============     ============

               See accompanying notes to financial statements.

                          SHAMAN PHARMACEUTICALS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  (information pertaining to the periods ended
                      March 31, 1998 and 1999 is unaudited)

1.  Summary of Significant Accounting Policies

General

      To date, Shaman Pharmaceuticals has been primarily focused on discovering and developing novel pharmaceutical products for major human diseases by isolating and optimizing active compounds found in tropical plants with a history of medicinal use. We have conducted human clinical trials with our three lead product candidates -- SP-303/Provir (Phase III/II), nikkomycin Z (Phase I) and SP-134101 (Phase I) -- targeting five indications. Due to unforeseen delays and costs necessary to complete additional necessary trials for our lead compound, SP-303/Provir for the treatment of diarrhea in people with AIDS, we have chosen to discontinue all pharmaceutical development, manufacturing and marketing activities. We intend to sell or out-license worldwide marketing rights to our pharmaceutical assets. We plan to focus our efforts on our Botanicals division.

Matters Affecting Ongoing Operations

      The accompanying financial statements have been prepared assuming that we will continue as a going concern. We have cash, cash equivalents and short-term investments at December 31, 1998 aggregating $9.2 million which are not sufficient to enable us to pay existing liabilities and fund our operations through December 31, 1999. We have total liabilities in excess of our available cash resources at December 31, 1998. We have had recurring net losses, including a net loss applicable to common stockholders of $38.5 million in the year ended December 31, 1998, and have an accumulated deficit of $150.4 million at December 31, 1998. These conditions raise substantial doubt about our ability to continue as a going concern.

      To address these matters, on February 1, 1999, we announced and initiated the implementation of a Restructuring Plan which resulted in the immediate cessation of all pharmaceutical research and development activities, a reduction in workforce of 60 employees, and will result in the closing down of all of the operations of our pharmaceutical business (see Note 2). After the implementation of the Restructuring Plan, we expect our cash resources available at December 31, 1998 to be substantially used before the end of June 1999.


      Further, we intend to sell or enter into outlicensing agreements with respect to all of our current pharmaceutical research programs including SP-303/Provir, nikkomycin Z and SP-134101. We are currently negotiating for the termination of our remaining research and development collaboration agreement with Lipha S.A., a wholly-owned subsidiary of Merck KGaA, Darmstadt, Germany. We intend to focus our future efforts on the development and commercialization of botanical dietary supplements derived from tropical plant sources.


Revenue Recognition

      Revenue under our collaborative research agreements is recognized ratably as costs are incurred by us in accordance with the performance requirements of the agreements. Non-refundable payments that are not dependent on future performance under collaborative agreements are recognized as revenue when received. Payments received which are still subject to future performance requirements are deferred until earned. Revenues from achievement of milestone events are recognized when the funding party agrees that the scientific or clinical results stipulated in the agreement have been met. Costs of contract revenue approximate such revenue and are included in research and development expenses.

Research and Development Expense

      Research and development expense consists of independent research and development costs and the costs associated with work performed under collaborations. Research and development costs include direct and research-related overhead expenses and are expensed as incurred.

Stock-Based Compensation

      In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards, "Accounting for Stock-Based Compensation" ("SFAS 123") which encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. We have elected to follow the disclosure requirements of SFAS 123 for the year ended December 31, 1998, 1997 and 1996 and will continue to measure stock-based compensation to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Note 8 contains a summary of the pro forma effects to reported net loss applicable to common stockholders and net loss per common share for 1996, 1997 and 1998 as if we had elected to recognize compensation expense based on the fair value of options granted as described by SFAS 123.

      We grant stock options to employees and directors for a fixed number of shares with an exercise price equal to the fair market value of shares at the date of grant. We account for stock option grants to employees and directors in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and, accordingly, recognize no compensation expense for the stock option grants to employees and directors.

Per Share Data

      Net loss per share is computed using the weighted average number of shares of common stock outstanding. The impact of stock options and other common stock equivalents have been excluded from the computation in all years presented as they are antidilutive.

Comprehensive Loss

      As of January 1, 1998, we adopted Financial Accounting Standards Board ("FASB") Statement No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 established new rules for the reporting and displaying of comprehensive income and its components; however, the adoption of this statement had no impact on our net loss or total stockholders' equity. SFAS 130 requires unrealized gains or losses on our available for sale securities, which prior to adoption were reported in stockholder's equity, to be included in other comprehensive income (loss). Our comprehensive loss was not materially different from our net loss applicable to common stockholders in 1996, 1997 and 1998.

Cash, Cash Equivalents, Investments and Concentration of Credit Risk

      We consider all highly liquid investments with remaining maturities of three months or less at time of purchase to be cash equivalents. Investments with maturities of less than one year from the balance sheet date and with original maturities greater than 90 days are considered short-term investments. Investments with maturities greater than one year from the balance sheet date are considered long-term investments. Investments consist primarily of commercial paper, investments in government securities, corporate bonds and asset-backed securities. These investments typically bear minimal risk. This diversification of risk is consistent with our policy to maintain high liquidity and ensure safety of principal. We maintain our cash, cash equivalents and investments in accounts with several United States banks and brokerage houses.

      We determine the appropriate classification of debt securities at the time of purchase and re-evaluate such determination as of each balance sheet date. As of December 31, 1997 and 1998, we have classified our entire investment portfolio as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, included in other comprehensive income. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income or expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

Property and Equipment

      Property and equipment are stated at cost. Depreciation of equipment and furniture is provided on a straight-line basis over the estimated useful lives of the respective assets, which range from three (computer equipment and furniture) to five (laboratory equipment) years. Equipment held under capital leases is amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Leasehold improvements are amortized on a straight-line basis over the remaining life of the lease.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Carrying Value of Long-Lived Assets and Long-Lived Assets to be Disposed Of

      In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of," we record impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Based on our estimate of future undiscounted cash flows, except for a reserve included in the estimated restructuring charge (see Note 2), we expect to recover the carrying amounts of our long-lived assets. Nonetheless, it is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in the need to write-down those assets to fair value.

Segment Reporting

      In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. We have determined that in 1996, 1997 and 1998, we operated in only one segment.

Unaudited Interim Financial Statements

      The unaudited interim financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position of the Company as of March 31, 1999 and the results of operations and statement of cash flows of the three months ended March 31, 1998 and 1999, as presented in the accompanying unaudited interim financial statements.

Reclassification

      Certain prior year amounts have been reclassified to conform to the current year's presentation.

2.  Restructuring Plan

      On February 1, 1999, we announced and initiated implementation of a restructuring plan which resulted in the closing down of the operations of our pharmaceutical business. We now intend to out-license worldwide marketing rights to all our pharmaceutical compounds and will focus our efforts on the development and commercialization of botanical dietary supplements through our botanicals division. The restructuring plan includes: cessation of pharmaceutical research and development activities and related operations; sale or outlicensing of all of our current pharmaceutical research programs; reduction in force of approximately 60 employees (65% of our workforce); dedication of initially 12 employees (as of February 26, 1999, 5 employees remain) to the process of closing down the pharmaceutical business; termination of the research and development contract with Lipha/Merck; settlement of outstanding long-term equipment financing obligations; sale or disposal of all of our fixed assets that are not needed for our botanicals business; and sub-lease a portion of the facility.

      The termination of 60 employees occurred on February 1, 1999. We recorded total costs of the restructuring in the first quarter of 1999 of $2.2 million.

3.  Collaborative Relationships

      In September 1996, we entered into a five-year collaborative agreement with Lipha/Merck to jointly develop Shaman's antihyperglycemic drugs. Upon signing the collaboration, we received an annual research fee of $1.5 million which was amortized to revenue over twelve months as the work was performed. We also received approximately $3 million for 19,446 shares of common stock priced at $154.20 per share, representing a 20% premium to the weighted average price of the common stock at the time of purchase. In exchange for development and marketing rights in all countries except Japan, South Korea, and Taiwan (which are covered under an earlier agreement between Shaman and Ono Pharmaceutical Co. Ltd. Osaka, Japan ("Ono"), Lipha/Merck agreed to provide up to $9.0 million in research payments and up to $10.5 million in equity investments priced at a 20% premium to a multi-day volume weighted average price of common stock at the time of purchase. The research payments were recognized as revenue ratably as the related costs were incurred by us in the performance of our obligations to perform certain research and clinical trial activities. The agreement also provided for additional preclinical and clinical milestone payments to us in excess of $10.0 million per compound for each antihyperglycemic drug developed and commercialized. Lipha/Merck agreed to bear all pre-clinical, clinical, regulatory and other development expenses associated with the compounds selected under the agreement. Preclinical and clinical milestone payments would be recognized as revenue as certain preclinical hurdles were met and as certain phases of the clinical trials and the FDA approval process were completed. In addition, as products were commercialized, Shaman would receive royalties on all product sales outside the United States and up to 50% of the profits (if we exercise our co-promotion rights) or royalties on all product sales in the United States. Certain of the milestone payments would be credited against future royalty payments, if any, due to us from sales of products developed pursuant to the agreement.

      In December 1998, we renegotiated the terms of the existing agreement with Lipha/Merck. Under the new terms, we forgave $6.0 million in aggregate payments due over the remaining term of the original agreement in exchange for a one-time up-front payment of an aggregate of $2.0 million, consisting of a $1.0 million research payment (which remains recorded as deferred revenue that we have not yet earned) and a $1.0 million equity investment.

      For the year ended December 31, 1998, Shaman recognized $1.9 million in revenue from the Lipha/Merck collaboration. In addition, we received a total $2.5 million for issuance of 57,762 shares of common stock (40,650 shares priced at $37.00 per share in September 1998 and 17,112 shares priced at $58.40 per share in December 1998), each representing a 20% premium to the weighted average price of common stock at the time of purchase. Revenues from Lipha/Merck accounted for 12%, 43% and 70% of total revenues earned in 1996, 1997 and 1998 respectively.

      On February 1, 1999, we discontinued all research and development activities related to the collaborative agreement. We are currently in negotiations with Lipha/Merck, for the discontinuation of this research agreement. There will be no further research payments from Lipha/Merck.

      In May 1995, we entered into a collaborative agreement with Ono providing for, among other things, three years of funding for the research and development of compounds for the treatment of Type II diabetes. Under the agreement, Shaman was obligated to screen 100 diabetes-specific plants per year in vivo, isolate and identify active compounds, and participate in any medicinal chemistry modification. In turn, Ono provided us with access to Ono's preclinical and clinical development capabilities through proprietary in vitro assays and medicinal chemistry effort. Ono's development and commercialization rights are for the countries of Japan, South Korea and Taiwan. Under the terms of the agreement, Ono provided $7.0 million in collaborative research funding and will pay preclinical and clinical milestone payments of $4.0 million per compound for each antidiabetic drug that is commercialized.

      We received an additional $1.0 million payment (beyond the $7.0 million commitment) in December 1996 for enhanced access rights to these compounds. For the years ended December 31, 1996, 1997 and 1998, Shaman recognized $3.0 million, $2.0 million and $790,000, respectively in revenue from the Ono collaboration. Revenues from Ono accounted for 88%, 57% and 30% of total revenues earned in 1996, 1997 and 1998, respectively.

      In May 1998, our collaborative agreement with Ono, and the ongoing research and development funding received pursuant thereto, expired under the original terms thereof and was not renewed. Under the agreement, Ono will continue to provide milestone payments and royalties to us on any resulting products Ono develops from compounds identified during the three-year term of the agreement.

      Costs associated with revenue from these collaborations totaled $11.6 million, $11.4 million and $8.2 million for the year ended December 31, 1996, 1997 and 1998, respectively, and are included in research and development expenses in the accompanying financial statements.

4.  Investments

     The following is a summary of available-for-sale securities (in thousands):


                                               December 31, 1997
                                  --------------------------------------------
                                            Gross        Gross      Estimated
                                          Unrealized   Unrealized     Fair
                                    Cost    Gains       Losses       Value
                                  ------- ----------   ----------   ----------
   U.S. Treasury securities
     and government obligations   $ 4,625   $     --    $    (10)     $ 4,615
   U.S. corporate bonds             3,000         --          --        3,000
   U.S. corporate commercial
     paper and other               10,810         --         (20)      10,790
                                  -------   --------     --------    --------
        Total                     $18,435   $     --    $    (30)     $18,405
                                  =======   ========     ========    ========


 Above amounts are included in the balance sheet as follows:

    Cash and cash equivalents     $ 8,345        --     $    (20)     $ 8,325
    Short-term investments         10,090        --          (10)      10,080
                                  -------   --------     --------    --------
        Total                     $18,435   $     --    $    (30)     $18,405
                                  =======   ========     ========    ========


                                                December 31, 1998
                                  --------------------------------------------
                                            Gross        Gross      Estimated
                                          Unrealized   Unrealized     Fair
                                    Cost    Gains       Losses       Value
                                  ------- ----------   ----------   ----------

   U.S. Treasury securities
     and government obligations   $ 2,255   $     --    $     (5)     $ 2,250
   U.S. corporate bonds             1,000         --          --        1,000
   U.S. corporate commercial
     paper and other                4,984         --         (10)       4,974
                                  -------   --------     --------    --------
        Total                     $ 8,239   $     --    $    (15)     $ 8,224
                                  =======   ========     ========    ========


 Above amounts are included in the balance sheet as follows:

    Cash and cash equivalents     $ 4,957        --     $    (10)     $ 4,947
    Short-term investments          3,282        --           (5)       3,277
                                  -------   --------     --------    --------
        Total                     $ 8,239   $    --     $    (15)     $ 8,224
                                  =======   ========     ========    ========


                                                March 31, 1999
                                  --------------------------------------------
                                            Gross        Gross      Estimated
                                          Unrealized   Unrealized     Fair
                                    Cost    Gains       Losses       Value
                                  ------- ----------   ----------   ----------

   U.S. Treasury securities
     and government obligations   $ 1,004   $     --     $     -     $  1,004
   U.S. corporate commercial
     paper and other                  644         --           -          644
                                  -------   --------     --------    --------
        Total                     $ 1,648   $     --     $     -     $  1,648
                                  =======   ========     ========    ========


 Above amounts are included in the balance sheet as follows:

    Cash and cash equivalents     $   644        --     $      -     $    644
    Short-term investments          1,004        --            -        1,004
                                  -------   --------     --------    --------
        Total                     $ 1,648   $    --     $      -    $   1,648
                                  =======   ========     ========    ========



      The average remaining maturity of the portfolio was approximately four and one-half months at December 31, 1997 and approximately less than one month as of December 31, 1998, respectively.

      The estimated fair value amounts have been determined by us using available market information and appropriate valuation methodologies. However, judgment is required in interpreting market data to develop the estimates of fair value.

5.  Long-Term Obligations

      At December 31, 1998, long-term obligations consist of secured and unsecured term loans and secured borrowings used to acquire property and equipment, capital lease arrangements and a leasehold improvement financing obligation.

      In May 1997, we obtained a $5.0 million term loan to payoff pre-existing debt, finance capital asset acquisitions and finance continued research and clinical development. The loan is payable in thirty-six equal monthly installments and the interest rate is 14.58%. The lender was granted warrants to purchase 10,000 shares of common stock at $125.00 per share, which are exercisable over a ten-year period. We have attributed a value of $648,000 to these warrants. This amount has been recorded as a discount on the related debt and is being amortized as interest expense over the term of the loan.

      In June 1997, we issued $10.4 million of senior convertible notes with an original maturity of August 2000. Interest, at 5.5% per annum, on the notes was payable in common stock or cash at our option. Initially, the notes were convertible into common stock at 100% of the low trading price during a designated time period prior to conversion provided that the conversion price would not be less than $110.00 per share. Starting in November 1997, the notes were convertible into common stock at a 10% discount from the low trading price during a designated time period prior to the conversion, with a floor of $110.00 through March 31, 1998, pursuant to a March 1998 amendment agreement with the note holders whereby we issued to the note holders three-year warrants to purchase an aggregate of 6,875 shares of common stock at an exercise price of $150.00 per share as consideration for entering into the amendment agreement. We have attributed a value of $309,000 to these warrants. This amount was recorded as a discount on the related debt and was amortized as interest expense over the term of the loan. Of the notes issued, $400,000 was issued to the placement agent as part of the placement fee. We paid the placement agent an additional $300,000 in cash. The placement fees and other offering costs have been capitalized in other assets as deferred issuance costs and were amortized to interest expense over the life of the notes to the extent the notes were not converted to common stock. The net proceeds totaled approximately $9.5 million after the placement agent's fees and other offering expenses. In connection with the issuance of the notes, we recognized a non-cash charge in the amount of $3,692,000, representing the value attributed to the in-the-money conversion feature of the senior convertible notes.

      Through December 9, 1998, an aggregate principal balance of approximately $5.6 million of the Senior Convertible Notes was converted into an aggregate of 128,563 shares of common stock. On December 10, 1998, we issued to the note holders an aggregate of 4,784 shares of our Series D Convertible Preferred Stock in exchange for the cancellation of an aggregate of $4.8 million (including accrued interest) of the notes.

      Equipment borrowings totaled $401,555 and $0 at December 31, 1997 and 1998, respectively. The borrowings carried interest at rates ranging from 10.7% to 12.75% at December 31, 1997, were secured by the equipment acquired, and were payable in monthly installments ranging from $10,000 to $156,000 through December 1998.

      We also acquired certain equipment and furniture pursuant to capital lease arrangements. The gross amount of equipment and furniture and the related accumulated amortization recorded under capital leases included in property and equipment are as follows:


                                                     1997             1998
                                                 ------------     ------------
             At December 31,
               Equipment and furniture           $ 1,890,164      $ 2,401,286
               Less accumulated amortization      (1,354,475)      (1,668,460)
                                                 ------------     ------------
                                                 $   535,689      $   732,826
                                                 ============     ============


      Amortization of assets acquired under capital leases is included in depreciation and amortization expense.

      In connection with the facility lease described in Note 6, we entered into an agreement with the former tenant of the facility to acquire approximately $1.5 million of tenant improvements by making annual payments to the former tenant, including accrued interest of $540,000 in 1999 through 2002. The 1998 payment was not paid until January 1999.

Fair Value of Long-Term Obligations

      The fair values of our long-term obligations are estimated using discounted cash flow analyses based on our current incremental borrowing rate for similar types of borrowing arrangements. The carrying amounts and fair values of long-term obligations consisted of the following at December 31, 1998:

                                            Carrying Value        Fair Value
                                            --------------        ----------
      Leasehold improvements financings      $ 2,032,045          $ 2,213,059
      Secured Loan                           $ 2,724,189          $ 2,414,913


      The carrying value of our term loan approximates our fair value because the interest rates on the note takedowns are periodically reset.

      At December 31, 1998, future payments on long-term obligations are as follows:

                                                         Leasehold
                              Secured        Capital     Improvement
                               Loan          Leases      Financing       Total
                            -----------     --------     ------------    -----

   1999                      $1,893,219    $ 257,889    $1,080,000   $3,231,108
   2000                         830,970      281,333       540,000    1,652,303
   2001                               -      270,635       540,000      810,635
   2002                               -       60,673       540,000      600,673
   2003                               -            -             -            -
                            -----------   ----------   -----------  -----------
   Total minimum payments    $2,724,189    $ 870,530    $2,700,000   $6,294,719
   Less amount representing
     interest (at rate
     ranging from 9.5%
     to 12.0%)                        -     (119,766)     (667,955)    (787,721)
                            -----------   ----------   -----------  -----------
                             2,724,189       750,764     2,032,045    5,506,998
   Less current
     installments           (1,893,219)     (219,232)     (691,410)  (2,803,861)
                            -----------   ----------   -----------  -----------
   Long-term obligations,
     excluding current
     installments            $ 830,970     $ 531,532    $1,340,635   $2,703,137
                            ===========   ==========   ===========   ==========

6.  Commitments and Contingencies

      We lease our research and office facility in South San Francisco, California under a noncancellable agreement expiring 2003, with options to renew for a total of ten years. We are required to pay operating costs, including property taxes, utilities, insurance and maintenance.

      At December 31, 1998, the minimum noncancellable future rental payments under our operating leases are:

                         1999      $ 1,210,837
                         2000        1,544,555
                         2001        1,590,892
                         2002        1,638,618
                         2003          281,296
                                  ------------
                                   $ 6,266,198
                                  ============

      Rent expense for each of the three years ended December 31, 1996, 1997 and 1998 was approximately $1,348,000 $1,154,000 and $1,189,000, respectively.

      We are involved in a litigation and disputes which are incidental to our business. While it is not possible to predict or determine the outcome of such litigation and disputes, or to provide an estimate of the losses, if any, that may arise, we believe the costs associated with all of these actions will not have a material effect on our consolidated financial position or liquidity, but could possibly be material to the consolidated results of operations.

      Further, product liability claims may be asserted in the future relative to events not known to management at the present time. We have insurance coverage which we believe is adequate to protect against such product liability losses as could materially affect our financial position.

7.  Contractual Agreements

      We have entered into license, clinical trial and supply agreements with universities, research organizations and commercial companies. Certain of these agreements require payments of royalties on future sales of resulting products and may subject us to minimum annual payments to our contract partners. In addition, we signed an agreement in 1995 which could result in the payment of milestone installments if certain development objectives are achieved. To date, payments under these agreements have not been significant and, at December 31, 1998, related noncancellable commitments are immaterial.

8.  Stockholders' Equity

Preferred Stock

      We are authorized to issue 1,000,000 shares of preferred stock (519,533 shares of which are issued and outstanding at December 31, 1998). Our Board of Directors may set the rights and privileges of any preferred stock issued.

      On December 10, 1998, we and certain institutional investors exchanged an aggregate of $4.8 million (including accrued interest) of the Senior Convertible Notes (the "Notes") for an aggregate of 4,784 shares of our Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock is entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the rate of $55 per annum. Dividends on the Series D Preferred Stock are payable in cash or shares of our common stock or any combination of cash and shares of common stock, at our option and are payable quarterly on February 1, May 1, August 1 and November 1 of each year. Each share of Series D Preferred Stock is convertible, at any time, into common stock at the lesser of (a) $22.50 per share or (b) 90% of the low trading price during a designated time period prior to the conversion. In addition, the holders received an aggregate of 38,373 warrants to purchase additional shares of common stock in exchange for surrendering the redemption rights previously held by them under the Notes. The warrants were priced at 150% of the average closing price for the month of December 1998. We have attributed a value of $943,680 to these warrants. In connection with the issuance of the Series D Preferred Stock, we also recognized a non-cash charge in the amount of $1,063,605, representing the value attributed to the in-the-money conversion feature of the Series D Preferred Stock.

      The delisting of our common stock from The Nasdaq National Market constituted an Optional Redemption Event (as defined in the Certificate of Designation of Series D Preferred Stock) for the Series D Preferred Stock. In connection therewith, on February 4, 1999, we issued a Control Notice (as defined in the Certificate of Designation of Series D Preferred Stock) that prevented the redemption of the Series D Preferred Stock. This Control Notice will remain in effect for as long as we are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. Delivery of the Control Notice had the effect of increasing the annual dividend to $180 per share and adjusting the conversion price of the Series D Preferred Stock to 80% of the amount the conversion price would otherwise be.

      In October 1998, we completed the sale to the public of an aggregate of 140,880 shares of our Series C Convertible Preferred Stock for aggregate gross proceeds of $14.1 million. Each share of Series C Preferred Stock is entitled to receive cumulative dividends paid semi-annually to the holders of record of such shares as follows: (i) an annual stock-on-stock dividend, paid in arrears, in shares of common stock (calculated as the quotient of $10.00 divided by 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date the dividend is paid); plus (ii) a cash amount equaling 0.00005% of our U.S. net sales of our SP-303/Provir product for the treatment of diarrhea, if any, for the preceding two calendar quarters less $5.00. If, under Delaware law, we are unable to pay the cash portion of the dividends, then the cash portion will be paid in shares of common stock (valued at 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date on which the dividend is paid). We intend to honor this royalty portion of the dividend through the sale of our first botanical product, if any. Each share of the Series C Preferred Stock was convertible for a period of 30 days after the first issuance and will be convertible again commencing 12 months after the initial issuance date (August 18, 1998) at the election of each holder, and automatically on the sixth anniversary of the initial issuance date into greater of (a) 0.8333 shares of common stock or (b) such number of shares of common stock as equals $100 (the price paid per share of Series C Preferred Stock) divided by 85% of the average closing price of the common stock reported by Nasdaq for the 10-day trading period ending three trading days prior to the date of conversion. The common stock is currently trading on The Nasdaq OTC Bulletin Board. During the initial 30-day conversion period for the Series C Preferred Stock, 24,922 shares of the Series C Preferred Stock were converted into an aggregate of 93,077 shares of common stock. In connection with the issuance of the Series C Preferred Stock, we recognized a non-cash charge in the amount of $678,636.


      In June 1998, we entered into Stock Purchase Agreements with certain of our stockholders pursuant to which we acquired the right to sell to these stockholders, subject to certain conditions up to an aggregate of 7,000 shares of Series B Custom Convertible Preferred Stock for an aggregate purchase price of $7,000,000. The stock purchase agreements were terminated upon the closing of the Series C Convertible Preferred Stock Financing in October 1998. As consideration for entering into the stock purchase agreements, we issued to these stockholders warrants to purchase an aggregate of 17,500 shares of common stock. The warrants are exercisable for a period of five years at an exercise price per share equal to 115% of the average trading price of the common stock during specified measurement periods. We have attributed a value of $1.5 million to these warrants.


      In July 1996, we closed a private placement pursuant to Regulation S under the Securities Act of 1933, as amended, in which it received gross proceeds of $3.3 million for the sale of 400,000 shares of Series A Convertible Preferred Stock and for the issuance of a six-year warrant to purchase 27,500 shares of common stock at an exercise price of $203.60 per share. The Preferred Stock does not carry a dividend obligation and will convert into common stock no later than July 23, 1999 at a price per share between $120.00 and $163.00, depending on the market value of common stock during the period prior to conversion. The holder of preferred shares is entitled to a liquidation preference of 163.00 per share.

Common Stock

      In December 1992, we adopted the 1992 Stock Option Plan (the "Plan") as the successor plan to our 1990 Stock Option Plan. The Plan will terminate on the earlier of December 31, 2002 or the date on which all shares available for issuance under the Plan have been issued or canceled. The Plan provides for two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program.

      Under the Discretionary Option Grant Program, options granted may either be incentive options or non-statutory options. Incentive options may be granted to employees at a price not less than the fair market value of Common Stock on the grant date. Non-statutory options may be granted at a price determined by the plan administrator. Each option granted is exercisable as determined by the plan administrator, with a term not to exceed ten years. The Plan also allows for the granting of options with repurchase rights and stock appreciation rights at the discretion of the plan administrator.

      Under the Automatic Option Grant Program, each individual who becomes a non-employee board member on or after the effective date of the Plan is automatically granted a non-statutory stock option to purchase 1,000 shares of common stock. Further, each non-employee board member who has served as a member for at least six months prior to the annual stockholders' meeting is automatically granted an annual non-statutory stock option to purchase not more than 375 nor less than 250 shares of common stock, depending on a calculation based on the average selling price of the common stock. The exercise price of each option granted is the fair value of the common stock on the date of grant. These options have a ten-year term and vest over 24 months.

      On September 18, 1998, the Plan Administrator implemented an option cancellation/regrant program for all employees of the Company, including our executive officers. Pursuant to that program, each such employee was given the opportunity to surrender his or her outstanding options under the Plan with exercise prices in excess of $25.62 per share in return for a new option grant for the same number of shares but with an exercise price of $25.62 per share, the closing selling price per share of common stock as reported on the Nasdaq National Market on the September 18, 1998 grant date of the new option. Options for a total of 92,760 shares with a weighted average exercise price of $105.50 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $25.62 per share exercise price. To the extent the higher-priced option was exercisable for any option shares on the September 18, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares in a series of twelve (12) successive equal monthly installments upon the optionee's completion of each month of service over the one (1) year period measured from the September 18, 1998 grant date. The option will become exercisable for the remaining option shares in one or more installments over the optionee's period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled higher-priced option.

      On October 20, 1998, the Plan Administrator implemented an option cancellation/regrant program for the non-employee Board members (excluding the Plan Administrator) and certain key independent consultants holding options under the Plan. Pursuant to the October program, each such individual was given the opportunity to surrender his or her outstanding options under the Plan with exercise prices in excess of $28.75 per share in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share, the closing selling price per share of common stock as reported on the Nasdaq National Market on the October 20, 1998 grant date of the new option. Options for a total of 29,232 shares with a weighted average exercise price of $122.46 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $28.75 per share exercise price. To the extent the higher-priced option was exercisable for any option shares on the October 20, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares in a series of twelve (12) successive equal monthly installments upon the optionee's completion of each month of service over the one (1) year period measured from the October 20, 1998 grant date. The option will become exercisable for the remaining option shares in one or more installments over the optionee's period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled higher-priced option.

      Both programs provide for automatic acceleration of the exercise period in the event of certain corporate transactions, including a merger, asset sale or change in control of the Company.

      The 1990 Stock Option Plan provided for the granting of incentive and non-statutory stock options. Both types of options were immediately exercisable and expire ten years from the date of grant. Vesting of optioned shares was determined by the board of directors and generally occurred over a two- to four-year period from the date of grant. At December 31, 1998, all options to purchase common stock issued under this plan were vested.

     A summary of stock option activity is as follows:


                                           Options Outstanding
                             ------------------------------------------------------
                                                            Weighted      Weighted
                                                             Average      Average
                              Number        Price Per       Exercise     Fair Value
                             of Shares        Share           Price       At Grant
                                                                            Date
                             ---------   ---------------    ---------   -----------
Balance at
   December 31, 1996          105,099     $1.20--$265.00     $109.60
  Granted at fair value        47,577     82.60-- 136.20      108.20       $69.20
  Exercised                      (974)     4.80-- 117.60       65.80
  Forfeited                   (12,115)    70.00-- 265.00      128.00
                           -----------
Balance at
   December 31, 1997          139,587      1.20-- 265.00      108.00
  Granted at fair value       221,017     25.62--  98.75       29.79       $29.81
  Exercised                      (792)     1.20--  70.00       27.41
  Forfeited                  (139,135)    25.62-- 265.00      110.84
                          -----------
Balance at
   December 31, 1998          220,677     $1.20-- 215.00     $ 28.13
                          ===========

      At December 31, 1998, 30,407 shares under options were exercisable at a weighted average exercise price of $33.19 per share (65,502 shares under options were exercisable at a weighted average exercise price of $105.00 per share at December 31, 1997). A stock option grant of 75,000 shares of common stock granted on September 18, 1998 at an exercise price of $25.62 per share was pending stockholder approval.

      The following table summarizes information regarding stock options outstanding at December 31, 1998:


                                           Weighted                       Shares under Options
                                            Average                          Exercisable at
                       Option Shares      Contractual     Weighted         December 31, 1998
      Range of         Outstanding at      Remaining      Average     ---------------------------
      Exercise           December 31,        Life         Exercise              Weighted Average
      Prices                1998            (Years)         Price      Number    Exercise Price
  ----------------    ----------------   -------------   ----------   --------   ----------------
   $1.20 - $ 30.00         209,767          9.36          $ 25.40      26,650       $ 20.74
   40.63 -   72.50           7,275          9.32            52.71       1,177         70.34
   82.50 -  107.50           1,271          8.87           100.26         662        100.62
  127.50 -  162.50           1,862          7.81           140.90       1,416        142.54
  210.00 -  215.00             502          4.00           210.02         502        210.02
                        ----------                       --------
   $1.20 - $215.00         220,677          9.33          $ 28.13      30,407       $ 33.19
                        ==========                       ========

      For certain options issued during the years ended December 31, 1993 and 1994, we recorded deferred compensation for the difference between the exercise price and the fair market value of common stock at the date of grant. For certain additional options issued during the years ended December 31, 1997 and 1998 to non-employees, we recorded deferred compensation expense for the fair value of the options at the date of grant. Deferred compensation is amortized to expense on a straight-line basis over the vesting period of the options.

Pro Forma Information

      We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for our employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if we had accounted for our employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The following are the weighted-average assumptions for 1996, 1997 and 1998, respectively: risk-free interest rates of 5.73%, 6.27% and 4.57%; no dividends paid; volatility factors of the expected market price of common stock of .75 and a weighted-average expected life of the options of 3.85, 5.0 and 3.84 years. The effects of applying FAS 123 for recognizing compensation expense and providing pro forma disclosures in 1998, 1997 and 1996 are not likely to be representative of the effects on reported net income in future years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro-forma net loss over the options' vesting periods. Our pro forma information follows (in thousands except for net loss per share information):

                                             1996         1997          1998
                                          ---------     ---------     ---------
          Net loss applicable to
            Common Stockholders
              Historical                  $(18,790)     $(29,289)     $(38,524)
              Pro forma                   $(20,280)     $(31,101)     $(40,734)
          Net loss per common share
              Historical                  $ (27.85)     $ (34.44)     $ (38.31)
              Pro forma                   $ (30.05)     $ (36.57)     $ (40.50)

Reserved Shares

      At December 31, 1998, 386,781 shares of common stock were reserved for conversion of outstanding preferred stock and for issuance upon exercise of outstanding options, warrants and options available for future grant. The reserved shares excluded shares issuable upon conversion of Series C Preferred Stock and 145,189 shares issuable upon exercise of the Company's stock options which are exercisable after May 31, 1999.

Warrants

      A summary of outstanding warrants to purchase common stock at December 31, 1998 is as follows:

                                                   Number of            Exercise         Term
                   Description                     Warrants               Price         in Year      Expiration
       ------------------------------------      ---------------    ----------------    -------    -------------
       Lease financing arrangements                   4,585         $48.00 - $216.60     5 - 7      2000 - 2002
       Series A Convertible Preferred Stock          27,500             $203.68            6           2002
       Secured term loan                             10,000             $125.00           10           2007
       Senior convertible notes                       6,875             $150.00            3           2001
       Series B Convertible Preferred Stock          17,500         $53.00 - $ 96.40       5           2003
       Series D Convertible Preferred Stock          38,373              $61.40            5           2003
                                                  ---------
                                                    104,833
                                                  =========


9.  Taxes

      As of December 31, 1998, we had federal net operating loss carryforwards of approximately $141.2 million. The net operating loss and credit carryforwards will expire at various dates beginning in 2004 through 2013, if not sooner utilized.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

      Significant components of our deferred tax assets and liabilities for federal and state income taxes as of December 31, 1997 and 1998 are as follows:

                                                         1997          1998
                                                     ------------  ------------
   Deferred tax assets:
     Net operating  loss carryforwards             $  35,200,000   $ 48,600,000
     Research credits (expiring  in 2004--2013)        2,800,000      3,900,000
     Capitalized research and development costs        4,700,000      6,400,000
     Other                                               400,000     (1,200,000)
                                                    ------------   ------------
         Total deferred tax assets                    43,100,000     57,700,000
      Valuation allowance for deferred tax assets    (43,100,000)   (57,700,000)
                                                    ------------   ------------
      Net deferred tax asset                       $           -   $          -
                                                   =============  =============

      The net valuation allowance increased by $14.6 million during the year ended December 31, 1998.

      Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

10.    Subsequent Events

      In April 1999, directors of the Company holding stock options to purchase an aggregate of 131,717 shares of common stock agreed to surrender these options to the Company for cancellation.

      On April 5, 1999, the Company entered into a credit facility and note purchase agreement with certain investors, stockholders, officers and members of the board of directors (the "Credit Agreement"), pursuant to which the Company may borrow approximately $1.0 million at any time commencing on May 14, 1999 and until the earlier of the completion of a registered public offering of the Company's equity securities, or September 1, 1999 (the "Convertible Promissory

Notes"). The Convertible Promissory Notes will be due and payable on the earlier of (i) 30 days subsequent to the completion of the public offering, or (ii) December 31, 1999. Interest on the Convertible Promissory Notes will accrue at an annual rate of 12%. The Convertible Promissory Notes, when issued, will be secured by certain assets of the Company and be convertible into shares of the class and series of equity securities offered by the Company in the public offering, or into common stock if no such offering occurs prior to December 31, 1999. In connection with the Credit Agreement, the Company issued warrants to purchase shares of the same class and series of equity securities as those into which the debt is convertible. The number of shares subject to these warrants is equal to 50% of the debt amount divided by the per share sale price of the shares sold in the public offering. These warrants are exercisable, on a cashless basis, commencing on April 5, 1999, and through the third anniversary date of the public offering. The conversion price of the Convertible Promissory Notes and the exercise price of the warrants is equal to the per share offering price in the public offering. If a public offering is not completed prior to December 31, 1999, then the conversion price of the Convertible Promissory Notes and the exercise price of the warrants will be the lower of $0.05 per share of common stock, or 1/3 of the five-day weighted average trading price of the Company's common stock for the period ending three trading days prior to conversion or exercise.

      In April 1999, the Company entered into an amendment agreement with an existing lender to permit the issuance by the Company of the Convertible Promissory Notes. In connection with the amendment, the Company issued a warrant to purchase shares of the class and series of equity securities offered by the Company in the first registered public offering by the Company after the date of the loan amendment, or into common stock if no such offering occurs prior to December 31, 1999. The number of shares subject to these warrants is equal to $592,685 divided by the per share sale price of the shares sold in the above offering. This warrant is exercisable, on a cashless basis, commencing on April 30, 1999 and through the seventh anniversary date of the earlier to occur of (i) December 31, 1999, or (ii) the date of the above offering. The per share exercise price will be equal to the per share offering price of the above offering, or, if no offering is completed by December 31, 1999, then the lower of $0.05 per share of common stock, or 1/3 of the five-day weighted average trading price of the common stock for the period ending three trading days prior to conversion or exercise.

     On June 11, 1999, the stockholders approved, and on June 22, 1999 the Company effected, a one-for-twenty reverse stock split of the Company's outstanding common stock. All common shares and per common share amounts have been restated to reflect the reverse stock split in all periods presented.

================================================================================









                                     [LOGO]




                              Series R Convertible
                                 Preferred Stock




                                 ---------------

                                   PROSPECTUS

                                 ---------------









                                 June ____, 1999




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

          SEC registration fee.................   $  4,170
          Accounting fees and expenses.........     75,000
          Legal fees and expenses..............    100,000
          Printing and engraving fees..........     25,000
          Miscellaneous fees and expenses......     95,830
                                                  --------
                 Total.........................    300,000
                                                  ========

Item 14. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

      The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by the DGCL.

Item 15.  Recent Sales of Unregistered Securities.

      Since May 1996, we have sold and issued the following unregistered securities (the share numbers and per share prices below reflect the one-for-twenty reverse stock split of the outstanding common stock to be effected prior to the completion of this offering):


      (1) In June 1999, we agreed to issue to Michael Tempesta, prior to July 15, 1999, in connection with the settlement of litigation between Mr. Tempesta and Shaman, 16,667 shares of Series R Preferred Stock.

      (2) In April 1999, we issued to MMC/GATX Partnership No. 1 in connection with the amendment of a loan agreement with GATX a cashless exercise warrant to purchase 39,512 shares of the class and series of equity securities which are being registered under this registration statement, which is the Series R Preferred Stock. This Warrant is exercisable upon the effectiveness of this registration statement and through the seventh anniversary date of the earlier to occur of (1) December 31, 1999, and (2) the effective date of this registration statement, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.

      (3) In April 1999, we also issued to various lenders who were either existing stockholders, key executives or directors cashless exercise warrants to purchase 33,600 shares of the class and series of equity securities which are being registered under this registration statement, which is the Series R Preferred Stock. These warrants are exercisable upon the consummation of the sale of the Series R Preferred Stock registered under this registration statement and through the third anniversary date of such consummation, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.

      (4) In connection with the April 1999 debt offering, each lender was also issued a senior subordinated secured convertible promissory note convertible after the consummation of the Series R Preferred Stock offering and prior to the earlier to occur of (i) January 1, 2000 and (ii) thirty days following the consummation date of the offering into an aggregate of 67,201 shares of the Series R Preferred Stock at a conversion price of $15.00 per share.


      (5) In May 1997, we obtained a $5.0 million term loan to pay off preexisting debt, finance capital asset acquisition and finance continued research and development. The lender was granted warrants to purchase 10,000 shares of common stock at an exercise price of $125.00 per share. These warrants expire May 7, 2007.


       (6) On December 10, 1998, Shaman and certain institutional investors exchanged an aggregate of $4.8 million, including accrued interest, of senior convertible notes for common stock and an aggregate of 38,373 warrants to purchase additional shares of common stock in exchange for surrendering the redemption rights previously held by them under the notes. The warrants were priced at 150% of the average closing price for the month of December 1998.


      The sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) of the Securities Act. In each such transaction, the recipients of securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions

Item 16. Exhibits and Financial Statement Schedules.

   The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

(a) Exhibits


 Exhibit
 Number                             Description
--------     -------------------------------------------------------------------
 3.1**       Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on June 22, 1999.
 3.2(9)      Amended and Restated Bylaws, as amended March 29, 1996.
 4.1**       Form of  Certificate of Designation of Preferences of Series R
             Preferred Stock of the Registrant
 4.2(21)     Form of warrant, dated April 5, 1999, issued to certain investors of the Registrant.
 4.3(21)     Form of warrant, dated April 30, 1999, issued to MMC/GATX
             Partnership No.1
 4.4**       Form of Subscription Agreement
 4.5**       Form of Instructions to Stockholders
 4.6**       Form of Letter to Common Stockholders of Record
 4.7**       Form of Letter to Banks and Brokers
 4.8**       Form of Letter to Beneficial Common Stockholders
 5.1***      Opinion of Brobeck, Phleger & Harrison LLP.
10.1(1)(19)  401(k) Plan.
10.2(1)(19)  Form of Stock Purchase Agreement.
10.3(1)      Form of Indemnification Agreement.
10.4(1)      Form of Agreement with Scientific Strategy Team Members.
10.5(1)      Form of Proprietary Information and Inventions Agreement-Employees.
10.6(1)      Form of Proprietary Information and Inventions
             Agreement-Consultants.
10.7(1)(18)  License  Agreement dated February 8, 1990,  between Shaman and
             Dr. Michael Tempesta.
10.8(1)(18)  Stock Purchase Agreement dated June 15, 1990, between Shaman and Lisa A. Conte.
10.9(1)      Master Equipment Lease Agreement dated December 26, 1990, between
             Shaman and Lease Management Services, Inc.
10.10(1)(18) Supply Agreement dated June 1, 1992.
10.11(1)     Registration Rights Agreement dated October 22, 1992, as amended
             December 14, 1992, between Shaman and certain holders of preferred stock of Shaman.
10.12(1)     Industrial Lease Agreement dated January 1, 1993, between Shaman and Grand/ Roebling Investment Company.
10.13(4)     Loan and Security Agreement dated September 27, 1993, between
             Shaman and Household Commercial of California.
10.14(4)     Common Stock Warrant dated September 30, 1993, issued to
             MMC/GATX Partnership No. I.
10.15(4)     Common Stock Warrant dated October 5, 1993, issued to Meier
             Mitchell & Co.
10.16(6)(18) Joint Research and Product Development Agreement, dated May 24,
             1995, by and between Ono Pharmaceutical Co., Ltd. and Registrant.
10.17(a)(10) Amendment Agreement, dated December 4, 1996, to the Joint Research and Product Development Agreement by and between Ono Pharmaceutical
             Co., Ltd. and Registrant.
10.18(6)(18) License Agreement, dated June 8, 1995, by and between Bayer AG and
             Registrant.
10.19(7)(18) Development Agreement, dated January 11, 1996, by and between
             Abbott Laboratories and Registrant.
10.20(9)(18) Subscription Agreement dated July 25, 1996 by and between the
             Registrant and Fletcher International Limited.
10.21(10)(18)Joint Research and Product Development and Commercialization
             Agreement dated September 23, 1996, by and between Lipha,
             Lyonnaise Industrielle Pharmaceutique S.A. and the Registrant.
10.22(10)(18)Stock Purchase Agreement dated September 23, 1996, by and between
             Lipha, Lyonnaise Industrielle Pharmaceutique S.A. and the the Registrant.
10.23(11)(19)Shaman Pharmaceuticals, Inc. 1992 Stock Option Plan (as Amended and
             Restated on February 14, 1997).
10.24(3)(19) Form of Notice of Grant with Stock Option Agreement.
10.25(3)(19) Form of Addendum to Stock Option Agreement (Special Tax Elections). 10.26(3)(19) Form of Addendum to Stock Option Agreement (Limited Stock
             Appreciation Rights).

10.27(11)(19)Form of Non-Employee Director Automatic Stock Option Agreement.
10.28(12)    Masopracol License Agreement, dated as of March 19, 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
10.29(12)(18)Amended and Restated Masopracol License Agreement, dated as of April 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
10.30(12)    Loan and Security Agreement, dated as of May 7, 1997, between
             MMC/GATX Partnership I and Registrant.
10.30A(12)   Amendment No. 1 to Loan and Security Agreement, dated as of
             June 30, 1997, by and between Registrant and MMC/GATX
             Partnership No. I.
10.30B(15)   Waiver letter dated July 16, 1998, executed by Shaman
             Pharmaceuticals, Inc. and approved by MMC/GATX Partnership
             No. I as to the payment of dividends on the Series C  Preferred
             Stock.
10.30C (21)  Amendment No. 2 to Loan and Security Agreement, dated as of
             April 30, 1999, by and between the Registrant and MMC/GATX
             Partnership No. 1.
10.31(12)    Secured Promissory Note, dated May 16, 1997, issued in favor of MMC/GATX Partnership No. I.
10.32(12)    Warrant, granted May 7, 1997, in favor of MMC/GATX
             Partnership No. I.
10.33(12)    Amendment to Warrants, dated May 7, 1997, MMC/GATX Partnership
             No. I and Registrant.
10.34(12)    Engagement Agreement, dated April 7, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.35(12)    Amended Engagement Agreement, dated June 30, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.36(12)    Form of Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and certain investors.
10.37(13)    Master Lease Agreement, dated September 15, 1997, between
             Registrant and Transamerica Business Credit Corporation, with related schedules.
10.38(13)    Amendment to Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and Certain investors.
10.39(14)    Amendment Agreement, dated as of March 18, 1998, by and between the
             Registrant and certain investors.
10.40(14)    Form of Common Stock Purchase Warrant, dated as of March 18, 1998, issued to certain investors.
10.41(14)    Second Amendment Agreement, dated as of June 10, 1998, by and between the Registrant and certain investors.
10.42(17)    Exchange Agreement, dated as of December 10, 1998, by and between
             Registrant and certain entities.
10.43(19)    Common Stock Purchase Agreement dated as of November 18, 1998.
10.44(19)(20)Employment Agreement dated as of April 1, 1998, by and between
             Registrant and John W.S. Chow.
10.45(19)(20)Promissory Note dated as of  June 17, 1998, by and between
             Registrant and John W.S. Chow.
10.46(20)    Development and Commercial Supply Agreement, dated as of December
             1, 1998, by and between Registrant and NYComed Inc.
10.47(21)    Form of Credit Facility and Note Purchase Agreement, dated as of
             April 5, 1999, by and between the Registrant and the Investors named therein.
10.47A(21)   Amendment No. 1 to Credit Facility and Note Purchase Agreement,
             dated as of April 13, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
10.47B(21)   Amendment No. 2 to Credit Facility and Note Purchase Agreement,
             dated as of April 30, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
23.1**       Consent of Ernst & Young LLP, Independent Auditors.
23.2***      Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
24.1*        Power of Attorney (included under the caption "Signatures").
27.1 (20)    Financial Data schedule for period ended December 31, 1998.

27.2 (21)    Financial Data schedule for period ended March 31, 1999.
99.1**       Form of Letter to Stockholders.
99.2**       Form of Question and Answer for Rights Offering.
99.3**       Form of Fairness Opinion of Alliant Partners.
----------


  * Previously filed.
 ** Filed herewith.
*** To be filed by amendment.

 (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-55892 which was declared effective January 26, 1993.
 (2)  Intentionally omitted.
 (3) Incorporated by reference to exhibits filed on July 23, 1993 with Registrant's Registration Statement on Form S-8, File No. 33-66450.
 (4) Incorporated by reference to exhibits filed on November 10, 1993 with Registrant's Registration Statement on Form S-1, File No. 33-71506.
 (5)  Intentionally omitted.
 (6) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended.
 (7) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
 (8)  Intentionally omitted.
 (9) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.
(10) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.
(11) Incorporated by reference to exhibits filed on June 30, 1997 with Registrant's Registration Statement on Form S-8, File No. 333-30365.
(12)  Incorporated by reference to exhibits filed with Registrant's
      Registration Statement on Form S-3, File No. 333-31843.
(13) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
(14) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-49025.
(15) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-2, File No. 333-59053.
(16) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-67023.
(17) Incorporated by reference to exhibits filed on December 11, 1998 with Registrant's Current Report on Form 8-K.
(18) Confidential treatment has been granted with respect to certain portions of these agreements.
(19)  Management contract or compensation plan.
(20) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
(21) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(b) Financial Statement Schedules

   None.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

      (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimates maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation Of Registration Fee" table in the effective registration statement; and

      (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 23rd day of June, 1999.


                                       SHAMAN PHARMACEUTICALS, INC.


                                       By:/s/ Lisa A. Conte
                                          ------------------
                                          Lisa A. Conte



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          Name                             Title                      Date
--------------------------    -------------------------------     -------------
/s/ Lisa A. Conte
--------------------------    Director, President, Chief          June 23, 1999
    Lisa A. Conte             Executive Officer and Chief
                              Financial Officer, (Principal
                              Executive Officer and Principal
                              Financial and Accounting Officer)
/s/ G. Kirk Raab*
--------------------------    Chairman of the Board               June 23, 1999
    G. Kirk Raab


/s/ Adrian D.P. Bellamy*
--------------------------    Director                            June 23, 1999
    Adrian D.P. Bellamy

/s/ Jeffrey Berg*
--------------------------    Director                            June 23, 1999
    Jeffrey Berg

/s/ Herbert H. McDade, Jr.*
--------------------------    Director                            June 23, 1999
    Herbert H. McDade, Jr.

/s/ M. David Titus*
--------------------------    Director                            June 23, 1999
    M. David Titus


 --------------------------   Director                            June _, 1999
    Loren D. Israelsen

    *By:/s/ Lisa Conte
 --------------------------
 Lisa Conte, Attorney-in-fact

                                  EXHIBIT INDEX


 Exhibit
 Number                             Description
--------     -------------------------------------------------------------------
 3.1**       Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on June 22, 1999.
 3.2(9)      Amended and Restated Bylaws, as amended March 29, 1996.
 4.1**       Form of  Certificate of Designation of Preferences of Series R
             Preferred Stock of the Registrant
 4.2(21)     Form of warrant, dated April 5, 1999, issued to certain investors of the Registrant.
 4.3(21)     Form of warrant, dated April 30, 1999, issued to MMC/GATX
             Partnership No.1
 4.4**       Form of Subscription Agreement
 4.5**       Form of Instructions to Stockholders
 4.6**       Form of Letter to Common Stockholders of Record
 4.7**       Form of Letter to Banks and Brokers
 4.8**       Form of Letter to Beneficial Common Stockholders
 5.1***      Opinion of Brobeck, Phleger & Harrison LLP.
10.1(1)(19)  401(k) Plan.
10.2(1)(19)  Form of Stock Purchase Agreement.
10.3(1)      Form of Indemnification Agreement.
10.4(1)      Form of Agreement with Scientific Strategy Team Members.
10.5(1)      Form of Proprietary Information and Inventions Agreement-Employees.
10.6(1)      Form of Proprietary Information and Inventions
             Agreement-Consultants.
10.7(1)(18)  License  Agreement dated February 8, 1990,  between Shaman and
             Dr. Michael Tempesta.
10.8(1)(18)  Stock Purchase Agreement dated June 15, 1990, between Shaman and Lisa A. Conte.
10.9(1)      Master Equipment Lease Agreement dated December 26, 1990, between
             Shaman and Lease Management Services, Inc.
10.10(1)(18) Supply Agreement dated June 1, 1992.
10.11(1)     Registration Rights Agreement dated October 22, 1992, as amended
             December 14, 1992, between Shaman and certain holders of preferred stock of Shaman.
10.12(1)     Industrial Lease Agreement dated January 1, 1993, between Shaman and Grand/ Roebling Investment Company.
10.13(4)     Loan and Security Agreement dated September 27, 1993, between
             Shaman and Household Commercial of California.
10.14(4)     Common Stock Warrant dated September 30, 1993, issued to
             MMC/GATX Partnership No. I.
10.15(4)     Common Stock Warrant dated October 5, 1993, issued to Meier
             Mitchell & Co.
10.16(6)(18) Joint Research and Product Development Agreement, dated May 24,
             1995, by and between Ono Pharmaceutical Co., Ltd. and Registrant.
10.17(a)(10) Amendment Agreement, dated December 4, 1996, to the Joint Research and Product Development Agreement by and between Ono Pharmaceutical
             Co., Ltd. and Registrant.
10.18(6)(18) License Agreement, dated June 8, 1995, by and between Bayer AG and
             Registrant.
10.19(7)(18) Development Agreement, dated January 11, 1996, by and between
             Abbott Laboratories and Registrant.
10.20(9)(18) Subscription Agreement dated July 25, 1996 by and between the
             Registrant and Fletcher International Limited.
10.21(10)(18)Joint Research and Product Development and Commercialization
             Agreement dated September 23, 1996, by and between Lipha,
             Lyonnaise Industrielle Pharmaceutique S.A. and the Registrant.
10.22(10)(18)Stock Purchase Agreement dated September 23, 1996, by and between
             Lipha, Lyonnaise Industrielle Pharmaceutique S.A. and the
             the Registrant.
10.23(11)(19)Shaman Pharmaceuticals, Inc. 1992 Stock Option Plan (as Amended and
             Restated on February 14, 1997).
10.24(3)(19) Form of Notice of Grant with Stock Option Agreement.
10.25(3)(19) Form of Addendum to Stock Option Agreement (Special Tax Elections). 10.26(3)(19) Form of Addendum to Stock Option Agreement (Limited Stock
             Appreciation Rights).
10.27(11)(19)Form of Non-Employee Director Automatic Stock Option Agreement.
10.28(12)    Masopracol License Agreement, dated as of March 19, 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
10.29(12)(18)Amended and Restated Masopracol License Agreement, dated as of April 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.

10.30(12)    Loan and Security Agreement, dated as of May 7, 1997, between
             MMC/GATX Partnership I and Registrant.
10.30A(12)   Amendment No. 1 to Loan and Security Agreement, dated as of
             June 30, 1997, by and between Registrant and MMC/GATX
             Partnership No. I.
10.30B(15)   Waiver letter dated July 16, 1998, executed by Shaman
             Pharmaceuticals, Inc. and approved by MMC/GATX Partnership
             No. I as to the payment of dividends on the Series C  Preferred
             Stock.
10.30C (21)  Amendment No. 2 to Loan and Security Agreement, dated as of
             April 30, 1999, by and between the Registrant and MMC/GATX
             Partnership No. 1.
10.31(12)    Secured Promissory Note, dated May 16, 1997, issued in favor of MMC/GATX Partnership No. I.
10.32(12)    Warrant, granted May 7, 1997, in favor of MMC/GATX
             Partnership No. I.
10.33(12)    Amendment to Warrants, dated May 7, 1997, MMC/GATX Partnership
             No. I and Registrant.
10.34(12)    Engagement Agreement, dated April 7, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.35(12)    Amended Engagement Agreement, dated June 30, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.36(12)    Form of Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and certain investors.
10.37(13)    Master Lease Agreement, dated September 15, 1997, between
             Registrant and Transamerica Business Credit Corporation, with related schedules.
10.38(13)    Amendment to Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and Certain investors.
10.39(14)    Amendment Agreement, dated as of March 18, 1998, by and between the
             Registrant and certain investors.
10.40(14)    Form of Common Stock Purchase Warrant, dated as of March 18, 1998, issued to certain investors.
10.41(14)    Second Amendment Agreement, dated as of June 10, 1998, by and between the Registrant and certain investors.
10.42(17)    Exchange Agreement, dated as of December 10, 1998, by and between
             Registrant and certain entities.
10.43(19)    Common Stock Purchase Agreement dated as of November 18, 1998.
10.44(19)(20)Employment Agreement dated as of April 1, 1998, by and between
             Registrant and John W.S. Chow.
10.45(19)(20)Promissory Note dated as of  June 17, 1998, by and between
             Registrant and John W.S. Chow.
10.46(20)    Development and Commercial Supply Agreement, dated as of December
             1, 1998, by and between Registrant and NYComed Inc.
10.47(21)    Form of Credit Facility and Note Purchase Agreement, dated as of
             April 5, 1999, by and between the Registrant and the Investors named therein.
10.47A(21)   Amendment No. 1 to Credit Facility and Note Purchase Agreement,
             dated as of April 13, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
10.47B(21)   Amendment No. 2 to Credit Facility and Note Purchase Agreement,
             dated as of April 30, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
23.1**       Consent of Ernst & Young LLP, Independent Auditors.
23.2***      Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
24.1*        Power of Attorney (included under the caption "Signatures").
27.1 (20)    Financial Data schedule for period ended December 31, 1998.
27.2 (21)    Financial Data schedule for period ended March 31, 1999.
99.1**       Form of Letter to Stockholders.
99.2**       Form of Question and Answer for Rights Offering.
99.3**       Form of Fairness Opinion of Alliant Partners.
----------


  * Previously filed.
 ** Filed herewith.
*** To be filed by amendment.

 (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-55892 which was declared effective January 26, 1993.
 (2)  Intentionally omitted.
 (3) Incorporated by reference to exhibits filed on July 23, 1993 with Registrant's Registration Statement on Form S-8, File No. 33-66450.
 (4) Incorporated by reference to exhibits filed on November 10, 1993 with Registrant's Registration Statement on Form S-1, File No. 33-71506.
 (5)  Intentionally omitted.
 (6) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended.
 (7) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
 (8)  Intentionally omitted.
 (9) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.
(10) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.
(11) Incorporated by reference to exhibits filed on June 30, 1997 with Registrant's Registration Statement on Form S-8, File No. 333-30365.
(12)  Incorporated by reference to exhibits filed with Registrant's
      Registration Statement on Form S-3, File No. 333-31843.
(13) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
(14) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-49025.
(15) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-2, File No. 333-59053.
(16) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-67023.
(17) Incorporated by reference to exhibits filed on December 11, 1998 with Registrant's Current Report on Form 8-K.
(18) Confidential treatment has been granted with respect to certain portions of these agreements.
(19)  Management contract or compensation plan.
(20) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
(21) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

                                                                 EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                         OF SHAMAN PHARMACEUTICALS, INC.
                             a Delaware Corporation



           SHAMAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

           1. The name of this corporation is Shaman Pharmaceuticals, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 21, 1992.

           2. The Amended and Restated Certificate of Incorporation has been duly adopted by its Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

           3. The text of the Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:


                                    ARTICLE I

           The name of this corporation is Shaman Pharmaceuticals, Inc.


                                   ARTICLE II

           The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

           The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under General Corporation Law of Delaware.

                                   ARTICLE IV

     A. Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("Common") and Preferred Stock ("Preferred"). The total number of shares of Preferred the corporation shall have authority to issue is 2,000,000 with a par value of $0.001 per share, and the total number of shares of Common the corporation shall have authority to issue is 220,000,000 with a par value of $0.001 per share.

     Upon the filing of this Amended and Restated Certificate of Incorporation, each outstanding 20 shares of Common Stock shall be converted into one share of Common Stock (the "Stock Split"). No fractional shares of Common Stock shall be issued upon the Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled (after aggregating all such shares of Common Stock to which such holder is entitled), the Corporation shall issue to such holder one share of Common Stock.

      B. Rights, Preferences and Restrictions of Preferred. The Preferred authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any authorized series of Preferred, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which may be granted to the holders of the Preferred or series thereof in Certificates of Designation or in the corporation's Certificate of Incorporation, as amended and restated from time to time, and requirements and restrictions of applicable law ("Protective Provisions"), the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

           The number of shares constituting the Series A Preferred Stock, $0.001 par value per share, shall be Four Hundred Thousand (400,000) shares. The number of shares constituting Series C Preferred Stock shall be Two Hundred Thousand (200,000) shares, $0.001 par value per share. The number of shares constituting the Series D Convertible Preferred Stock (the "Series D Preferred Stock") shall be Six Thousand Two Hundred Eighty-five (6,285) shares, $0.001 par value per share and shall not be subject to increase. The Corporation shall not issue any shares of Series D Preferred Stock after the Issuance Date (defined below), except that on or prior to May 31, 1999, the corporation may issue up to

1,500 shares of Series D Preferred Stock to MMC/GATX in exchange for indebtedness of the corporation to MMC/GATX on a basis of one share of Series D Preferred Stock for each $1,000 of such indebtedness. The Board of Directors is also authorized to decrease number of shares of any series of preferred stock prior or subsequent to the issue of the Series A Preferred Stock but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

           The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock are as set forth below in this Article IV(B).

           1. Certain Defined Terms. The following terms shall have the following meanings as used in this Article IV(B) (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "Adjustment Notice" means an Adjustment Notice substantially in the form set forth in Section 14(f).

           "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the subject Person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

           "Aggregated Person" means, with respect to any holder of shares of Series D Preferred Stock, any Person whose beneficial ownership of shares of Common Stock would be aggregated with such holder's beneficial ownership of shares of Common Stock for purposes of Section 13(d) of the 1934 Act and Regulation 13D-G thereunder.

           "AMEX" means the American Stock Exchange, Inc.

           "Arrearage Interest" means interest at the rate of 12% per annum on any dividend on shares of Series D Preferred Stock which dividend is not paid on a Dividend Payment Date, whether or not declared, from such Dividend Payment Date.

           "Auditors" means Ernst & Young LLP or such other firm of independent public accountants of recognized national standing as shall have been engaged by the corporation to audit its financial statements.

           "Auditors' Determination" means a determination requested by the corporation and signed by the Auditors concurring with the corporation's conclusion that a requirement of the corporation to redeem, or a right of any holder of shares of Series D Preferred Stock to require redemption of, shares of Series D Preferred Stock by reason of the occurrence of a specified Optional Redemption Event which occurs by reason of an event described in clause (1), (2) or (3) of the definition of Optional Redemption Event would result in the corporation being required to classify the Series D Preferred Stock as redeemable preferred stock on a balance sheet of the Corporation in accordance with Generally Accepted Accounting Principles. The Auditors' Determination shall
(i) set forth in reasonable detail all relevant facts considered by the Auditors in connection therewith, (ii) set forth all applicable accounting principles and assumptions used, and (iii) set forth in reasonable detail or attach copies of all legal, expert and other advice or information used by the Auditors in reaching their conclusion. To the extent any facts are assumed for purposes of either the Corporation's conclusion or the Auditor's Determination, the validity of such conclusion or determination shall depend upon such assumed facts being true and complete in all material respects.

           "Blackout Period" means the period of up to 20 consecutive days after the date the Corporation notifies the holders of shares of Series D Preferred Stock that they are required to suspend offers and sales of Registrable Securities as a result of an event or circumstance described in Section 3.b.(5)(A) of the Exchange Agreement, which period commences after the date which is 90 days after the date of the Closing and during which period, by reason of Section 3.b.(5)(B) of the Exchange Agreement, the Corporation is not required to amend any Registration Statement or to supplement the Prospectus relating to any Registration Statement; provided, however, that such period may be up to 30 consecutive days if the Corporation so elects in accordance with
Section 3.b.(5)(B) of the Exchange Agreement, subject to the limitations provided therein.

           "Board of Directors" or "Board" means the Board of Directors of the Corporation.

           "Business Combination Redemption Percentage" means 118% with respect to a redemption of shares of Series D Preferred Stock in accordance with Section 8(c)(ii)(f).

           "Business Combination Redemption Price" means an amount in cash equal to the product obtained by multiplying (A) the sum of (i) $1,000 plus (ii) an amount equal to the accrued but unpaid dividends on the share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the date of payment of the redemption price pursuant to Section 8(c)(ii)(f) times (B) the Business Combination Redemption Percentage.

           "Business Day" means (a) in the case of the Series C Preferred Stock, any day other than a Saturday, Sunday or other day on which commercial banks in The City of San Francisco are authorized or required by law to remain closed and
(b) in the case of the Series D Preferred Stock, any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

           "Cash and Cash Equivalent Balances" of any Person on any date shall be determined from such Person's books maintained in accordance with Generally Accepted Accounting Principles, and means, without duplication, the sum of (1) the cash accrued by such Person and its subsidiaries on a consolidated basis on such date and available for use by such Person and its subsidiaries on such date and (2) all assets which would, on a consolidated balance sheet of such Person and its subsidiaries prepared as of such date in accordance with Generally Accepted Accounting Principles, be classified as cash or cash equivalents.

           "Common Stock" means the Common Stock, $0.001 par value per share, of the Corporation or any shares of capital stock into which such stock shall be changed or reclassified after the Issuance Date.

           "Control Notice" means a Control Notice substantially in the form set forth in Section 14(e).

           "Converted Restriction Amount" means on any date of determination a number of shares of Common Stock equal to 4.9% of the shares of Common Stock outstanding on such date.

           "Corporation Notice" means a Corporation Notice substantially in the form set forth in Section 14(c).

           "Dividend Payment Date" means each February 1, May 1, August 1 and November 1.

           "Exchange Agreement" means the Exchange Agreement, dated as of December 10, 1998, by and between the Corporation and the several original holders of the Senior Subordinated Convertible Notes pursuant to which such Senior Subordinated Convertible Notes will be exchanged for shares of Series D Preferred Stock.

           "Generally Accepted Accounting Principles" for any Person means the generally accepted accounting principles and practices applied by such Person from time to time in the preparation of its audited financial statements.

           "Holder Notice" means a Holder Notice substantially in the form set forth in Section 14(d).

           "Indebtedness"   as  used  in  reference  to  any  Person  means  all
indebtedness of such Person for borrowed money, the deferred purchase price of property, goods and services and obligations under leases which are required to be capitalized in accordance with Generally Accepted Accounting Principles and shall include all such indebtedness guaranteed in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase and all indebtedness for the payment or purchase of which such Person has contingently agreed to advance or supply funds and all indebtedness secured by mortgage or other lien upon property owned by such Person, although such Person has not assumed or become liable for the payment of such indebtedness, and, for all purposes hereof, such indebtedness shall be treated as though it has been assumed by such Person.

           "Issuance Date" means (a) with respect to the Series C Preferred Stock, the first date of original issuance of any shares of Series C Preferred Stock and (b) with respect to the Series D Preferred Stock, the date of original issuance of the shares of Series D Preferred Stock pursuant to the Exchange Agreement.

           "Initial Reserve Amount" means 6,285,000 shares of Common Stock reserved by the Corporation for issuance upon conversion of the shares of Series D Preferred Stock.

           "Junior Dividend Stock" means, collectively, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to dividends to the Series D Preferred Stock.

           "Junior  Liquidation  Stock"  means,   collectively,   the  Series  A
Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to liquidation rights to the Series D Preferred Stock.

           "Majority Holders" means at any time the holders of shares of Series D Preferred Stock which shares constitute a majority of the outstanding shares of Series D Preferred Stock outstanding at such time.

           "Market Price" of any security on any date means the closing bid price of such security on such date on the Nasdaq or such other securities exchange or other market on which such security is listed for trading which constitutes the principal securities market for such security, as reported by Bloomberg, L.P.

           "Measurement Period" means with respect to any Series D Conversion Date, the period consisting of 12 consecutive Trading Days ending on and including the Trading Day immediately preceding such Series D Conversion Date.

           "Nasdaq" means The Nasdaq National Market or The Nasdaq SmallCap Market, whichever system lists the Common Stock.

           "1934 Act" means the  Securities  Exchange  Act of 1934, as amended.

           "1933 Act" means the Securities Act of 1933, as amended.

           "NYSE" means the New York Stock Exchange, Inc.

           "Optional Redemption Date" means the date which is three Business Days after a holder of shares of Series D Preferred Stock who is entitled to redemption rights under Section 7(c)(ii)(a) and 7(c)(ii)(b) gives a Holder Notice.

           "Optional Redemption Event" means  any  one  of the following events:

           1) For any period of five consecutive Trading Days following the Issuance Date there shall be no reported sale price of the Common Stock on any of the Nasdaq, the NYSE or the AMEX;

           2) The Common Stock ceases to be listed for trading on the Nasdaq, the NYSE or the AMEX;

           3) Any consolidation or merger of the Corporation or any subsidiary of the Corporation with or into another entity or other business combination transaction involving the Corporation or any subsidiary of the Corporation (other than a merger or consolidation of a subsidiary of the Corporation into the Corporation or a wholly-owned subsidiary of the Corporation) where the stockholders of the Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such transaction immediately following such transaction or the common stock of such surviving corporation is not listed for trading on the Nasdaq, the NYSE or the AMEX; or the sale of all or substantially all of the assets of the Corporation and its subsidiaries;

           4) The adoption of any amendment to the Certificate of Incorporation of the Corporation (other than any certificate designating a series of preferred stock of the Corporation which does not contravene the rights of the holders of shares of Series D Preferred Stock) which materially and adversely affects the rights of the holders of shares of Series D Preferred Stock in respect of their interest in the Common Stock in a different and more adverse manner than it affects the rights of holders of Common Stock generally or the taking of any other action which materially and adversely affects the rights of the holders of Series D Preferred Stock;

           5) The inability of any holder of shares of Series D Preferred Stock for (x) (i) 20 days (whether or not consecutive) or (ii) if in accordance with
Section 3.b.(5)(B) of the Exchange Agreement the Corporation elects a Blackout Period of up to 30 consecutive days which commences more than 90 days after the Issuance Date, such greater number of days as shall equal the number of days the Blackout Period so elected is in effect (but in no event more than 30 days), in either the case of such clause (i) or such clause (ii) during the period commencing on the Issuance Date and ending on the first anniversary of the Issuance Date or (y) 60 days (whether or not consecutive) subsequent to August 29, 1997, to sell shares of Common Stock issued or issuable upon conversion of shares of Series D Preferred Stock pursuant to any Registration Statement (1) by reason of the requirements of the 1933 Act, the 1934 Act or any of the rules or regulations under either thereof or (2) due to such Registration Statement containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any other failure of such Registration Statement to comply with the rules and regulations of the SEC; or

           6) The Corporation shall fail or default in the timely performance of any material obligation to a holder of shares of Series D Preferred Stock under the terms of this Amended and Restated Certificate of Incorporation or under the Exchange Agreement or any other agreement or document entered into in connection with the issuance of shares of Series D Preferred Stock, as such agreements and instruments may be amended from time to time.

           "Optional Redemption Percentage" means 118%.

           "Optional Redemption Price" means an amount in cash equal to the product obtained by multiplying (a) the sum of (i) $1,000 plus (ii) an amount equal to the accrued but unpaid dividends on the share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the applicable Optional Redemption Date times (b) the Optional Redemption Percentage.

           "Parity   Dividend   Stock"   means   any  class  or  series  or  the
Corporation's capital stock ranking, as to dividends, on a parity with the Series D Preferred Stock.

           "Parity   Liquidation  Stock"  means  any  class  or  series  of  the
Corporation's capital stock ranking, as to liquidation rights, on a parity with the Series D Preferred Stock.

           "Permitted Indebtedness" means (i) Indebtedness which is outstanding and which would be reflected on a balance sheet of the Corporation as of the Issuance Date prepared in accordance with Generally Accepted Accounting Principles and (ii) Indebtedness incurred to finance (A) inventory or (B) the lease or purchase of equipment (which Indebtedness shall be secured by such equipment) used in the Corporation's business, the outstanding amount thereof which does not exceed $10,000,000 during the first year after the Issuance Date, $15,000,000 during the second year after the Issuance Date and $30,000,000 during the third year after the Issuance Date.

           "Person" means an individual, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company, government, governmental agency or political subdivision.

           "Redemption Date" means December 30, 1998.

           "Redemption Notice" means a Redemption Notice substantially in the form set forth in Section 14(b).

           "Redemption Price" means an amount in cash equal to the product obtained by multiplying (i) the sum of (A) $1,000 plus (B) an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the date of payment of the Redemption Price times (ii) 130%.

           "Registrable Securities" means the shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock and the shares of Common Stock issuable as dividends on the Series D Preferred Stock, and any stock or other securities into which or for which the Common Stock may hereafter be changed, converted or exchanged by the Corporation or its successor, as the case may be, and any other securities issued to holders of such Common Stock (or such shares into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, merger, consolidation or similar transaction or event.

           "Registration Statement" shall have the meaning provided in the Exchange Agreement.

           "SEC" means the United  States  Securities  and Exchange  Commission.

           "Senior Dividend Stock" means the Series C Preferred Stock of the Corporation and any other class or series of capital stock of the Corporation ranking senior as to dividends to the Series D Preferred Stock.

           "Senior Liquidation Stock" means the Series C Preferred Stock of the Corporation and any other class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series D Preferred Stock.

           "Series  C  Conversion   Agent"  means   Boston   EquiServe   Limited
Partnership, as Servicing Agent for BankBoston, N.A., or its duly appointed successor who shall be serving as transfer agent and registrar for the Common Stock and who shall have been authorized by the Corporation to act as conversion agent for the Series C Preferred Stock.

           "Series C Conversion Date" means (1) the date on which a notice of conversion of Series C Preferred Stock is actually received by the Series C Conversion Agent, whether by mail, courier, personal service, telephone line facsimile transmission or other means, in case of a conversion of shares of Series C Preferred Stock pursuant to Section 8(b)(i); or (2) the fourth anniversary of the Issuance Date, in the case of a conversion of shares of Series C Preferred Stock pursuant to Section 8(b)(ii).

           "Series C Conversion Price" means an amount equal to 85% of the average Closing Price of the Common Stock for the ten Trading Day period ending three Trading Days prior to the Series C Conversion Date.

           "Series D Conversion Agent" means BankBoston, N.A., or its duly appointed successor, who shall serve as conversion agent for the Series D Preferred Stock.

           "Series D Conversion Date" means the date on which a Series D Conversion Notice is actually received by the Series D Conversion Agent, whether by mail, courier, personal service, telephone line facsimile transmission or other means, in case of a conversion of shares of Series D Preferred Stock pursuant to Section 8(c)(i).

           "Series D Conversion Notice" means a Notice of Conversion of Series D Convertible Preferred Stock substantially in the form set forth in Section 14(a).

           "Series D Conversion Price" means the lesser of (a) $1.125 per share (subject to equitable adjustments from time to time on terms reasonably acceptable to the Majority Holders for (i) stock splits, (ii) stock dividends,
(iii) combinations, (iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock, (vi) distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), (vii) Tender Offers by the Corporation or any Subsidiary for, or other repurchases of shares of, Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than 10% of the Common Stock outstanding, and (viii) similar events relating to the Common Stock, in each case which occur, or with respect to which "ex-" trading of the Common Stock begins, on or after December 9, 1998, and on or before the applicable Series D Conversion Date) and (b) on any Series D Conversion Date, 90% of the lowest per share Trading Price during the applicable Measurement Period for such Series D Conversion Date in a trade in which neither the Holder nor any of its Affiliates was the seller, subject to adjustment in the case of such clause (a) and clause (b) in accordance with Section 7(c).

           "Series D Preferred Stock" means the Series D Convertible Preferred Stock of the Corporation.

           "Stockholder  Approval"  shall have  the  meaning  provided  in   the
Exchange Agreement.

           "Tender Offer" means a tender offer or exchange offer.

           "Trading Day" means a day on whichever of (x) the national securities exchange, (y) Nasdaq or (z) such other securities market, which at the time constitutes the principal securities market for the Common Stock is open for general trading of securities.

           "Trading Price" on any date means the lowest sale price (regular way) for one share of the Common Stock on such date, on the first applicable among the following: (a) the national securities exchange on which the shares of Common Stock are listed which constitutes the principal securities market for the Common Stock, (b) Nasdaq, or (c) such other securities market which constitutes the principal securities market for the Common Stock, in any such case as reported by Bloomberg, L.P. or if no such sale prices are so reported, then the representative bid price of the Common Stock as quoted by a broker or dealer which is a member firm of the NASD (in each such case subject to equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for (i) stock splits, (ii) stock dividends, (iii) combinations,
(iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price per share less than the Trading Price which would otherwise be applicable, (vi) the distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), (vii) Tender Offers by the Corporation or any subsidiary of the Corporation or other repurchases of shares of Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than 10% of the Common Stock outstanding, and (viii) similar events relating to the Common Stock, in each such case which occur on or after the Issuance Date); provided, however, that if on any Trading Day there shall be no reported sale price (regular way) of such security, the "Trading Price" on such Trading Day shall be the lowest sale price (regular way) of such security on the Trading Day next preceding such Trading Day on which a sale price (regular way) for such security has been so reported.

           2.  Rank.   The shares of Series C Preferred  Stock shall rank senior
to the Series D Preferred Stock, and both the Series C Preferred Stock and the Series D Preferred Stock shall rank senior to the Series A Preferred Stock and the Common Stock and any shares of any other series of Preferred Stock or any shares of any other class of preferred stock of the Corporation, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary. However, the relative rank of the Series D Preferred Stock to future issuances may be altered by written consent of the Majority Holders in advance of such issuance.

           3.  Dividend Rights.

               a. Series A Preferred Stock. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. The Board of Directors shall not pay any dividend to the holders of the Common Stock unless and until it has paid an equivalent dividend, on a pro rata per share basis, to the holders of the Series A Preferred Stock.

               b. Series C Preferred Stock. The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends paid semi-annually on May 31 and November 30 of each year to the holders of record of such shares on March 31 and September 30 of such year as follows: (i) a stock-on-stock dividend of $10.00 per annum, paid in arrears, in shares of Common Stock (valued at 85% of the average closing price of the Common Stock for the ten Trading Day period ending three Trading Days prior to the date on which the dividend is paid); plus (ii) a cash amount equaling 0.00005% of the Company's United States net sales, if any, for the preceding two calendar quarters of its SP-303/Provir product for the treatment of diarrhea less $5.00 (the value of the semi-annual stock dividend). Dividends on the shares of Series C Preferred Stock shall be cumulative. If under Delaware law, the Company is unable to pay the cash amount of the dividends, then this portion of the dividends shall be payable in shares of Common
Stock (valued at 85% of the average closing price of the Common Stock for the ten Trading Day period ending three Trading Days prior to the date on which the dividend is paid).

                c.  Series D Preferred Stock

                    (i) The holders of shares of Series D Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of $55 per annum per share, and no more (except as otherwise provided herein), which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of each share of Series D Preferred Stock and shall be payable quarterly on each Dividend Payment Date of each year commencing
February 1, 1999 (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business
Day) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than ten nor less than five days preceding the payment dates for such dividends, as shall be fixed by the Board. Notwithstanding any other provision hereof, the rate of dividends on the shares of Series D Preferred Stock shall be subject to increase in accordance with
Section 7(c)(ii)(b)(iv).

           Dividends on the Series D Preferred Stock shall be paid in cash or, subject to the limitations in Section 3(c)(ii), shares of Common Stock or any combination of cash and shares of Common Stock, at the option of the Corporation as hereinafter provided. The amount of the dividends payable per share of Series D Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a Dividend Payment Date, whether or not such dividends have been declared, will bear Arrearage Interest until paid. No dividends or other distributions, other than dividends payable solely in shares of any Junior Dividend Stock, shall be paid or set apart for payment on any shares of Junior Dividend Stock, and no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series D Preferred Stock and Arrearage Interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

           If at any time any dividend on any Senior Dividend Stock shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series D Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock for any period unless all accrued but unpaid dividends (and Arrearage Interest on dividends in arrears) have been, or contemporaneously are, paid or declared and set apart for such payment on the Series D Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series D Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series D Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series D Preferred Stock (and Arrearage Interest on dividends in arrears) and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series D Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series D Preferred Stock and the Parity Dividend Stock bear to each other.

           Any references to "distribution" contained in this Section 3(c) shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

                    (ii) If the Corporation elects in the exercise of its sole discretion to issue shares of Common Stock in payment of dividends on the Series D Preferred Stock with respect to any Dividend Payment Date, the Corporation shall (1) give notice to the holders of the Series D Preferred Stock at least 14 days prior to the applicable Dividend Payment Date of the Corporation's election to exercise such right and (2) deliver, or cause to be delivered, by the third Trading Day after such Dividend Payment Date to each holder of such shares the number of whole shares of Common Stock arrived at by dividing the per share Series D Conversion Price (determined as if the applicable Dividend Payment Date were a Series D Conversion Date) of such shares of Common Stock into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series D Preferred Stock held by such holder which are being paid in shares of Common Stock were being paid in cash; provided, however, that if shares of Common Stock for such dividend are not delivered to holders of Series D Preferred Stock on or prior to the third Trading Day after a Dividend Payment Date, then the Corporation shall not be entitled to pay such dividend in shares of Common Stock and such dividend, together with Arrearage Interest from the applicable Dividend Payment Date, shall be payable solely in cash. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Corporation shall pay cash in an amount equal to the product of (x) the Trading Price of the Common Stock for the 12 consecutive Trading Days ending on and including the Trading Day immediately preceding such Dividend Payment Date times (y) the fraction of a share of Common Stock which would otherwise be issuable by the Corporation. The Corporation shall not exercise its right to issue shares of

Common Stock in payment of dividends on Series D Preferred Stock if:

                         (A) the  number of shares of Common  Stock at the  time
authorized, unissued and unreserved for all purposes, together with the number of shares of Common Stock held in the Corporation's treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock;

                         (B) the  issuance or delivery of shares of Common Stock
as a dividend payment would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained;

                         (C) the shares  of Common Stock  to  be  issued   as  a
dividend payment have not been authorized for listing, upon official notice of issuance, on any securities exchange or market on which the Common Stock is then listed; or have not been approved for quotation if the Common Stock is traded in the over-the-counter market;

                          (D) the  Series  D  Conversion  Price  (determined as
if the applicable Dividend Payment Date were a Series D Conversion Date) is less than the par value of one share of Common Stock;

                          (E)  the shares of Common  Stock to be issued  as  a
dividend (1) cannot be sold or transferred without restriction by holders of shares of Series D Preferred Stock who receive such shares of Common Stock as a dividend payment and who are not Affiliates of the Corporation or (2) are no longer listed on the NYSE, the AMEX or the Nasdaq;

                          (F) the issuance of shares of Common  Stock in payment
of dividends on Series D Preferred Stock held by any holder of shares of Series D Preferred Stock would result in such holder (including all Aggregated Persons of such holder) beneficially owning more than 4.9% of the Common Stock, determined as provided in the proviso to the second sentence of Section 8(c)
(i)(a) or would result in the issuance to such holder (including all Aggregated Persons of such holder) of an aggregate number of shares of Common Stock upon conversion of shares of Series D Preferred Stock or in payment of dividends on shares of Series D Preferred Stock in excess of the 4.9% limitation provided in
Section 8(c)(i)(b);

                          (G) an Optional Redemption Event shall  have  occurred
and on the applicable Dividend Payment Date any holder of shares of Series D Preferred Stock shall be entitled to exercise optional redemption rights under Section 7(c)(ii) hereof by reason of such Optional Redemption Event or shall have exercised such optional redemption rights and the Corporation shall not have paid the applicable Optional Redemption Price.

           Shares of Common Stock issued in payment of dividends on Series D Preferred Stock pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common

Stock of the Corporation; the issuance and delivery thereof is hereby authorized; and the dispatch in full thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable Dividend Payment Date.

                    (iii) Neither the Corporation nor any subsidiary of the Corporation shall (1) make any Tender Offer for outstanding shares of Common Stock, unless the Corporation contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any Person other than the Corporation or any subsidiary of the Corporation, unless such Person agrees with the Corporation to make an offer, in either such case to each holder of outstanding shares of Series D Preferred Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series D Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series D Preferred Stock equal to the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000 plus (2) an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock and any Arrearage Interest on dividends thereon in arrears to the date of purchase pursuant to this Section 3(c)(iii) by
(b) 0.9 and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, but for the purchase pursuant to such Tender Offer, be issuable on conversion in accordance with Section 9(a) of one share of Series D Preferred Stock if a Series D Conversion Notice were given by the holder of such share of Series D Preferred Stock on the date of purchase pursuant to such Tender Offer (determined without regard to any limitation on beneficial ownership contained in the second sentence of Section 8(c)(i)(a) or in Section 8(c)(i)(b) times (y) the price per share of Common Stock offered in such Tender Offer.

           4. Series D Preferred Stock Capital. The amount to be represented in the capital account for the Series D Preferred Stock at all times for each outstanding share of Series D Preferred Stock shall be an amount at least equal to the sum of (1) $1,000 plus (2) to the extent that the corporation has surplus in its capital account, an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock and any Arrearage Interest on dividends thereon in arrears to the date of determination plus (3) to the extent that the corporation has surplus in its capital account, an amount equal to the product obtained by multiplying (a) the sum of (1) $1,000 plus (2) an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock and any Arrearage Interest on dividends thereon in arrears to the date of determination times (b) 18%. Upon original issuance of each share of Series D Preferred Stock, an amount equal to $1,000 shall be credited to the Series D Preferred Stock capital account of the corporation and, to the extent at such time the corporation has surplus in its capital account, an amount equal to the amount specified in the preceding clause (3) (or so much thereof as is in surplus) shall be transferred from surplus to the Series D Preferred Stock capital account. If at any time the corporation shall have credited to the Series D Preferred Stock capital account less than the full amount required by the preceding clauses (1) through (3), then (x) if at any time thereafter the corporation has surplus in its capital account, the corporation immediately shall transfer surplus to the Series D Preferred Stock capital account to the extent available and necessary to satisfy the requirements of the preceding clauses (1) through (3), (y) notwithstanding the particular shares of Series D Preferred Stock in respect of which an amount in excess of $1,000 per share of Series D Preferred Stock shall have been transferred to the Series D Preferred Stock capital account, any amount in excess of $1,000 for each outstanding share of Series D Preferred Stock shall be treated as Series D Preferred Stock capital pro rata for all outstanding shares of Series D Preferred Stock and (z) upon any conversion of a share of Series D Preferred Stock, an amount equal to $0.001 per share of common stock issued upon such conversion shall be credited to the common stock capital account and the balance in the Series D Preferred Stock capital account in respect of such converted share of Series D Preferred Stock shall be retained in the Series D Preferred Stock capital account, to the extent required under the preceding clauses (1) through (3). Nothing in this Section shall require the corporation in a balance sheet prepared in accordance with generally accepted accounting principles to reflect more than $1,000 per share in Series D Preferred Stock capital for purposes of such balance sheet, if such presentation would not be in accordance with generally accepted accounting principles, so long as the notes to any such balance sheet make adequate disclosure of the requirements of this Section and the capital accounts of the corporation for purposes of the general corporation law of the state of Delaware.

          5.  Liquidation Preference.

               a. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Series D Preferred Stock, the Series A Preferred Stock, and the Common Stock, out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series C Preferred Stock equal to $100.00 plus any accrued and unpaid dividends and no more. In the event that the assets of the Corporation are insufficient to make the foregoing distribution, then the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and any stock on parity with the Series C Preferred Stock with respect to liquidation rights in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series C Preferred Stock with respect to liquidation rights, the holders of such shares shall not be entitled to any further participation in any distribution of the assets by the Corporation.

               b. Upon the completion of the distribution required by Section 5(a) above, if any assets remain in the Corporation, the holders of Series
D Preferred Stock shall be entitled to receive out of such remaining assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series D Preferred Stock equal to the Liquidation Preference (as defined above) and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock, provided however, that such rights shall accrue to the holders of Series D Preferred

Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of Senior Liquidation are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series D Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. In the event that the assets of the Corporation are insufficient to make the foregoing distribution, then the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and any stock on parity with the Series D Preferred Stock with respect to liquidation rights in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). With respect to the Series D Preferred Stock, neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution, or winding up of the Corporation.

               c. After payment in full of the liquidation price as set forth above in Sections 5(a) and 5(b) above, if assets remain in the corporation, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $8.147 (the "Original Issue Price") per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by such holder. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               d. After payment to the holders of the Series C Preferred Stock, Series D Preferred Stock, and Series A Preferred Stock of the amounts set forth in Sections 5(a), (b), and (c), respectively, above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them. The holders of Series C Preferred Stock and Series D Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation, other than payment as set forth in Section 5(a) and 5(b), respectively.

               e. With respect to the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (except as limited with respect to Series D Preferred Stock as set forth in Section 5(b) above),(i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation or
(iii) any other transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series C Preferred Stock and Series A Preferred Stock to receive at the closing thereof the amount as specified in
Section 5(a) and Section 5(c), respectively.

               f. With respect to the holders of Series A Preferred Stock and Series C Preferred Stock, whenever the distribution provided for the holders of the Series A Preferred Stock in this Section 5 shall be payable in securities or property other than cash, the value of such distribution shall be as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (A) If traded on a securities exchange, the value shall
be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;


                         (B) If  actively  traded  over-the-counter,  the  value
shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                         (C) If there is no  active  public  market,  the  value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                     (iii) In the event of any bona-fide dispute between the Corporation and one or more holders of the Series A Preferred Stock as to any fair market value determination under clauses (i)(C) or (ii) above, such dispute shall be resolved through binding arbitration under the rules of the American Arbitration Association, with the arbitration panel consisting of persons familiar with the valuation of public and private entities and such panel being advised, as to such valuation issues, by an investment bank of nationally recognized standing, the costs thereof to be borne by the non-prevailing party.

           6. No Sinking Fund. The shares of Series D Preferred Stock shall not be entitled to the benefits of any sinking fund for the redemption or repurchase of shares of Series D Preferred Stock.

           7.  Redemption.

               (a) Series A Preferred  Stock.   The  Series  A Preferred Stock
is not redeemable.

               (b) Series C  Preferred   Stock.   The  Series  C Preferred Stock
is not redeemable.

               (c) Series D Preferred  Stock.   The  Series  D Preferred   Stock
is   subject   to  the   following   redemption provisions:

                   (i)  Redemption at Option of Corporation.

                        (A) Optional Redemption.

                            (1) So  long as (x) the  Corporation  shall  be in
compliance in all material respects with its obligations to the holders of the Series D Preferred Stock (including, without limitation, its obligations under the Exchange Agreement and this Amended and Restated Certificate of Incorporation) and (y) on the date the Corporation gives the Redemption Notice and on the Redemption Date, the Corporation has Cash and Cash Equivalent Balances (excluding investment securities) which are sufficient, after taking into account the Corporation's cash requirements during the period from the date the Redemption Notice is given to the Redemption Date, to pay the Redemption Price of the shares of Series D Preferred Stock to be redeemed, the Corporation shall have the right to redeem all or any part of the outstanding shares of Series D Preferred Stock pursuant to this Section 7(c)(i)(A) at the Redemption Price. In order to exercise its right of redemption under this Section 7(c)(i)
(A), the Corporation shall give a Redemption Notice to the holders of shares of Series D Preferred Stock not less than 20 or more than 30 days prior to the Redemption Date.

                            (2)  On  the Redemption   Date (or such  later  date
as a holder of shares of Series D Preferred Stock shall surrender to the Corporation the certificate(s) for the shares of Series D Preferred Stock redeemed), the Corporation shall pay to or upon the order of each holder of shares of Series D Preferred Stock by wire transfer of immediately available funds to such account as shall be specified for such purpose by such holder in an amount equal to the Redemption Price of all of such holder's shares of Series D Preferred Stock to be redeemed. A holder of shares of Series D Preferred Stock which are redeemed pursuant to this Section 7(c) (i)(A) shall not be entitled to payment of the Redemption Price of such shares of Series D Preferred Stock until such holder shall have surrendered the certificate(s) for such shares of Series

D Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with Section
13. If the Corporation shall fail to pay the Redemption Price of any shares of Series D Preferred Stock in full when due, then the amount thereof shall bear interest to the extent not prohibited by applicable law at the rate of 12% per annum from the due date thereof until paid in full.

                            (3)  Notwithstanding  the   giving of a   Redemption
Notice, each holder of shares of Series D Preferred Stock shall be entitled to convert in accordance with Section 8(c) any shares of Series D Preferred Stock which are to be redeemed at any time prior to (1) the Redemption Date or (2) if the Corporation fails to pay the Redemption Price in full to such holder on the Redemption Date, the date on which the Corporation pays the Redemption Price in full to such holder for all shares of Series D Preferred Stock to be redeemed from such holder.

                            (4) Any redemption of shares of Series D Preferred
Stock pursuant to this Section 7(c)(i)(A) shall be made as nearly as practical pro rata from all holders of shares of Series D Preferred Stock outstanding, subject to reduction of the shares of Series D Preferred Stock to be redeemed from any holder by reason of conversions of shares of Series D Preferred Stock of such holder between the date the Redemption Notice is given and the Redemption Date.

                            (5)  Upon receipt by the Corporation  from a holder
of shares of Series D Preferred Stock of certificates for shares of Series D Preferred Stock evidencing a greater number of shares of Series D Preferred Stock than the number of shares of Series D Preferred Stock to be redeemed in accordance with this Section 7(c)(i)(A), the Corporation shall, within three Trading Days after such surrender, issue and deliver to or upon the order of such holder a new certificate for the balance of shares of Series D Preferred Stock, if any.

                        (B) No Other Redemption at the Option of the Corporation. Except as otherwise specifically provided in Section 7(a), the Corporation shall not have any right to redeem any shares of Series D Preferred Stock at the option of the Corporation.

                   (ii) Redemption  Upon an Optional  Redemption  Event.

                        (a) Redemption Right Upon Optional Redemption Event. If an Optional Redemption Event occurs, then each holder of shares of Series D Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem all of such holder's shares of Series D Preferred Stock, or any portion thereof, on the date that is three Business Days after the date of the Holder Notice given with respect to such Optional Redemption Event. Each holder of shares of Series D Preferred Stock shall have the right to require the Corporation to redeem all or any such portion of such holder's shares of Series D Preferred Stock if an Optional Redemption Event occurs at any time while any of such holder's shares of Series D Preferred Stock are outstanding at a price per share of Series D Preferred Stock equal to the Optional Redemption Price.

                        (b) Notices; Method of Exercising Optional Redemption Rights, Etc.

                            (i)  On or before the fifth Business Day  after the
occurrence of an Optional Redemption Event, the Corporation shall give to each holder of outstanding shares of Series D Preferred Stock a Corporation
Notice of the occurrence of such Optional Redemption Event and of the redemption right set forth herein arising as a result thereof.
The Corporation Notice shall set forth:

                                 (A)  the date by which  the optional redemption
right must be exercised, which date shall be at least 30 days after the date such Corporation Notice is given, and

                                 (B)  a description of the procedure  (set forth
below) which each such holder must follow to exercise such holder's optional redemption right.

                            No failure of the Corporation  to give a Corporation
Notice or defect therein shall limit the right of any holder of shares of Series D Preferred Stock to exercise the optional redemption right or affect the validity of the proceedings for the redemption of such holder's shares of Series D Preferred Stock.

                            (ii) To exercise  its  optional  redemption  right,
each holder of outstanding shares of Series D Preferred Stock shall deliver to the Corporation on or before the thirtieth day after a Corporation Notice is given to such holder (or if no Corporation Notice has been given to such holder, within forty days after such holder first learns of the Optional Redemption Event) a Holder Notice to the Corporation setting forth the name of such holder and the number of such holder's shares of Series D Preferred Stock to be redeemed. A Holder Notice may be revoked by such holder giving such Holder Notice by giving notice of such revocation to the Corporation at any time prior to the time the Corporation pays the Optional Redemption Price to such holder.

                            (iii) If a holder of  shares of Series D  Preferred
Stock shall have given a Holder Notice, on the date which is three Business
Days after the date such Holder Notice is given (or such later date as such holder surrenders such holder's certificates for the shares of Series D Preferred Stock redeemed) the Corporation shall make payment in immediately available funds of the applicable Optional Redemption Price to such account as specified by such holder in writing to the Corporation at least one Business Day prior to the applicable redemption date. A holder of shares of Series D Preferred Stock which are redeemed pursuant to this Section shall not be entitled to payment of the Optional Redemption Price of such shares of Series D Preferred Stock until such holder shall have surrendered the certificate(s) for such shares of Series D Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with Section 11.

                            (iv) Notwithstanding any other provision of this
Amended and Restated Certificate of Incorporation, if an Optional Redemption Event occurs by reason of the occurrence of an event described in clause (1),
(2) or (3) of the definition of the term Optional Redemption Event, and such occurrence is by reason of events which are not solely within the control of the Corporation, the Corporation shall have the right to give a Control
Notice to the holders of shares of Series D Preferred Stock at any time after such Optional Redemption Event occurs and prior to the earlier of (1) the date on which all holders of shares of Series D Preferred Stock who had the right (other than as limited by this Section 7(c)(ii)(b)) to require redemption of any shares of Series D Preferred Stock by reason of the occurrence of such Optional Redemption Event no longer have such right and (2) the applicable Optional Redemption Date by reason of the earliest Holder Notice given by any holder of shares of Series D Preferred Stock by reason of such Optional Redemption Event. If the Corporation timely gives such Control Notice and an Adjustment Notice (which may be combined in a single notice) to the holders of shares of Series D Preferred Stock, then in lieu of payment of the Optional Redemption Price by reason of any such Optional Redemption Event and commencing on the first date on which such Optional Redemption Event occurs the following adjustments shall take effect:

                            (A)  In  the  case of  an Optional Redemption  Event
described in clause (1) of the definition of the term Optional Redemption Event, for a period of 180 days after the occurrence of such Optional Redemption Event
(i) the Series D Conversion Price will be 80% of the amount which the Series D Conversion Price would otherwise be and (ii) the cumulative dividend shall accrue on each share of the Series D Preferred Stock at the rate of $180 per annum.

                            (B)  In  the case of  an  Optional Redemption  Event
described in clause (2) of the definition of the term Optional Redemption Event, for so long as such Optional Redemption Event continues (i) the Series D Conversion Price will be 80% of the amount which the Series D Conversion
Price would otherwise be and (ii) the cumulative dividend shall accrue on each share of Series D Preferred Stock at the rate of $180 per annum.

                            (C)  In  the case  of  an Optional Redemption  Event
described in clause (3) of the definition of the term Optional Redemption Event, for so long as any shares of Preferred Stock are outstanding (i) the Series D Conversion Price will be 70% of the amount which the Series D Conversion Price would otherwise be and (ii) the cumulative dividend shall accrue on each share of Series D Preferred Stock at the rate of $300 per annum.

           For purposes of this Section 7(c)(ii)(b)(iv), an Optional Redemption Event described in clause (1), (2) or (3) of the definition of the term Optional Redemption Event shall be deemed to have occurred by reason of events which are not solely within the control of the Corporation if a requirement of the

Corporation to redeem, or a right of any holder of shares of Series D Preferred Stock to require redemption of, shares of Series D Preferred Stock by reason thereof would result in the Corporation being required to classify the Series D Preferred Stock as redeemable preferred stock on a balance sheet of the Corporation prepared in accordance with Generally Accepted Accounting Principles, and, in the case of an Optional Redemption Event described in clause
(3) of the definition of the term Optional Redemption Event, the Board or the stockholders of the Corporation do not have the right to approve or disapprove the transactions resulting in such event.

                        (d) Other.

                            (1) If the Corporation fails to pay in full when due
the Optional Redemption Price for the number of shares of Series D Preferred Stock specified in a Holder Notice, then the amount thereof shall bear interest to the extent not prohibited by applicable law at the rate of 12% per annum from the due date thereof until paid in full.

                            (2) In connection  with a redemption  pursuant  to
these Sections 7(c)(ii) of less than all of the shares of Series D
Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three Business Days after surrender of such certificate to the Corporation, the Corporation shall issue and deliver to such holder a replacement certificate for the shares of Series D Preferred Stock evidenced by such certificate which have not been redeemed.

                            (3) A Holder Notice given by a holder of shares of
Series D Preferred Stock shall be deemed for all purposes to be in proper form unless the Corporation notifies such holder in writing within three Business Days after such Holder Notice has been given (which notice shall specify all defects in the Holder Notice), and any Holder Notice containing any such defect shall nonetheless be effective on the date given if such holder promptly undertakes in writing to correct all such defects. Notwithstanding the absence of any such undertaking from such holder, no such claim of error shall limit or delay performance of the Corporation's obligation to redeem all shares of Series D Preferred Stock not in dispute.

           8.  Conversion.

               a. Series A Preferred Stock. The holders of Series A Preferred Stock have conversion rights as follows:

                    (i) Right to Convert. Each share of Series A Preferred Stock shall be convertible into one share of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, provided, however, that the minimum number of shares which may be converted at anyone time shall be 75,000 shares or such lesser number of shares as shall be then outstanding.

                    (ii) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into Common Stock, upon the earlier to occur of:

                         (A)  immediately  in the event  that at any time  prior
to July 23, 1999, the closing sale price (the "Closing Sale Price") of the Corporation's Common Stock (as listed on the Nasdaq National Market) has for a period of sixty (60) consecutive trading days exceeded the Original Issue Price, which event shall be disclosed to each holder of the Series A
Preferred Stock by written notification from the Corporation, in which event each share of Series A Preferred Stock shall automatically be converted into one share of Common Stock, as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares of Common Stock; or

                         (B) July 23, 1999,  in which event each share of Series
A Preferred Stock shall automatically be converted into such number of shares of Common Stock as equals the Original Issue Price divided by the weighted-average Closing Sale Price for the sixty (60) consecutive trading days ending two days prior to July 23, 1999, but in no event more than the Original Issue Price divided by $6.00, in each case as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares of Common Stock.

                    (iii) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, or by facsimile, confirmed by mail, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Stock to be converted, or in the case of automatic conversion pursuant to Section 8(a)(ii), ten (10) days following written notification as provided in Section 8(a)(ii), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                    (iv) Adjustments to Conversion Ratio for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the purchase date of the Series A Preferred shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common
Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock into which the Series A Preferred Stock can be converted shall be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                    (v) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 8(a)(iv) above or a merger or other reorganization referred to in
Section 5(f) above), the number of shares of such other class or classes of stock into which the Series A Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

                    (vi)    No  Impairment.   This  Corporation  will   not,
by amendment of its Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8(a)(iv) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                    (vii)  No  Fractional  Shares  and  Certificate  as  to
Adjustments.

                        (a) No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                        (b)  Upon   the   occurrence  of each   adjustment  or
readjustment of the number of shares of Common Stock into which the Series A Preferred Stock can be converted pursuant to this Section 8(a)(iv), this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the conversion ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

                     (viii)    Notices  of  Record  Date.   In  the event of any
taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                    (ix) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                     (x)  Notices.   Any  notice  required  by  the provisions
of this Section 8(a)(iv) to be given to the holders of Series A Preferred
Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                b. Series C Preferred Stock. The holders of Series C Preferred Stock have conversion rights as follows:

                     (i)  Conversion  at the Option of the  Holder.
At any time at the option of the holder, Commencing twelve (12) months after the Issuance Date, the holders of the Series C Preferred Stock may convert at any time all or from time to time any part of their outstanding shares of Series C Preferred Stock into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as equals the greater of (A) 16.6667 shares of Common Stock or (B) such number of shares of Common Stock as equals $100.00 divided by the Series C Conversion Price on the applicable Series C Conversion Date.

                     (ii) Mandatory   Conversion.   Each  share  of Series C
Preferred Stock shall automatically convert, on the fourth anniversary of the Issuance Date, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as equals the greater of (A) 16.6667 shares of Common Stock or (B) such number of shares of Common Stock as equals $100.00 divided by the Series C Conversion Price on the applicable Series C Conversion Date.

                     (iii) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Series C Conversion Agent, and shall give written notice by mail, postage prepaid, or by facsimile, confirmed by mail, to the Series C Conversion Agent at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver or cause to be issued and delivered to such holder of the Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the applicable Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date; provided, however, that a holder of Series C Preferred Stock shall not be entitled to receive the shares of Common Stock issuable upon any such conversion of shares of Series C Preferred Stock until such holder surrenders to the Corporation or the Transfer Agent the certificate for the shares of Series C Preferred Stock so converted.

                      (iv)   Adjustments  to  Conversion   Ratio  for  Stock
Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the purchase date of the Series C Preferred shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock into which the Series C Preferred Stock can or shall be converted, to the extent such number is determined under either Section 8(b)(i)(A) or 8(b)(ii)(A), shall be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                     (v) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series C Preferred
Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 8(b)(ii) above or a merger or other reorganization referred to in Section 4(f) above), the number of shares of such other class or classes of stock into which the Series C Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

                     (vi) No Impairment. This Corporation will not, by amendment of its Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8(b) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

                     (vii) No  Fractional  Shares and Certificate  as to
Adjustments.

                              (A) No fractional  shares shall be issued upon
conversion of the Series C Preferred Stock, but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series C Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay in cash to such holder at the time of issuance of shares of Common Stock in connection with such conversion an amount equal to the product of (i) an amount equal to the average closing price of a share of Common Stock for the 10 Trading Day period ending three Trading Days prior to the Conversion Date times (ii) such fraction of a share of Common Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                              (B)  Upon   the    occurrence   of   each
adjustment or readjustment of the number of shares of Common Stock into which the Series C Preferred Stock can be converted pursuant to this Section 8(b), this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, upon the written request at any time of any holder of Series C Preferred Stock, prepare and furnish to such holder of Series C Preferred Stock a certificate setting forth (A) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, (B) the conversion ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

                     (viii) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                    (ix) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of (i) effecting the conversion of the Series C Preferred Stock and (ii) of effecting the issuance of any shares of Common Stock issuable upon any stock-for-stock dividend declared on the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to (a) effect the conversion of all outstanding shares of the Series C Preferred Stock and (b) to effect the issuance of any shares of Common Stock issuable upon any stock-for-stock dividend declared on the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to (x) effect the conversion of all the then outstanding Series C Preferred Stock or (y) effect the issuance of any shares of Common Stock issuable upon any stock-for-stock dividend declared on the Series C Preferred Stock, then, in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                    (x) Notices.  Any notice  required by the provisions of this
Section 8(b)to be given to the holders of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                    (xi) Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any holder of shares of Series C Preferred Stock be entitled to convert any shares of Series C
Preferred Stock in excess of that number of shares of Series C Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owed by such (including shares of Common Stock beneficially owned by all Aggregated Persons of such holder) (other than shares of Common Stock deemed beneficially owned by such holder or any Aggregated Person of such holder through the ownership of (x) unconverted shares of Series C Preferred Stock and
(y) the unconverted or unexercised portion of any instrument which contains limitations similar to those set forth in this sentence) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series C Preferred STock with respect to which the determination in this sentence is being made, would result in beneficial ownership by such holder and all Aggregated Person of such holder of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the immediately preceding sentence. For purpose of the second preceding sentence, the Corporation shall be entitled to rely, and shall be fully protected in relying, on any statement or representation made by a holder of shares of Series C Preferred Stock to the Corporation in connection with a particular conversion, without any obligation, on the part of the Corporation to make any inquiry or investigation or to examine its records or the records of any transfer agent for the Common Stock and without any liability of the Corporation with respect thereto.

                c. Series D Preferred Stock. The holders of Series D Preferred Stock shall have conversion rights as follows:

                    (i)  Conversion at the Option of the Holder.

                          (a)  Conversion  Right.  The  holders  of the Series D
Preferred Stock may convert at any time all or from time to time any part of their outstanding shares of Series D Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. Commencing on the Issuance Date, and at any time thereafter, each share of Series D Preferred Stock may be converted at the office of the Corporation or at such additional office or offices, if any, as the Board of Directors may designate, into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the sum of (i) $1,000 plus (ii) an amount equal to the accrued but unpaid dividends on the share of Series D Preferred Stock being converted and any Arrearage Interest on dividends thereon in arrears to the applicable Series D Conversion Date by (y) the Series D Conversion Price on the applicable Series D Conversion Date; provided, however, that in no event shall any holder of shares of Series D Preferred Stock be entitled to convert any shares of Series D Preferred Stock in excess of that number of shares of Series D Preferred Stock upon conversion of which the sum of
(1) the number of shares of Common Stock beneficially owned by such holder (including shares of Common Stock beneficially owned by all Aggregated Persons of such holder) (other than shares of Common Stock deemed beneficially owned by such holder or any Aggregated Person of such holder through the ownership of (x) unconverted shares of Series D Preferred Stock and (y) the unconverted or unexercised portion of any instrument which contains limitations similar to those set forth in this sentence) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series D Preferred Stock with respect to which the determination in this proviso is being made, would result in beneficial ownership by such holder and all Aggregated Persons of such holder of more than 4.9% of the outstanding shares of Common Stock.

                               (b)  Certain  Limitations  on Conversion Rights.
Notwithstanding any other provision of this Amended and Restated
Certificate of Incorporation, in no event shall any holder of shares of Series D Preferred Stock be entitled on any date to convert a number of shares of Series D Preferred Stock in excess of that number of shares of Series D Preferred Stock upon conversion of which such holder and any Aggregated Person of such holder would have acquired, through conversion of shares of Series D Preferred Stock or otherwise, a number of shares of Common Stock in excess of the Converted Restriction Amount during the 30-day period ending on and including the date of the determination being made pursuant to this Section 8(c)(i)(b) (other than shares of Common Stock deemed beneficially owned by such holder or any

Aggregated Person of such holder through the ownership of (x) unconverted shares of Series D Preferred Stock and (y) the unconverted or unexercised portion of any instrument which contains limitations similar to those set forth in this sentence).

                              (c)  Beneficial  Ownership.  For  purposes  of the
provision to the second sentence of Section 8(c)(i)(b)and for purposes of
Section 8(c)(i)(b), (x) beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the proviso to the second sentence of
Section 8(c)(i)(b) or as provided in Section 8(c)(i)(b) and (y) the Corporation shall be entitled to rely, and shall be fully protected in relying, on any statement or representation made by a holder of shares of Series D Preferred Stock to the Corporation in connection with a particular conversion, without any obligation on the part of the Corporation to make any inquiry or investigation or to examine its records or the records of any transfer agent for the Common Stock and without any liability of the Corporation with respect thereto.

                         (ii) Other Provisions.

                              (a) The  holders of shares of  Series D  Preferred
Stock at the close of business on the record date for any dividend payment to holders of Series D Preferred Stock shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof after the record date for such dividend payment date or the Corporation's default in payment of the dividend due on such dividend payment date; provided, however, that the holder of shares of Series D Preferred Stock converted during the period between the close of business on any record date for a dividend payment and the opening of business on the corresponding dividend payment date must pay to the Corporation, within five days after receipt by such holder, an amount equal to the dividend payable on such shares on such dividend payment date if such dividend is paid by the Corporation to such holder. A holder of shares of Series D Preferred Stock on a record date for a dividend payment who (or whose transferee) converts any of such shares into shares of Common Stock on or after such dividend payment date will receive the dividend payable by the Corporation on such shares of Series D Preferred Stock on such dividend payment date, and the converting holder need not make any payment of the amount of such dividend in connection with such conversion of shares of Series D Preferred Stock. Except as provided above, no adjustment shall be made in respect of cash dividends on Common Stock or Series D Preferred Stock that may be accrued and unpaid at the date of conversion of shares of Series D Preferred Stock.

                              (b) The right of the holders of Series D Preferred
Stock to convert their shares shall be exercised by delivering(which may be made by telephone line facsimile transmission, which shall be conclusively deemed for all purposes of this Amended and Restated Certificate of Incorporation to have been given on the date sent if the sender shall have received electronic confirmation of the receipt by the Series D Conversion Agent of such facsimile transmission) to the Series D Conversion Agent a Series D Conversion Notice at the address or telephone line facsimile number provided in the form of Series D Conversion Notice set forth in Section 14(a) (or such other address or facsimile number of the Series D Conversion Agent as shall be provided by the Corporation by notice to the holders of the shares of Series D Preferred Stock), with a copy to the Corporation at its address or telephone line facsimile number provided in or pursuant to Section 12; provided, however, that any failure or delay in giving a copy of a Series D Conversion Notice to the Corporation shall not affect the validity of or Series D Conversion Date for such Series D Conversion Notice. The number of shares of Common Stock to be issued upon each conversion of shares of Series D Preferred Stock shall be the number set forth in the applicable Series D Conversion Notice, which number shall be conclusive absent manifest error. The Corporation shall notify a holder who has given a Series D Conversion Notice of any claim of manifest error within three Trading Days after such holder gives such Series D Conversion Notice, and no such claim of error shall limit or delay performance of the Corporation's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Series D Conversion Notice shall be deemed for all purposes to be in proper form unless the Corporation notifies a holder of shares of Series D Preferred Stock being converted within three Trading Days after a Series D Conversion Notice has been given (which notice shall specify all defects in such Series D Conversion Notice), and any Series D Conversion Notice containing any such defect shall nonetheless be effective on the date given if the converting holder agrees to correct all such defects promptly.

                              (c) If a holder of Series D Preferred Stock elects
to convert any shares of Series D Preferred Stock in accordance with Section 8(c)(i), such holder shall not be required to surrender the certificate(s) representing such shares of Series D Preferred Stock physically to the Corporation unless all of the shares of Series D Preferred Stock represented thereby are so converted. Each holder of shares of Series D Preferred Stock and the Corporation shall maintain records showing the number of shares so converted and the dates of such conversions or shall use such other method, satisfactory to such holder and the Corporation, so as to not require physical surrender of such certificates upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any shares of Series D Preferred Stock evidenced by a particular certificate therefor are converted as aforesaid, the holder of Series D Preferred Stock may not transfer the certificate(s) representing such shares of Series D Preferred Stock unless such holder first physically surrenders such certificate(s) to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such holder of shares of Series D Preferred Stock new certificate(s) of like tenor, registered as such holder of shares of Series D Preferred Stock (upon payment by such holder of shares of Series D Preferred Stock of any applicable transfer taxes) may request, representing in the aggregate the remaining number of shares of Series D Preferred Stock represented by such certificate(s). Each holder of shares of Series D Preferred Stock, by acceptance of a certificate for such shares, acknowledges and agrees that (1) by reason of the provisions of this paragraph, following conversion of any shares of Series D Preferred Stock represented by such certificate, the number of shares of Series D Preferred Stock represented by such certificate may be less than the number of shares stated on such certificate and (2) the Corporation may place one or more legends on the certificates for shares of Series D Preferred Stock which refers to or describes the provisions of this paragraph. The Corporation may by notice to any holder of shares of Series D Preferred Stock require such holder to surrender the certificate(s) for such holder's shares of Series D Preferred Stock in exchange for issuance by the Corporation of one or more new certificates for the number of shares evidenced by the certificate(s) so surrendered.

                              (d) The  Corporation  shall pay any transfer tax
arising in connection with any conversion of shares of Series D Preferred stock except that the Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series D Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. A holder of shares of Series D Preferred Stock who converts such shares shall be responsible for the amount of any withholding tax payable in connection with such conversion.

                              (e) (1) The Corporation shall duly  reserve and at
all times prior to the Stockholder Approval will continue to reserve 6,285,000 shares of its authorized and unissued Common Stock, free from preemptive rights, for issuance upon conversion of the shares of Series D Preferred Stock (subject to reduction from time to time for shares of Common Stock issued upon conversion of shares of Series D Preferred Stock). From and after the date of the Stockholder Approval, the Corporation will duly reserve, free from preemptive rights, for issuance upon conversion of the shares of Series D Preferred Stock a number of shares of its authorized and issued Common Stock equal to 175% of the number of shares of Common Stock which would be issuable on conversion of all authorized shares of Series D Preferred Stock on the Issuance Date if all of such shares of Series D Preferred Stock were outstanding on such date (determined without regard to the limitations on conversion continued in Section 8(c)(i), subject to reduction from time to time for shares of Common Stock issued upon conversion of shares of Series D Preferred Stock. The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) equal to the number of shares of Common Stock (or such common stock) issuable upon conversion of the Series D Preferred Stock outstanding, determined without regard to any limitation on beneficial ownership contained in Section 8(c)(i), are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series D Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series D Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to permit the Corporation to reserve such number of shares of Common Stock, the Corporation promptly shall seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to meet such requirement.

                                        (2)  The  Initial   Reserve   Amount
shall be allocated among the shares of Series D Preferred Stock at the time of initial issuance thereof pro rata based on the total number of authorized shares of Series D Preferred Stock provided in Article IV(B). Each certificate for shares of Series D Preferred Stock initially issued shall bear a notation as to the number of shares constituting the portion of the Initial Reserve Amount allocated to the shares of Series D Preferred Stock represented by such certificate for purposes of conversion thereof. Upon surrender of any certificate for shares of Series D Preferred Stock for transfer or re-registration thereof (or, at the option of the holder of such certificate, for conversion pursuant to Section 8(c)(i) of less than all of the shares of Series D Preferred Stock represented thereby), the Corporation shall make a notation on the new certificate issued upon such transfer or re-registration or evidencing such unconverted shares, as the case may be, as to the number of shares of Common Stock from the Initial Reserve Amount remaining available for conversion of the shares of Series D Preferred Stock evidenced by such new certificate. If any certificate for shares of Series D Preferred Stock is surrendered for division into two or more certificates representing an aggregate number of shares of Series D Preferred Stock equal to the number of shares of Series D Preferred Stock represented by the certificate so surrendered (as reduced by any contemporaneous conversion of shares of Series D Preferred Stock represented by the certificate so surrendered), each certificate issued on such division shall bear a notation of the portion of the Initial Reserve Amount allocated thereto determined by pro rata allocation of the remaining portion of the Initial Reserve Amount allocated to the certificate so surrendered. If any shares of Series D Preferred Stock represented by a single certificate are converted in full pursuant to Sections 8(c), all of the portion of the Initial Reserve Amount allocated to such shares of Series D Preferred Stock which remains unissued after such conversion shall be re-allocated pro rata to the outstanding shares of Series D Preferred Stock held of record by the holder of record at the close of business on the date of such conversion of the shares of Series D Preferred Stock so converted, and if there shall be no other shares of Series D Preferred Stock held of record by such holder at the close of business on such date, then such portion of the Initial Reserve Amount shall be allocated pro rata among the shares of Series D Preferred Stock outstanding at the close of business on such date. The provisions of this Section 8(c)(ii)(E) shall be inapplicable after the Stockholder Approval is obtained. If shares of Series D Preferred Stock are not issued to MMC/GATX in accordance with this Article IV(B), the shares from the Initial Reserve Amount which were available for allocation to such shares of Series D Preferred Stock shall be allocated to the issued shares of Series D Preferred Stock pro rata based on the amounts thereof initially issued.

                              (f) (1) In case of any  consolidation or merger of
the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series D Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series D Preferred Stock into the kind of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange and on a basis which preserves the economic benefits of the conversion rights of the holders of shares of Series D Preferred Stock on a basis as nearly as practical as such rights exist hereunder prior thereto. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series D Preferred Stock the right to elect prior to the completion of such transaction the securities, cash, or other assets into which the Series D Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). Notwithstanding the foregoing, in connection with any such merger, consolidation, sale, transfer or exchange, the Corporation shall have the right, in lieu of making provision for preservation of economic benefits of the conversion rights of the holders of shares of Series D Preferred Stock, to redeem all outstanding shares of Series D Preferred Stock immediately after completion of such transaction at a redemption price per share of Series D Preferred Stock in cash equal to the Business Combination Redemption Price. Such right of redemption shall be exercised by notice from the Corporation to the holders of shares of Series D Preferred Stock stating that the Corporation is exercising its redemption right under this
Section 8(c)(ii)(f), which notice shall be given at least 20 days and not more than 30 days prior to completion of such transaction and shall specify that such redemption shall occur on the Business Day immediately following the date of completion of such transaction. On the date specified in such notice (or such later date as a holder of shares of Series D Preferred Stock surrenders such holder's certificates for shares of Series D Preferred Stock redeemed) the Corporation shall make payment in immediately available funds of the applicable Business Combination Redemption Price to each holder of shares of Series D Preferred Stock to be redeemed to such account as specified by such holder in writing to the Corporation at least one Business Day prior to such payment of the Business Combination Redemption Price. A holder of shares of Series D Preferred Stock which are redeemed pursuant to this Section 8(c)(ii)(f) shall not be entitled to payment of the Business Combination Redemption Price of such shares of Series D Preferred Stock until such holder shall have surrendered the certificate(s) for such shares of Series D Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with Section 14. If the Corporation shall fail to pay the Business Combination Redemption Price of any shares of Series D Preferred Stock in full when due, then the amount thereof shall bear interest to the extent not prohibited by applicable law at the rate of 12% per annum from the due date thereof until paid in full. Notwithstanding the giving of a notice of redemption pursuant to this Section 8(c)(ii)(f), each holder of shares of Series D Preferred Stock shall be entitled to convert in accordance with this Section 8(c)(ii)(f) any shares of Series D Preferred Stock which are to be redeemed at any time prior to (1) the redemption date specified in the notice of redemption or (2) if the Corporation fails to pay the Business Combination Redemption Price in full to such holder when due, the date on which the Corporation pays the Business Combination Redemption Price in full to such holder for all shares of Series D Preferred Stock to be redeemed from such holder. The Corporation shall not effect any such transaction unless it shall have complied with the provisions of this paragraph. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

                                         (2)  Whenever   the  Corporation  shall
propose to take any of the actions specified in this Section 8(c)(ii)(f)(2), the Corporation shall cause a notice to be mailed, at least 20 days prior to the date on which the books of the Corporation will close or on which the security holders entitled to participate in such transaction will be determined, to the holders of record of the outstanding Series D Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be.

                                   (g) Upon receipt by the Series D  Conversion
Agent from a holder of shares of Series D Preferred Stock of a Series D Conversion Notice, the Corporation shall issue and deliver or cause to be issued and delivered to or upon the order of such holder certificates for the Common Stock issuable upon such conversion by the close of business on the third Trading Day after such Series D Conversion Notice is received, and as of the close of business on the date of such receipt such holder (or such holder's assignee) shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares of Series D Preferred Stock so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets, as herein provided, on such conversion. If a holder of Series D Preferred Stock shall have given a Series D Conversion Notice in accordance with the terms of this Amended and Restated Certificate of Incorporation, the Corporation's obligation to issue and deliver the certificates for Common Stock issuable upon such conversion shall be absolute and unconditional, irrespective of any action or inaction by the converting holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any Person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder or any other Person of any obligation to the Corporation, or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Corporation to pursue any such claim in any other manner permitted by applicable law.

           The occurrence of an event which requires an equitable adjustment of the Trading Price as contemplated by the definition thereof in Section 1 shall in no way restrict or delay the right of any holder of shares of Series D Preferred Stock to receive shares of Common Stock upon conversion of shares of Series D Preferred Stock, and the Corporation shall use its best efforts to implement each such adjustment on terms reasonably acceptable to the Majority Holders within two Trading Days after such occurrence.

           If the Corporation fails to issue and deliver the certificates for the Common Stock to the holder converting shares of Series D Preferred Stock as and when required to do so, in addition to any other liabilities the Corporation may have hereunder and under applicable law (1) the Corporation shall pay or reimburse such holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by such holder as a result of such failure, (2) the Series D Conversion Price applicable to such conversion shall be reduced by one-tenth of a percentage point from the Series D Conversion Price otherwise applicable to such conversion for each Trading Day during the period from the date the Corporation was required to deliver such shares of Common Stock to the date the Corporation so delivers such shares of Common Stock; provided, however, that in no event shall any such reduction be made for any Trading Day in such period which is after the date which is 120 days after the date the Corporation was required to deliver such shares of Common Stock in connection with such conversion, and (3) such holder may by written notice or oral notice (promptly confirmed in writing) given at any time prior to delivery to such holder of the certificates for the shares of Common Stock issuable upon such conversion of shares of Series D Preferred Stock, rescind such conversion, whereupon such holder shall have the right to convert such shares of Series D Preferred Stock thereafter in accordance herewith; provided, however, that the Corporation shall not be liable to any holder of shares of Series D Preferred Stock under the preceding clause
(1) or clause (2) to the extent the failure of the Corporation to deliver or to cause to be delivered such shares of Common Stock results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Corporation (it being understood that the action or failure to act of the Series D Conversion Agent shall not be deemed an event outside the control of the Corporation except to the extent resulting from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, the bankruptcy, liquidation or reorganization of the Series D Conversion Agent under any bankruptcy, insolvency or other similar law or any similar event outside the control of the Series D Conversion Agent). A holder of shares of Series D Preferred Stock who has given a Series D Conversion Notice shall notify the Corporation in writing (or by telephone conversation, confirmed in writing) as promptly as practicable after becoming aware that shares of Common Stock issued upon such conversion have not been received as provided in this Section 8(c)(vii).

                         (h) No fractional  shares.  No  fractional  shares of
Common Stock shall be issued upon conversion of Series D Preferred Stock but, in lieu of any fraction of a share of Common Stock and the related right which would otherwise be issuable in respect of the aggregate number of shares of Series D Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay in cash to such holder at the time of issuance of shares of Common Stock in connection with such conversion an amount equal to the product of (A) the arithmetic average of the Market Price of a share of Common Stock on the three consecutive Trading Days ending on the Trading Day immediately preceding the Series D Conversion Date times (B) such fraction of a share of Common Stock

      9.   Voting Rights.

           Except as otherwise required by law or expressly provided herein, each share of Series A Preferred Stock and Series C Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

           Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could then be converted. Each holder of shares of Series C Preferred Stock shall be entitled (i) during the first year after the issuance thereof to six votes for each one share held and (ii) thereafter, to one vote for each share of Common Stock into which such share of Series C Preferred Stock is convertible on the record date for the matter to be voted upon. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

           Except as otherwise required by law or expressly provided herein, shares of Series D Preferred Stock shall not be entitled to vote on any matter.

               a.  Series D Voting Rights and Restrictions.

                    (1) Certificate of Incorporation; Certain Stock. The affirmative vote or written consent of the Majority Holders, voting separately as a class, will be required for (i) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the rights, preferences or privileges of the Series D Preferred Stock, or (ii) the creation or issuance of any Senior Dividend Stock or Senior Liquidation Stock; provided, however, that any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend and Junior Liquidation Stock shall not be deemed to affect materially and adversely such rights, preferences or privileges and any such increase or creation and issuance may be made without any such vote by the holders of Series D Preferred Stock except as otherwise required by law; and provided further, however, that no such amendment, alteration or repeal shall (A) reduce the Optional Redemption Price, Redemption Price or the amount payable to a holder of shares of Series D Preferred Stock pursuant to Section 3(c)(iii),
(B) reduce the percentage in, or otherwise change the definition of Majority Holders, (C) change the method of calculating the Series D Conversion Price in a manner adverse to the holders of shares of Series D Preferred Stock or reduce the number of shares of Common Stock issuable upon any conversion of shares of Series D Preferred Stock, or (D) amend, modify or repeal any provision of this
Section 9(a)(1), unless in each such case referred to in the preceding clauses
(A) through (D) such amendment, modification or repeal has been approved by the affirmative vote or written consent of the holders of all outstanding shares of Series D Preferred Stock, voting separately or as a class.

                      (2) Repurchases of Series D Preferred Stock. The Corporation shall not repurchase or otherwise acquire any shares of Series
D Preferred Stock (other than pursuant to Section 7(c)(i) unless the Corporation offers to repurchase or otherwise acquire simultaneously a pro rata portion of each holder's shares of Series D Preferred Stock for cash at the same price per share.

                      (3) Other. So long as any shares of Series D Preferred Stock are outstanding:

                          (a) Limitation on Indebtedness.  The Corporation will
not itself, and will not permit any subsidiary of the Corporation to, create, assume, incur, in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction, or suffer to exist (all of which are referred to herein as "incurring"), any Indebtedness other than Permitted Indebtedness.

                          (b) Payment of  Obligations.  The Corporation will pay
and discharge, and will cause each subsidiary of the Corporation to pay and discharge, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings.

                          (c) Maintenance of Property; Insurance.

                              (i) The  Corporation  will  keep,  and will cause
each subsidiary of the Corporation to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted

                              (ii) The Corporation will maintain, and will cause
each subsidiary of the Corporation to maintain, with financially sound and responsible insurance companies, insurance in at least such amounts and against such risks as are usually insured against in the same geographic region by companies of comparable size that are engaged in the same or a similar business, subject to customary deductibles.

                         (d) Conduct of Business and Maintenance of Existence.
The Corporation will continue, and will cause each subsidiary of the

Corporation to continue, to engage in business of the same general type as conducted by the Corporation and such subsidiaries on December 9, 1998, the date the Certificate of Designation for the Series D Preferred Stock was filed with the Secretary of State of Delaware, and will preserve, renew and keep in full force and effect, and will cause each subsidiary of the Corporation to preserve, renew and keep in full force and effect, their respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

                          (e) Compliance with Laws. The Corporation will comply,
and will cause each subsidiary of the Corporation to comply, in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and its subsidiaries taken as a whole.

                          (f)  Investment  Company  Act.  The  Corporation will
not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under
Section 8 of the Investment Company Act of 1940, as amended, or any successor provision.

                          (g) Transactions with Affiliates. The Corporation will
not, and will not permit any subsidiary of the Corporation to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Corporation, except, on terms to the Corporation or such subsidiary no less favorable than terms that could be obtained by the Corporation or such subsidiary from a Person that is not an Affiliate of the Corporation, as determined in good faith by the Board of Directors.

          10. Status of Converted or Redeemed Stock. In the event any Series A Preferred Stock or Series C Preferred Stock shall be converted pursuant to
Section 8(a) or 8(b), respectively, hereof, the shares so converted shall be promptly cancelled after the conversion thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          11. Outstanding Shares. For purposes of the Certificate of Designation for the Series D Convertible Preferred Stock filed on December 9, 1998, all shares of Series D Preferred Stock shall be deemed outstanding except (i) from the date a Series D Conversion Notice is given by a holder of Series D Preferred Stock, all shares of Series D Preferred Stock converted into Common Stock and (ii) from the date of registration of transfer, all shares of Series D Preferred Stock held of record by the Corporation or any subsidiary or Affiliate (as defined herein) of the Corporation (other than any original holder of shares of Series D Preferred Stock) and (iii) from the applicable Redemption Date, Optional Redemption Date or date of redemption pursuant to Section 8(c)(ii)(f), all shares of Series D Preferred Stock which are redeemed, so long as in each case the Redemption Price, Optional Redemption Price or Business Combination Redemption Price, as the case may be, of such shares of Series D Preferred Stock shall have been paid by the Corporation as and when due hereunder.

         12. Notices. Any notices required or permitted to be given under the terms of this Certificate of Incorporation shall be in writing and shall be delivered personally (which shall include telephone line facsimile transmission) or by courier, and shall be deemed given upon receipt, (a) in the case of the Corporation, addressed to the Corporation at 213 East Grand Avenue, South San Francisco, California 94080, Attention: President and Chief Executive Officer (telephone line facsimile transmission number (650) 873-8367), or (b) in the case of any holder of shares of Series D Preferred Stock, at such holder's address or telephone line facsimile transmission number shown on the stock books maintained by the Corporation with respect to the Series D Preferred Stock or such other address as the Corporation shall have provided by notice to the holders of shares of Series D Preferred Stock in accordance with this Section or any holder of shares of Series D Preferred Stock shall have provided to the Corporation in accordance with this Section.

          13. Replacement of Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series C Preferred Stock or Series D Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record holder of the certificate for such shares of Series C Preferred Stock or Series D Preferred Stock reasonably satisfactory in form to the Corporation (and without the requirement to post any bond or other security) or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series C Preferred Stock or Series D Preferred Stock, the Corporation will execute and deliver to such holder a new certificate for such shares of Series C Preferred Stock or Series D Preferred Stock without charge to such holder.

          14.  Forms of Notices.

               a.  Notice of Conversion of Series D Convertible Preferred Stock.


                              NOTICE OF CONVERSION
                                       OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                          SHAMAN PHARMACEUTICALS, INC.

TO:   BankBoston, N.A.,
      as Conversion Agent
      150 Royall Street
      Canton, Massachusetts 02021
      Attention:  Client Administration
      Facsimile No.:  (781) 575-2549

cc:   Shaman Pharmaceuticals, Inc.
      213 East Grand Avenue
      South San Francisco, California  94080
      Attention:  Chief Financial Officer
      Facsimile No.: (650) 873-8367

           (1) Pursuant to the terms of the Series D Convertible Preferred Stock (the "Preferred Stock"), of Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), the undersigned (the "Holder") hereby elects to convert _______________ shares of the Preferred Stock, including accrued and unpaid dividends per share of $________ and Arrearage Interest per share of $________ into shares of Common Stock, $0.001 par value (the "Common Stock"), of the Corporation, at a Series D Conversion Price per share of Common Stock of $________ or such other securities into which the Preferred Stock is currently convertible. Capitalized terms used in this Notice and not otherwise defined herein have the respective meanings provided in the Amended and Restated Certificate of Incorporation.

           (2) The number of shares of Common Stock issuable upon the conversion
of  the   shares  of   Preferred   Stock  to  which  this   Notice   relates  is
__________________________.

           (3) Check (and complete, if applicable) one of the following:

           /__/ (A) Set forth below or on a schedule which accompanies this Notice are the Trading Prices during the Measurement Period applicable to this Notice and an indication of the Trading Price used to determine the Series D Conversion Price set forth above.

Date                                                  Trading Price

1.    __________________________              $____________________

2.    __________________________              $____________________

3.    __________________________              $____________________

4.    __________________________              $____________________

5.    __________________________              $____________________

6.    __________________________              $____________________

7.    __________________________              $____________________

8.    __________________________              $____________________

9.    __________________________              $____________________

10.   __________________________              $____________________

11.   __________________________              $____________________

12.   __________________________              $____________________


           /__/ (B) The conversion to which this Notice relates is based on the fixed Series D Conversion Price specified in clause (a) of the definition of such term in the Amended and Restated Certificate of Incorporation.

           (4) Please issue certificates for the number of shares of Common Stock or other securities into which such number of shares of Preferred Stock is convertible in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

_________________________________         _________________________________
      Name                                      Name

_________________________________         _________________________________
      Address                                   Address

_________________________________         _________________________________
      SS or Tax ID Number                       SS or Tax ID Number

           (5) The undersigned hereby represents to the Corporation that the exercise of conversion rights contained in this Notice does not violate the provisions of Section 8(b) of this Amended and Restated Certificate of Incorporation relating to beneficial ownership in excess of 4.9% of the Common Stock.

           (6) If the shares of Common Stock issuable upon conversion of the Preferred Stock have not been registered for resale under the 1933 Act, as amended (the "1933 Act") and are not being offered or sold pursuant to Rule 144 under the 1933 Act (or any successor or replacement rule or provision), the Holder represents and warrants that (i) the shares of Common Stock not so registered are being acquired for the account of the Holder for investment, and not with a view to, or for resale in connection with, the public distribution thereof other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act, and that the Holder has no present intention of distributing or reselling the shares of Common Stock not so registered other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act and (ii) the Holder is an "accredited investor" as defined in Regulation D under the 1933 Act. The Holder further agrees that (A) the shares of Common Stock not so registered shall not be sold or transferred unless (i) they first shall have been registered under the 1933 Act, (ii) the Corporation first shall have been furnished with an opinion of legal counsel reasonably satisfactory to the Corporation to the effect that such sale or transfer is exempt from the registration requirements of the 1933 Act or (iii) such shares are offered or sold pursuant to Rule 144 under the 1933 Act (or any successor or replacement rule or provision), and (B) until such shares are registered for resale under the 1933 Act, the Corporation may place a legend on the certificate(s) for the shares of Common Stock not so registered to that effect and place a stop-transfer restriction in its records relating to the shares of Common Stock not so registered, all in accordance with the Exchange Agreement by which the Holder is bound.

Date _________________________      ________________________________
                                    Signature of Holder
                                    (Must be signed exactly as name
                                    appears on the Preferred Stock Certificate.)

                b.     Form of Redemption Notice.


                                REDEMPTION NOTICE
              (Section 7(a) of Amended and Restated Certificate of
                                 Incorporation)

TO:   _____________________________
           (Name of Holder)

           (1) Pursuant to the terms of the Series D Convertible Preferred Stock (the "Preferred Stock"), Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), hereby notifies the above-named holder (the "Holder") that the Corporation is exercising its right to redeem _____________ shares of Preferred Stock held by the Holder in accordance with Section 7(a) of the Amended and Restated Certificate of Incorporation:

           (2)  The Redemption Date is December 30, 1998.

           (3) The Redemption Price per share of Preferred Stock is $_________.

           (4) Upon surrender to the Corporation of the certificate(s) for the shares of Preferred Stock to be redeemed (but in no event earlier than the Redemption Date), the Corporation will make payment of the applicable Redemption Price in accordance with the Amended and Restated Certificate of Incorporation.

           (5) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Amended and Restated Certificate of Incorporation.

                               SHAMAN PHARMACEUTICALS, INC.



                               By _______________________________
                                     Title:

                c.     Form of Corporation Notice.


                               CORPORATION NOTICE
             (Section 7(c)(i) of Amended and Restated Certificate of
                                 Incorporation)

TO:   _____________________________
           (Name of Holder)

           (1) An Optional Redemption Event described in the Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") of Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), occurred on _____________________, _______. As a result of such Optional Redemption Event, the above-named holder (the "Holder") is entitled to exercise its optional redemption rights pursuant to
Section 7(c)(ii) of the Amended and Restated Certificate of Incorporation.

           (2) The Holder's optional redemption right must be exercised on or before
__________________,__________.

           (3) At or before the date set forth in the preceding paragraph (2), the Holder must deliver to the Corporation:

           (a)  a Holder  Notice,  in the form set forth in Section
      14(d)   of  the   Amended   and   Restated   Certificate   of
      Incorporation; and

           (b)  the  certificates for the shares of Preferred Stock
      to  be   redeemed,   duly   endorsed   for  transfer  to  the
      Corporation the shares to be redeemed.

           (4) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Amended and Restated Certificate of Incorporation.


Date _________________________            SHAMAN PHARMACEUTICALS, INC.



                                       By__________________________
                                          Title:

                       d. Form of Holder Notice.


                                  HOLDER NOTICE
            (Section 7(c)(ii) of Amended and Restated Certificate of
                                 Incorporation)

TO:   SHAMAN PHARMACEUTICALS, INC.

           (1) Pursuant to the terms of the Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), the undersigned hereby elects to exercise its right to require redemption by the Corporation pursuant to Sections 7(c)(ii)(a) and 7(c)(ii)(b) of the Amended and Restated Certificate of Incorporation of _______________ shares of Preferred Stock at an Optional Redemption Price per share in cash equal to the product obtained by multiplying (a) the sum of (i) $1,000 plus (ii) an amount equal to $___________ for the accrued but unpaid dividends on each share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the date of redemption times (b) 118% .

           (2) The aggregate Optional Redemption Price of all shares of Preferred Stock to be redeemed from the undersigned is $_____________.

           (3) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Amended and Restated Certificate of Incorporation.


Date: _______________________             NAME OF HOLDER:




                                       By____________________________
                                          Signature of Registered Holder
                                          (Must be signed exactly as name
                                          appears on the stock certificate.)

                e.       Form of Control Notice.


                                 CONTROL NOTICE
            (Section 7(c)(iv) of Amended and Restated Certificate of
                                 Incorporation)

TO:   _____________________________
           (Name of Holder)

           (1) Pursuant to the terms of the Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), hereby notifies the above-named holder (the "Holder") that in accordance with the Amended and Restated Certificate of Incorporation and by reason of events which are not solely within the control of the Corporation, on _____________(fill in date) an Optional Redemption Event subject to Section 7(c)(ii)(b)(iv) of the Amended and Restated Certificate of Incorporation occurred.

           (2) Attached to this Notice is an Auditors' Determination with respect to the occurrence referred to in paragraph (1).

           (3) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Amended and Restated Certificate of Incorporation.

Date: _________________________        SHAMAN PHARMACEUTICALS, INC.



                                       By________________________________
                                          Title:

                    f.  Form of Adjustment Notice.


                                ADJUSTMENT NOTICE
            (Section 7(c)(iv) of Amended and Restated Certificate of
                                 Incorporation)

VIA FACSIMILE

TO:   ____________________________
           (Name of Holder)

           (1) Pursuant to the terms of the Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), confirms to the above-named holder (the "Holder") of shares of Preferred Stock that on _______________ (fill in date) the Corporation gave the Holder and each other holder of shares of Preferred Stock a Control Notice in accordance with the Amended and Restated Certificate of Incorporation of the Preferred Stock (the "Amended and Restated Certificate of Incorporation"), and hereby notifies the Holder of the adjustments set forth below.

           (2) Effective on _________(fill in date), the Series D Conversion Price of the Preferred Stock is ____% (fill in percentage) of the amount the Series D Conversion Price would otherwise be without regard to adjustments pursuant to Section 7(c)(ii)(b)(iv) of the Amended and Restated Certificate of Incorporation.

           (3) Effective on _________(fill in date), cumulative dividends shall accrue on each outstanding share of Preferred Stock in the amount of $__________ per annum.

           (4) The foregoing adjustments to the Series D Conversion Price and the cumulative annual dividend amount will continue in effect until a subsequent Adjustment Notice is given to the Holder.

           (5) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Amended and Restated Certificate of Incorporation.


Date _________________________         SHAMAN PHARMACEUTICALS, INC.



                                       By___________________________
                                         Title:

           C.   Common Stock.

                1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                2.   Redemption.  The Common is not redeemable.

                3. Voting Rights. The holder of each share of Common shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

               4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested in the Common.


                                    ARTICLE V

           Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the corporation.


                                   ARTICLE VI

           The number of directors of the corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

           The Board of Directors shall be and is divided into two classes, Class I and Class II. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the second annual meeting following the annual meeting at which such director was elected. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

           At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

           Notwithstanding the rule that the two classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the two classes shall be as nearly equal in number of directors as possible, be allocated to one of two classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

                                   ARTICLE VII

           Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VIII

           Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE IX

           A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of the corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                    ARTICLE X

           The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


           IN  WITNESS  WHEREOF,   this  Amended  and  Restated  Certificate  of
Incorporation has been signed by the President and the Secretary of the corporation this 21st day of June, 1999.

                                    SHAMAN PHARMACEUTICALS, INC.



                                    By:  /s/ Lisa A. Conte
                                         ------------------------
                                         Lisa A. Conte, President

                                                                 EXHIBIT 4.1


                          SHAMAN PHARMACEUTICALS, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES R CONVERTIBLE PREFERRED STOCK

               (Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware)



      Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

      That pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors" or the "Board") by paragraph (B) of
Article IV of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate"), the Board of Directors have adopted the following recitals and resolutions creating a series of the Corporation's Preferred Stock, $0.001 par value, which series is designated "Series R Convertible Preferred Stock":

           WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

           WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof; and

           WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, qualifications, limitations and restrictions relating to a new series of Preferred Stock, designated Series R Convertible Preferred Stock, and the number of shares constituting such series.

           NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create a series of Preferred Stock, par value $0.001 per share (hereinafter called the "Preferred Stock"), of the Corporation, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the powers, rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows:

                      SERIES R CONVERTIBLE PREFERRED STOCK

           1.    Certain Defined Terms.

                (a) All the agreements or instruments defined in this Certificate of Designation shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Certificate of Designation.

                (b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "Closing Price" means, as of any date, the closing bid price of the Common Stock on such date on the principal securities market on which the Common Stock is traded; provided, however, that if the Common Stock is not traded on any public market, the "Closing Price" shall be the price of the Common Stock as is determined by the Board of Directors of the Corporation in its discretion.

           "Common Stock" means the Common Stock, $0.001 par value per share, of the Corporation or any shares of capital stock into which such stock shall be changed or reclassified after the Initial Issuance Date.

           "Conversion Date" means February 1, 2000.

           "Conversion Price" means an amount equal to the lower of (i) $___, or
(ii) a per share price that is equal to 10% of the average Closing Price of the Corporation's Common Stock for the 10 Trading Days ending three Trading Days prior to February 1, 2000.

           "Initial Issuance Date" means the first date of original issuance of any shares of Series R Preferred Stock.

           "OTC Bulletin Board" means the electronic inter-dealer quotation system operated by the National Association of Securities Dealers, Inc. for securities not quoted on the Nasdaq National Market or the Nasdaq SmallCap Market.

           "Person" means an individual, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company, government, governmental agency or political subdivision.

           "Senior Liquidation Stock" means the Series A Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock and any other class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series R Preferred Stock.

           "Series A Preferred Stock" means the Series A Convertible Preferred Stock of the Corporation.

           "Series C Preferred Stock" means the Series C Convertible Preferred Stock of the Corporation.

           "Series D Preferred Stock" means the Series D Convertible Preferred Stock of the Corporation.

           "Series R Preferred Stock" means the Series R Convertible Preferred Stock of the Corporation.

           "Trading Day" means a day on whichever of (x) the OTC Bulletin Board,
(y) the national securities exchange or (z) the Nasdaq National Market or the Nasdaq SmallCap Market, which at the time constitutes the principal securities market for the Common Stock is open for general trading of securities.

           "Transfer Agent" means BankBoston, N.A., or its duly appointed successor who shall be serving as transfer agent and registrar for the Common Stock and who shall have been authorized by the Corporation to act as conversion agent for the Series R Preferred Stock.

           2. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series R Convertible Preferred Stock", and the number of shares constituting the Series R Preferred Stock shall be 1,300,000.

           3. Rank. The Series R Preferred Stock shall rank junior to the Series A Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock of the Corporation, and to any shares of any other series of preferred stock of the Corporation now issued or hereafter issued, but equal to the Common Stock of the Corporation, as to payment of dividends. The Series R Preferred Stock shall rank junior to the Series A Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, and to any shares of any other series of preferred stock of the Corporation now issued or hereafter issued, but senior to the Common Stock of the Corporation, as to distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

           4. Dividends and Distributions. The holders of shares of Series R Preferred Stock shall be entitled to participate ratably with the holders of Common Stock in any dividends, when, as, and if declared by the Board of Directors out of funds legally available for such purposes, as if such holders of Series R Preferred Stock had converted their Series R Preferred Stock into Common Stock as of the record date of the dividend. For purposes of this Section 4 only, the Conversion Price of the Series R Preferred Stock shall be $____ per share, in calculating the number of shares of Common Stock into which the Series R Preferred Stock is convertible.

           5.    Liquidation Preference.

           (a) In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series R Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series R Preferred Stock equal to $15.00 per share plus any declared and unpaid dividends, and no more (the "Series R Liquidation Price"); provided, however, that the holders of Series R Preferred Stock shall receive such Series R Liquidation Price only in the event that the Corporation's payments with respect to the liquidation preference of the holders of Senior Liquidation Stock are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the Series R Preferred Stock until they have received their Series R Liquidation Price in full. After payment in full of the Series R Liquidation Price on the shares of the Series R Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets of the Corporation.

           (b) For purposes of this Section 5, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series R Preferred Stock to receive at the closing thereof the amount as specified in Section 5(a) above.

           6.   Redemption.  The Series R Preferred Stock is not redeemable.

           7.    Conversion.

           (a) Mandatory Conversion. On the Conversion Date, each share of Series R Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as is determined by dividing $15.00 by the Conversion Price at the time in effect.

           (b) Mechanics of Conversion. Before any holder of Series R Preferred Stock shall be entitled to receive the shares of Common Stock issuable upon conversion of the Series R Preferred Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Transfer Agent, and shall send a written statement by mail, postage prepaid, or by facsimile, confirmed by mail, to the Transfer Agent at its principal corporate office, setting forth therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver or cause to be issued and delivered to such holder of the Series R Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date; provided, however, that a holder of Series R Preferred Stock shall not be entitled to receive the shares of Common Stock issuable upon any such conversion of shares of Series R Preferred Stock until such holder surrenders to the Corporation or the Transfer Agent the certificate or certificates for the shares of Series R Preferred Stock so converted.

           (c) Adjustments for Reclassification and Reorganization. Prior to the Conversion Date, if the Common Stock issuable upon conversion of the Series R Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a merger or other reorganization referred to in Section 5(b) above), the number of shares of such other class or classes of stock into which the Series R Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series R Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series R Preferred Stock immediately before that change.

           (d) No Impairment. The Corporation will not, by amendment of its Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series R Preferred Stock against impairment.

           (e) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series R Preferred Stock, but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series R Preferred Stock surrendered for conversion by the same holder, the Corporation shall pay in cash to such holder at the time of issuance of shares of Common Stock in connection with such conversion an amount equal to the product of the Conversion Price multiplied by such fraction of a share of Common Stock.

           (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series R Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series R Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Series R Preferred Stock, then, in addition to such other remedies as shall be available to the holders of the Series R Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

           8. Voting Rights. Except as otherwise required by law or expressly provided herein, each share of Series R Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock, voting together with the Common Stock as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Each share of Series R Preferred Stock shall be entitled to one hundred votes.

           9. Replacement of Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series R Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record holder of the certificate for such shares of Series R Preferred Stock reasonably satisfactory to the Corporation or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series R Preferred Stock, the Corporation will execute and deliver to such holder a new certificate for such shares of Series R Preferred Stock without charge to such holder.

           10. Status of Converted or Repurchased Stock. All shares of Series R Preferred Stock converted pursuant to Section 7 hereof shall be promptly canceled after the conversion thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                                      * * *

           RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, or the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file a Certificate of Designation of Preferences in accordance with Delaware law.

           IN WITNESS WHEREOF, Shaman Pharmaceuticals, Inc. has caused this Certificate of Designation to be signed by one of its officers thereunto duly authorized as of the ____ day of June, 1999.

                                      SHAMAN PHARMACEUTICALS, INC.


                                    By:    ____________________________________
                                    Name:  Lisa Conte
                                    Title: President and Chief Executive Officer

                                                                 EXHIBIT 4.4

        THE OFFER EXPIRES AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME ON
                                 AUGUST____ 1999

                          SHAMAN PHARMACEUTICALS, INC.
                             Subscription Agreement

Shaman Pharmaceuticals, Inc. (the "Company") is conducting a rights offering ("Offering") which entitles holders of the Company's common stock, $0.001 par value per share (the "Common Stock"), as of the close of business on ____________ ,1999 (the "Record Date") to purchase ______ shares of Series R Convertible Preferred Stock, $0.001 par value per share ("Series R Preferred Stock") for each share of Common Stock held on the Record Date at a subscription price of $15.00 per share (the "Basic Subscription Privilege"). There is a minimum subscription of 7 shares of Series R Preferred Stock, or $105.00. If any shares of Series R Preferred Stock are not purchased by other stockholders pursuant to their Basic Subscription Privileges (the "Excess Shares"), any stockholder purchasing all of the shares of Series R Preferred Stock available to it under its Basic Subscription Privilege may also purchase an additional number of the Excess Shares, if so specified in these subscription documents, subject to proration (the "Over-Subscription Privilege"). The rights are non-transferable, and therefore may not be transferred or sold. The rights will not be admitted for trading on any securities exchange or market; however, the Series R Preferred Stock will be listed for trading on the OTC Bulletin Board under the symbol "SHMNO." The terms and conditions of this Offering are set forth more fully in the prospectus dated ____, 1999 ("Prospectus"), which is incorporated herein by reference and copies of which are available upon request from Shareholder Communications Corporation toll free at (800) 546-8622.

                          METHOD OF EXERCISE OF RIGHTS

TO SUBSCRIBE FOR SHARES OF SERIES R PREFERRED STOCK, A STOCKHOLDER MUST
COMPLETE AND EXECUTE THIS SUBSCRIPTION AGREEMENT ON THE BACK AND PRESENT IT, TOGETHER WITH A MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES OF AMERICA AND PAYABLE TO "EQUISERVE, INC., AS SUBSCRIPTION AGENT" FOR AN AMOUNT EQUAL TO THE NUMBER OF SHARES SUBSCRIBED FOR MULTIPLIED BY $15.00, TO EQUISERVE, INC., AS SUBSCRIPTION AGENT, PRIOR TO 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON AUGUST ____, 1999 (THE "EXPIRATION DATE"). WE RESERVE THE RIGHT TO REJECT YOUR SUBSCRIPTION IF YOU DO NOT EXERCISE YOUR RIGHTS TO SUBSCRIBE PRIOR TO THE EXPIRATION DATE. ANY SUBSCRIPTION FOR SHARES OF SERIES R PREFERRED STOCK IN THE RIGHTS OFFERING MADE HEREBY IS IRREVOCABLE.

Please complete all applicable information and return to:

                                 EQUISERVE, INC.

-------------------------------------------------------------------------------
By First Class Mail      By Hand                      By Overnight Courier
EquiServe                Securities Transfer &        EquiServe
Corporate Actions        Reporting Services, Inc.     Corporate Actions
P.O. Box 9573            c/o EquiServe                40 Campanelli Drive
Boston, MA 02205-9573    100 William Street Galleria  Braintree, MA 02184
U.S.A.                   New York, NY 10038           U.S.A.
                         U.S.A.
-------------------------------------------------------------------------------

    DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET
                FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

   Any questions regarding this Subscription Certificate and the Offer may be directed to the Information Agent,
      Shareholder Communications Corporation, toll free at (800) 546-8622.



                                                 Account #:
                                                 Control #:
                                    Number of Shares owned:
                                   Number of Rights issued:
                                                    CUSIP#: 819319 30 2


                               (continued on back)

  ============================================================================
                PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY
  ============================================================================

  SECTION 1:  OFFERING INSTRUCTIONS  (check the appropriate boxes)

  IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT:

  [ ] I apply for ALL of my entitlement of Series R Preferred Stock shares pursuant to the Basic Subscription

                                     $ 15.00
           ___________________   x  __________   =    $______________  payment.
            (number of shares)     (per share)



  [  ]  In addition, I apply for Series R Preferred Stock shares pursuant to the
        Over-Subscription Privilege*

                                     $ 15.00
           ___________________   x  __________   =    $______________  payment.
            (number of shares)     (per share)


  IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT (minimum of 7 Shares, or $105.00):

  [  ]  I apply for                         $ 15.00
                    __________________  x  __________   =   $__________ payment.
                    (number of shares)     (per share)


  METHOD OF PAYMENT:
  [  ]  Check or money order payable to "EQUISERVE, INC., as Subscription
        Agent"; or

  IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE:
   Please disregard this mailing.
  ============================================================================

   SECTION 2:  SUBSCRIPTION AUTHORIZATION

         I acknowledge that I have received the Prospectus for this Offering and I hereby irrevocably subscribe for the number of Series R Preferred Stock shares indicated above on the terms and conditions specified in the Prospectus relating to the Basic Subscription and the Over-Subscription Privilege.

         I hereby agree that if the aggregate amount enclosed is insufficient to purchase your full entitlement, or if the number of shares being subscribed for is not specified, the holder of this Subscription Agreement shall be deemed to have subscribed for the maximum amount of shares that could be subscribed for upon payment of such amount, subject to the minimum subscription amount of 7 shares of Series R Preferred Stock, or $105.00. If the number of shares to be subscribed for pursuant to the Over-Subscription Privilege is not specified and the amount of funds enclosed exceeds in the aggregate the subscription price for all shares represented by this Subscription Agreement (the "Subscription Excess@), the holder of this Subscription Agreement shall be deemed to have exercised the Over-Subscription Privilege to purchase, to the extent available, that number of whole shares of Series R Preferred Stock equal to the quotient obtained by dividing the Subscription Excess by the subscription price, subject to the limit on the number of shares as the holder may purchase pursuant to the Over-Subscription Privilege. To the extent any portion of the aggregate subscription price enclosed remains after the foregoing procedures, such funds shall be returned to the subscriber without interest as soon as practicable.

         If the undersigned does not make payment of any amounts due, the Company reserves the right to (i) find other purchasers for the subscribed-for and unpaid-for shares; (ii) apply any payment actually received by it toward the purchase of the greatest number of shares which could be acquired by the undersigned upon exercise of the undersigned's rights; and/or (iii) exercise any and all other rights and remedies to which it may be entitled.


   Signature of Subscriber(s):_______________________     ______________________

   __________________________________________________     ______________________

   __________________________________________________     ______________________
     Address (if different than that listed on this          Telephone number
    Subscription Agreement)**                              (including area code)

 ==============================================================================

 * You can participate in the Over-Subscription Privilege only if you have subscribed for your full entitlement of new shares pursuant to the Basic Subscription.

 ** If you wish to have your shares delivered to an address other than that listed on this Subscription Agreement you must have your signature guaranteed. Appropriate signature guarantors include: banks and savings associations, credit unions, member firms of a national securities exchange, municipal securities dealers and government securities dealers. Please provide the delivery address above and note if it is a permanent change.

                                                                EXHIBIT 4.5


                      Form of Instructions to Stockholders

                          SHAMAN PHARMACEUTICALS, INC.
                                 RIGHTS OFFERING

             INSTRUCTIONS FOR COMPLETING THE SUBSCRIPTION AGREEMENT

      The enclosed Subscription Agreement entitles you to purchase the number of shares of Series R Convertible Preferred Stock, $0.001 par value per share (the "Series R Preferred Stock"), of Shaman Pharmaceuticals, Inc. (the "Company") as set forth in the Subscription Agreement. There is a minimum subscription of 7 shares of Series R Preferred Stock, or $105.00.

      To subscribe for shares of Series R Preferred Stock, you must present to BankBoston, N.A. (the "Subscription Agent") prior to 5:00 p.m., Eastern Daylight Savings Time, on _______________________, 1999 (the "Expiration Date"), a
properly completed and executed Subscription Agreement and a money order or check drawn on a bank located in the United States of America and payable to "BankBoston, N.A., as Subscription Agent", for an amount equal to the number of shares subscribed for multiplied by $15.00, the subscription price.

      As soon as practical following the date on which the Company has accepted your Basic Subscription Privilege amount (which may occur at any time prior to the Expiration Date) and after payment for any shares of Series R Preferred Stock subscribed for has cleared (which clearance may take up to 15 days from receipt of the payment), subscribers will receive from the Subscription Agent stock certificates for the number of shares of Series R Preferred Stock acquired under the Basic Subscription Privilege. We may accept your Basic Subscription Privilege amount prior to accepting your Over-Subscription Privilege amount. In that event, the Subscription Agent will retain the Over-Subscription Privilege amount in escrow until the Expiration Date.

      The Company will determine the portion of the Over-Subscription Privilege amounts to be accepted for each stockholder as soon as practicable after the Expiration Date, and will issue stock certificates and, if applicable, any refund amounts, to the stockholders at that time. The Company estimates that this process may take two weeks or longer following the Expiration Date. In the event of over-subscription of this offering, the Company will allocate the Over-Subscription Privilege amounts to be accepted for each stockholder pro rata, in proportion to the maximum number of shares that each stockholder requests to purchase above his or her Basic Subscription Privilege amount.

                                                              EXHIBIT 4.6


                 Form of Letter to Common Stockholders of Record

                          SHAMAN PHARMACEUTICALS, INC.
                              213 East Grand Avenue
                      South San Francisco, California 94080

                                                             ____________,1999
 Dear Stockholder:

On behalf of the Board of Directors of Shaman Pharmaceuticals, Inc. (the "Company"), we are pleased to provide details on the Company's rights offering to purchase shares of the Company's Series R Convertible Preferred Stock, $0.001 par value per share (the "Series R Preferred Stock"). The shares of Series R Preferred Stock are being offered at the subscription price of $15.00 per share. There is a minimum subscription of 7 shares of Series R Preferred Stock, or $105.00.

      Each beneficial owner of the Company's Common Stock on _______________, 1999 has the right to purchase _____ shares of Series R Preferred Stock for each share of the Common Stock that they owned on _______________, 1999.

             Enclosed are copies of the following documents:

             1.    the Prospectus;

             2.    the  Instructions for Completing the Subscription Agreement;

             3.    the Subscription Agreement; and

             4. a return envelope addressed to BankBoston, N.A., the Subscription Agent.

      The enclosed Prospectus describes the rights offering and the procedures to follow if you choose to exercise your rights. Please read the Prospectus and other enclosed materials carefully.

      Your prompt action is requested. The rights offering will expire at 5:00 p.m., on _______________________, 1999, unless extended by the Company in its sole discretion (the "Expiration Date").

      To exercise your rights, a properly completed and executed Subscription Agreement and payment in full for all of the shares purchased must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date.

      Additional copies of the enclosed materials may be obtained from Shareholder Communications Corporation. Their toll-free telephone number is
(800) 546-8622.

       We are pleased to offer you this opportunity and hope that you will consider a further investment in the Company.

                                   Sincerely,

                                      Shaman Pharmaceuticals, Inc.

                                                               EXHIBIT 4.7

                       Form of Letter to Banks and Brokers

                          SHAMAN PHARMACEUTICALS, INC.
                              213 East Grand Avenue
                      South San Francisco, California 94080


                                                                __________,1999

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

             RE: RIGHTS OFFERING FOR SHARES OF SERIES R CONVERTIBLE
                 PREFERRED STOCK OF SHAMAN PHARMACEUTICALS, INC.

             Shaman Pharmaceuticals, Inc. (the "Company") is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus dated _______________, 1999 (the "Prospectus"), rights to purchase shares of its Series R Convertible Preferred Stock, $0.001 par value per share (the ASeries R Preferred Stock@), to holders of record ("Holders") of its Common Stock on _______, 1999 (the "Record Date"). There is a minimum subscription of 7 shares of Series R Preferred Stock, or $105.00.

      Pursuant to the rights offering, each Holder will have the right to purchase _______ shares of Series R Preferred Stock for each share of Common Stock held by such Holder on the Record Date, at the subscription price of $15.00 per share.

      We are asking you to contact your clients, for whom you hold shares of Common Stock registered in your name or in the name of your nominee or who hold shares of Common Stock registered in their own names, to obtain instructions as to whether your clients would like you to purchase shares of our common stock pursuant to the rights offering.

             Enclosed are copies of the following documents:

             1.  the Prospectus;

             2.  "Instructions for Completing the Subscription Agreement";

             3.  the Subscription Agreement;

             4. a form of a letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee; and

             5. a return envelope addressed to BankBoston, N.A., the Subscription Agent.

        Your prompt action is requested. The rights offering will expire at 5:00 p.m., Eastern Daylight Savings Time, on ______, 1999, unless extended by the Company in its sole discretion (the "Expiration Date").

       To participate in the rights offering, properly completed and executed Subscription Agreements and payments in full for all shares of Series R Preferred Stock purchased must be delivered to the Subscription Agent as indicated in the Subscription Agreement and the Prospectus prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date.

       Additional copies of the enclosed materials may be obtained from Shareholder Communications Corporation. Their telephone number is (212) 805-7113.

                                Very truly yours,

                                     SHAMAN PHARMACEUTICALS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE SUBSCRIPTION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

                                                                EXHIBIT 4.8

                Form of Letter to Beneficial Common Stockholders

                          SHAMAN PHARMACEUTICALS, INC.
                                 RIGHTS OFFERING

 To Our Clients:

      Enclosed for your consideration is a prospectus, dated ______________, 1999 (the "Prospectus"), and an instruction form (the "Instruction Form") relating to the rights offering by Shaman Pharmaceuticals, Inc. (the "Company") of rights to purchase shares of its Series R Convertible Preferred Stock, $0.001 par value per share ("Series R Preferred Stock"), to holders of record ("Holders") of Common Stock on ___________, 1999 (the "Record Date"). There is a minimum subscription of 7 shares of Series R Preferred Stock, or $105.00.

      Pursuant to the rights offering, each Holder is entitled to purchase ________ shares of Series R Preferred Stock for each share of Common Stock held by such Holder on the Record Date, at the subscription price of $15.00 per share (the "Basic Subscription Privilege"). Holders are entitled to subscribe for all or any portion of the shares underlying their Basic Subscription Privilege.

      Holders also have the right (the "Over-Subscription Privilege"), subject to proration, to subscribe for shares of the Series R Preferred Stock available after satisfaction of all subscriptions pursuant to Basic Subscription Privileges ("Excess Shares"), at the subscription price of $15.00 per share. If there are insufficient Excess Shares to satisfy all exercised Over-Subscription Privileges, Excess Shares will be allocated pro rata among all the Holders exercising Over-Subscription Privileges, in proportion to the number of shares each such Holder has offered to purchase above his or her respective Basic Subscription Privilege. A Holder's election to exercise the Over-Subscription Privilege must be made at the time such Holder exercises the Basic Subscription Privilege in full.

      The materials enclosed are being forwarded to you as the beneficial owner of shares of Common Stock carried by us in your account but not registered in your name. Exercises of subscription rights may only be made by us as the Holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to subscribe for any shares of Series R Preferred Stock for which you are entitled to subscribe pursuant to the terms and conditions set forth in the enclosed Prospectus. HOWEVER, WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY BEFORE INSTRUCTING US TO EXERCISE ANY SUBSCRIPTION RIGHTS.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at 5:00 p.m., Eastern Daylight Savings Time, on _______________, 1999, unless extended by the Company in its sole discretion. ONCE YOU HAVE EXERCISED YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE YOUR ELECTION FOR ANY REASON.

      If you wish to have us exercise, on your behalf, your right to purchase shares of Series R Preferred Stock for which you are entitled to subscribe, please so instruct us by completing, executing, detaching and returning to us, and not the Subscription Agent, the attached Instruction Form along with proper payment for the number of shares for which you are subscribing at the subscription price.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO SHAREHOLDER COMMUNICATIONS CORPORATION, AT THE FOLLOWING TELEPHONE
NUMBER: (800) 546-8622.

                          Shaman Pharmaceuticals, Inc.

       Instructions To Subscribe for Series R Convertible Preferred Stock
                           Pursuant to Rights Offering

     The undersigned acknowledges receipt of your letter and the enclosed materials referred to therein relating to the offering of rights to purchase shares of Series R Convertible Preferred Stock, $0.001 par value per share (the "Series R Preferred Stock"), of Shaman Pharmaceuticals, Inc. (the "Company").

     This will instruct you on whether to purchase the Series R Preferred Stock distributed with respect to the Company's Common Stock held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus.

     ________ Please do not exercise my rights to purchase shares of Series R Preferred Stock of the Company.

     ________ Please exercise my rights to purchase ____________shares of the Series R Preferred Stock of the Company as set forth below:



                                  NUMBER OF      SUBSCRIPTION
                                   SHARES          PRICE             PAYMENT
                                ---------------- ------------    --------------
 Basic Subscription Privilege:  ________________ X  $15.00       $ _____________

 Over-Subscription Privilege:   ________________ X  $15.00       $ _____________


 TOTAL PAYMENT REQUIRED         ________________                 $ _____________


Payment in the following amount is enclosed: $____________________

                                        Signature(s) of Beneficial Owner:

 Date:________________________          ________________________________________

 Address:_____________________          Print Name:_____________________________

______________________________          Title or Capacity
                                        (if applicable):________________________
______________________________
                                        Telephone (day):________________________

                                        Telephone (evening):____________________

                                                                  EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 1999 (except for Note 10, as to which the date is June 22, 1999), in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of Shaman Pharmaceuticals, Inc. for the registration of 1,000,000 shares of its Series R Convertible Preferred Stock, 1,000,000 rights to purchase its Series R Convertible Preferred Stock, and 75,000,000 shares of its common stock.





                                             /s/ Ernst & Young LLP

Palo Alto, California
June 23, 1999

                                                               EXHIBIT 99.1

                    [Shaman Pharmaceuticals, Inc. Letterhead]

June ___, 1999

To our Stockholders:

Enclosed with this letter are a prospectus and other documents relating to Shaman and our offering of Series R Preferred Stock. You as a stockholder of Shaman are invited to participate in the offering described in these materials.

As you know, in January 1999, we incurred a delay from the FDA that is normal course of business for large pharmaceutical companies, yet often presents an insurmountable obstacle for emerging biotech companies.

Shaman, however, did not succumb. Fortunately, we own proprietary technologies that can be applied to other pathways of bringing healthcare alternatives and wellness practices to consumers. So, on February 1, 1999, we reorganized our operations and embarked on our new botanical dietary supplement business, which we have named ShamanBotanicals.com. A key differentiating factor of this business is that while it is regulated by the FDA, it is not an application process, and therefore we can plan with greater certainty for the market introduction of our products.

Our mission is to discover, develop, and commercialize proprietary, branded dietary supplements for unmet healthcare needs through community building initiatives via the Internet and other appropriate focused distribution channels. We anticipate launching our first product, SB-300, in the third quarter of 1999. This product normalizes excess water flow in the bowel and promotes the formation of stools, and will be targeted to those afflicted with both acute and chronic diarrhea.

We will need additional capital to realize these goals. We are also acutely aware that, given the current price of our common stock, financing Shaman with equity from outside investors at this time would dramatically dilute our current common stockholders. Hence, we have determined that a rights offering to our current stockholders is the most responsible mechanism for raising capital in a way that will allow our current stockholders to retain their percentage ownership in Shaman if they choose to participate in the rights offering. We are committed to making our new botanicals business a success, and we hope that you will consider investing in our future.

We urge you to read the enclosed prospectus and related materials carefully before making any decision to invest.

Sincerely,


-------------------------------------
Lisa A. Conte,
President and Chief Executive Officer

                                                               EXHIBIT 99.2

                             Shaman Pharmaceuticals
                             Q&A for Rights Offering


              TO SPEAK TO A REPRESENTATIVE ON OUR INVESTOR HOTLINE,
    PLEASE DIAL 1-800-546-8622 between the hours of 9:00 am and 11:00 pm EDT.
                  BANKS AND BROKERS SHOULD CALL 1-212 805-7113


Shaman is undertaking a Rights Offering, and has filed a registration statement with the SEC covering the issuance of the Series R Preferred Stock to its common shareholders of record as of _______. The Company plans to offer to common stockholders on a pro rata basis shares with a value of $15,000,000 in preferred shares designated as Series R Preferred Stock.

The goals of this Rights Offering are:
   * To protect the pro rata ownership of our current common shareholders in the face of significant potential future dilution. Based on the structure of the offering, those common shareholders who participate in the Rights Offering will not be further diluted on a pro rata basis regardless of how many common shares are outstanding upon conversion of currently held Preferred Stock;
   * To raise funding for our Botanicals operations, and specifically, the launch of our first product later this summer.


                                       Q&A

I didn't get a prospectus, why?  How do I get one?

If the stock is held in your name (in other words you were issued a stock certificate), then please contact: BankBoston, N.A., c/o Boston EquiServe, P.O. Box 8040, Boston, MA 02266-8040; Telephone: (781)575-3170; Fax: (781)828-8813.

If the stock is held in a "street name" (the brokerage firm holds the shares of your stock as part of your brokerage account), then you should contact your broker.

Can I talk to someone at the Company?

We would be happy to answer your questions about the proposed Rights Offering. Please telephone our investor hotline at 1-800-546-8622 between the hours of 9:00 am and 11:00 pm EDT.

Why is this so complicated? Isn't there an easier way to raise money?

The Board of Directors and management have put a process in place, that while somewhat more complicated that other kinds of fundraising, gives the existing shareholders an opportunity to participate in the financing and protect their ownership position in the Company, while allowing the Company to raise the capital necessary to implement its plans.

This offering should protect the ownership position of existing common shareholders who choose to participate in the face of significant dilution potential from our current preferred shareholders and particularly the Series C Preferred when it converts into common stock beginning later this summer. By raising a relatively small amount of money (up to $15 million), the shareholders who participate in the offering can leverage off over $150 million which has been invested in the company to date. Using the technology and know how that was developed in the pharmaceutical business, the Company hopes to turn that into a viable near term opportunity in the botanical dietary supplement business. Additionally, those shareholders who participate in the offering will also benefit from whatever outlicensing revenue that is generated from the pharmaceuticals business.

What is a rights offering?  What are the "rights" I'm getting?

You are getting the right to purchase preferred stock, the amount based upon your existing ownership position. Those existing shareholders who choose to participate at their pro rata amount will retain the same percentage ownership afterwards.

You may also participate above your pro rata right for the portion of the offering which is not otherwise subscribed to.

Who gets to participate?

All holders of common stock as of the record date --________, 1999.

How many shares may I purchase and at what price?

A total of 1,000,000 shares will be offered. You will receive the right to purchase one share of Preferred R for $15.00 per share for every ___ shares of common stock you hold, subject to a minimum purchase of $105. For example, if you owned 500 shares of Shaman common stock as of the record date you would be entitled to purchase ____shares of Preferred R for a total purchase price of $____.

If you exercise your right in full you will have the opportunity to buy additional shares of Preferred R stock at $15.00 per share. You would indicate on the subscription certificate the additional shares you would like to purchase. If eligible shareholders request to make additional purchases of more than the number of shares available to satisfy such requests, then the shares of stock available from unsubscribed rights immediately prior to the close of the rights offering will be prorated among those shareholders who exercise their right in full and elect to purchase additional shares of stock.

What happens if I own less than ___shares of common stock today-will I still be able to participate in the rights offering?

Yes. A shareholder who owns less than ___shares of common stock on the date of record would be given the right to purchase the minimum amount of Preferred R-7 shares which would cost $105.

How can people who are not shareholders of record participate?

Only existing shareholders get the right to participate. Initially, shareholders receive the right to buy their pro rata amount. If other existing shareholders do not participate, then you can purchase more than your pro rata amount.

What if some shareholders don't fully subscribe/buy the shares they are allowed?

At the time of the offering, shareholders will be able to indicate a purchase amount over their pro rata, should some shareholder not fully subscribe. If these oversubscription amounts exceed the amount available, then it will be offered pro rata based on commitments.

Can I/someone else buy those shares? How will this work?

A shareholder can request to purchase any amount; only your pro rata share can be assured.

If I request shares over and above my pro rata subscription, and so does everyone else, how do you decide who gets the extra shares?

If everyone signs up for their pro rata then there will not be any extra shares available. If some shareholders purchase less than their pro rata amount then there will be some extra shares available. These will be allocated based upon commitments. Those who commit to the largest amount of extra shares will receive the largest percentage of the pool available.

How long will the rights offering last?

You will be able to exercise your rights until 5:00 PM EDT on ______. If you do not exercise your rights prior to then, they will expire. We may, at our discretion, decide to extend the rights offering.

After I exercise my rights, can I change my mind?

No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights even if you later learn more information about the company. You should not exercise your rights unless you are certain that you wish to purchase our Preferred stock.

Is there a minimum number of shares that must be sold as a condition to closing the rights offering?

No. We have not established any minimum number of rights that must be exercised as a condition to our accepting exercised rights. Consequently no minimum amount of proceeds is required to consummate the rights offering. A number of existing shareholders provided a bridge loan capacity to the company and it is expected that $____out of the total amount of $____will convert into the Series R Preferred.

How do I exercise my rights?

You must properly complete the attached subscription certificates and forward it by mail, hand or overnight express mail courier (or following guaranteed delivery procedures) together with the proper payment on or prior to 5:00 pm EDT on ____ at the address appearing on page_____. If the mail is used to forward subscription certificates, it is recommended that insured, registered mail be used.

What if I hold Shaman common stock with a broker or through others?

If your Shaman common stock is held with a broker, dealer, commercial bank, trust, or other nominee, or you hold it personally and would prefer to have such institutions effect transactions relating to the rights on your behalf, you should contact the appropriate institution or nominee and request it to effect the transaction for you. You should be aware that brokers or other nominee holders may establish deadlines for receiving instructions from beneficial holders significantly in advance of the date which we have established for the expiration of the rights.

When will I receive my new shares?

If you purchase shares of our Preferred R stock in the rights offering, we will send you certificates representing those shares as soon as practical after the expiration of the rights offering.

How much money will you receive from the rights offering?

The amount of the net proceeds that we receive from the rights offering will depend upon the number of rights exercised. If all the rights are exercised we expect our gross proceeds from the rights offering to be approximately $15,000,000. Regardless of how many rights are exercised, the offering expenses are estimated to be approximately $300,000.

Isn't this just going to dilute me further? Why not?

If the company does not do a rights offering the current shareholders will be subject to significant and unavoidable dilution from the Series C investors (who have converted their holdings into Preferred R stock) when they convert to common stock, which can begin as of August 18, 1999. Those shareholders who participate to their pro rata amount will be better protected from this dilution. On the other hand, shareholders who decide not to participate at all, or participate at less than their pro rata amount will be subject to potentially significant dilution.

How does this protect me from the current and future dilution coming from the conversion of the Series C & D preferred stock?

It is expected that all of the Series D and most if not all of the remaining Series C will have converted prior to the rights offering conversion date. Furthermore, the rights offering (Series R Preferred) will convert into shares of common based upon a formula, which takes into account a reduction in price should there be additional dilution from the Series C and D conversion.

What is the relative liquidation preference of this new Series R stock versus the Series C & D?

The series R is below the Series A,C and D in liquidation preference.

If they still have higher liquidation preference, how am I protected if the company goes under?

The Series R would be ahead of the common shareholders in the case of a liquidation. However, in the case of a liquidation, Series R shareholders would only receive funds once the creditors are paid in full and the Series A, C and D shareholders receive their payments.

Why do I have to pay more money just to keep my same relative position?

This is the way in which rights offerings work. You are given the opportunity to purchase shares of stock at a discounted price relative to the market. However, the shares cannot be given for free. The company needs adequate capital to continue operations, without it the company cannot stay in business. Given the relatively low current price of the stock and the significant dilution that will occur as the remaining Series C & Series D converts into common stock, there do not appear to be other viable means of raising new capital that will be better for existing common shareholders. The Series R offering has been designed so that existing common shareholders who decide to participate in their pro rata should maintain their ownership position.

What happens to me/my shares/the value of my shares if I don't participate?

If you decide not to participate your shares will remain the same; however the total number of shares outstanding will likely increase significantly and your percent ownership of the company will go down. We have no way to predict what will happen to the value of your shares over the long term, though over the short term the value will likely go down. We suggest that you discuss this with a trained professional.

How can you raise $15 million for shares in a company that is only has a value of $7 million?

It is management's belief that the current share price/value of the company reflect the uncertainty as to the company's near term cash crunch and lack of knowledge of the value of the company's technology and capabilities as it is applied to the botanicals industry. The company has received a great deal of interest in purchasing some of its technology which would tend to validate this position.

Furthermore, the company has had a number of institutional investors who have expressed interest in investing in the Series R round. We believe that these investors see beyond the current financial crunch and believe that the company can build a successful business. Investors who participate in the Series R financing will be investing in a company that will leverage the technology that was developed over the past 10 years at a cost in excess of $150 million. The management of the company believes that it can build a substantial business in the botanical dietary supplements business utilizing much of the technology which has already been developed by the company for the pharmaceutical business, with the added benefits of potential revenue from outlicensing the pharmaceutical uses for the technology.

Why do I get preferred shares?

The Preferred stock provides near term protection for investors should the common stock price be negatively affected by the Series C and D conversion and subsequent trading activity. At a later time when this conversion is largely completed, your preferred shares will convert into shares of common which will help maintain your percentage ownership, assuming that you have participated to your pro rata amount.

How are these preferred shares different from the common shares I already own?

As mentioned earlier, they have several features that are different: the stock has a liquidation preference ahead of the common stock and it protects an investor should the stock price decrease during a defined window after the preferred stock is issued and before it must be converted into common stock.

Are these liquid/tradable? If so, where do they trade, and when do they start trading?

We expect that the Preferred R stock will trade on the Nasdaq OTC Bulletin Board as does the common stock. We expect that the Series R stock will begin to trade after the shares are issued, which will be shortly after the rights offering is completed on _____, unless it has been extended.

How/when do these preferred shares convert into common stock? Is that my choice? See above.

Why do I have to wait until a future date to convert? Why February 1, 2000?

The date of February 1, 2000 was set so that there would be sufficient time for the stock price to settle after most if not all the Series C converted. The company will complete the conversion to common stock after February 1, 2000, based upon a 90% discount, as described below.

What is the formula for conversion?

Each share of Preferred will convert into common shares at a price equal to 0.1 times the weighted average price for common stock over a ten day period. This formula provides that a preferred shareholder can convert into common stock at a 90% discount to market. The market stock price will be based upon a the 10 day average closing price of the stock ending three trading days prior to the conversion date of February 1, 2000 or the closing 10 day average bid price ending three trading days prior to the date of record, whichever is lower.

Why was the multiple of 0.1 chosen?

The Board determined that this was the price that would attract existing investors to participate.

Isn't there some incentive for the unconverted Series C to not convert and wait for the Series R to convert?

We do not know with certainty what the Series C investors will do. It remains the belief of management and the Board that the Series C investors will choose to convert as soon as they are able to, which is after August 18, 1999.

What happens if I sell my common stock after the record date (______), but before the rights offering; do I get to keep the right to purchase my pro rata share? What if I bought my stock after ________, can I participate in the rights offering?

If you sell your stock after ________but before the rights offering you can still purchase your pro rata amount. If you bought the stock after _____ you will not have the right to participate in the rights offering.

Can I sell or transfer my rights?  No.

How would someone arbitrage on this deal?

If an investor believed that the stock price might go down that investor could "short' the stock, which is perfectly legal.

Isn't it possible someone could get a controlling interest if they bought up a lot of the extra shares? How will you avoid a major change in control?

The company had taken prudent steps to reduce the possibility of someone gaining control of the company. Only existing common shareholders will have the right to participate.

The company also has some provisions in its bylaws which make it difficult for someone to gain control of the company without management and the Board's approval; however the investor base could change significantly.

After the reverse split the common stock will be worth approximately $2.50. How can you sell the Series R Preferred stock for $15.00 per share?

The conversion is at a 90% discount to market based upon investment dollars in Series R, not based upon the number of shares. The price of the Series R Preferred Stock is not directly related to the price into which it converts to common stock. In fact, assuming that the common stock is priced at $2.50 at the time of the Series R conversion into common stock, each share of Preferred that was purchased would buy 60 shares of common stock, since the Preferred stock will purchase common shares at 10% of the price of common stock (ie. $0.25 per share).

The Board and management along with some of the larger institutional investors in Shaman lent the company money? Why and what did they get for doing so?

The company potentially needed additional cash before the rights offering might be completed. In discussion with several large institutional shareholders in Shaman, they agreed in principle to provide a loan commitment to the company. One of the requirements was that the Board and senior management participate, which they have. Those investors will be repaid out of the rights offering proceeds or, in most cases, convert their loan into the Series R Preferred stock. The company agreed to pay this group of investors interest as well as provide them with a warrant to purchase 50% of the amount of their loan in Preferred R stock at the same price as other shareholders who buy the stock. This type of bridge financing arrangement is typically done for companies which are undertaking a financing.

How many shares will be outstanding on February 1, 2000 after the conversion of the Series R?

We don't know how many shares will be outstanding at that point in time. It will vary based upon stock price and how much of the Series C has already converted into common stock. The Series R investors will be protected from dilution that will occur between the Rights Offering and February 1, 2000. Regardless of the number of shares of common stock or the stock price on February 1, 2000, the investors who participate in the rights offering for their pro rata will be reconstituted as to their ownership of the common stock on February 2, 2000.

Who can I talk to if I have more questions?

We have appointed Shareholder Communications Corporation as our information agent for the rights offering. If you have any questions about the rights offering, including questions about subscription procedures or if you would like additional copies of this prospectus or other documents, please call (800) 546-8622. Banks and brokers should call (212) 805-7113.

Questions about stock transfers and receipt of subscriptions should be directed to BankBoston, N.A. which can be reached at 781-575-3170.

                                                              EXHIBIT 99.3

                           ALLIANT PARTNERS LETTERHEAD


June _____, 1999

Board of Directors
Shaman Pharmaceuticals, Inc.
213 East Grand Avenue
South San Francisco, CA 94080-4812


You have requested our opinion as to the fairness, from a financial point of view, to all of the shareholders (Existing Preferred and Common as well as the Shareholders participating in the Preferred Stock Series R Rights Offering) of Shaman Pharmaceuticals, Inc. ("Shaman"), of the Preferred Stock Series R Rights Offering (the "Rights Offering") by Shaman. As contemplated by the Registration Statement on Form S-1, No. 333-78115, and the related Prospectus, dated June ___, 1999, Shaman shall distribute up to 1,000,000 Rights (the "Rights") to Purchase 1,000,000 Shares of Preferred Stock Series R Convertible Shares at $15 per Share. The conversion price of the Preferred Stock Series R Shares is the lesser of ___, which is equal to 10% of the Average Closing Price of Shaman's common stock reported on the OTC Bulletin Board for the 10 trading days ending three days prior to the dated of this prospectus, or the price that is equal to 10% of the Average Closing Price of Shaman's stock for the 10 trading days ending three days prior to February 1, 2000. The Preferred Stock Series R stock will automatically convert into Common Stock on but not before February 1, 2000. Based on the 10 day Average Closing Price Ending June ___, 1999 of $___ per share, the Preferred Stock Series R will represent __% of the Post-Rights Offering Fully-Converted Shares Outstanding. In addition, the Preferred Stock Series R has dividend rights, to the extent any dividends are declared, a liquidation preference of $15.00 per Share, 100 Votes per Share, and is not redeemable. Alliant Partners examined, and assessed this Rights Offering and its impact on Shaman's financial position, their capital structure, their shareholder ownership interest, and their business and shareholder risk.

For purposes of the opinion set forth herein, we have:

     (i)     reviewed financial statements and other information of Shaman;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning Shaman prepared by the management of Shaman;

     (iii) analyzed certain financial projections prepared by the management of Shaman;

     (iv) discussed the past and current operations, financial condition, and the prospects of Shaman with senior executives of Shaman;

     (v) discussed with the senior management of Shaman the strategic objectives of the Rights Offering and the strategic alternatives available to Shaman;

     (vi) compared the financial performance of Shaman with that of certain other comparable publicly-traded companies and the prices paid for securities in those publicly traded companies;

     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (viii) analyzed other comparable company financing structures to examine changes in historical ownership interest and subsequent financing alternatives;

     (ix) reviewed the Registration Statement on Form S-1, No. 333-78115, and the related Prospectus, and certain related documents; and

     (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of Shaman, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of Shaman. The financial and other information regarding Shaman reviewed by Alliant Partners in connection with the rendering of this opinion was limited to information provided by Shaman's management and certain discussions with Shaman's senior management regarding Shaman's financial condition and prospects and their strategic objectives of the Rights Offering as well as the strategic alternatives available to Shaman. In addition, we have assumed that the Rights Offering will be consummated in accordance with the terms set forth in the Registration Statement Form S-1, No. 333-78115, including, among other things, that the Rights Offering will be a tax-free transaction to Shaman shareholders. We have not made any independent valuation or appraisal of the assets or liabilities of Shaman, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof.

Our opinion addresses only the fairness of the transaction, from a financial point of view, to the shareholders of Shaman, and we do not express any views on any other terms of the Rights Offering. Specifically, our opinion does not address Shaman's underlying business decision to effect the Rights Offering.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is out opinion that, as of the date hereof, the Preferred Stock Series R Rights Offering issue by Shaman pursuant to the Registration Statement on Form S-1, No. 333-78115 is fair, from a financial point of view, to the Shaman shareholders.





Very truly yours,



Alliant Partners